As filed with the Securities and Exchange Commission on June 15, 2020

Registration No. 333-235707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-11

FOR REGISTRATION

UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

813-448-1234

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

David Sobelman

President

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

813-448-1234

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With copies to:

Curt Creely, Esq. FOLEY & LARDNER LLP 100 North Tampa Street, Suite 2700 Tampa, FL 33602 Tel: (813) 229-2300 Fax: (813) 221-4210	Alexander R. McClean, Esq. HARTER SECREST & EMERY LLP 1600 Bausch & Lomb Place Rochester, NY 14604 Tel: (585) 231-1248 Fax: (585) 232-2152

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.01 par value per share	$15,000,000	$1,947*

*	Previously paid.
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, such number of shares of common stock registered hereby also shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these shares of common stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 15, 2020

PRELIMINARY PROSPECTUS

GENERATION INCOME PROPERTIES, INC.

$

UP TO      SHARES OF COMMON STOCK

$              PER SHARE

We are an internally managed Maryland corporation focused on acquiring and investing primarily in freestanding, single-tenant commercial properties net leased to investment grade tenants. We intend to elect and qualify to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with our taxable year ending December 31, 2020.

We are offering up to          shares of our common stock, par value $0.01 per share, at an offering price of $            per share, for up to $            in gross proceeds in a firm commitment underwritten public offering by Maxim Group LLC, the underwriter. We have granted the underwriter a period of 45 days to purchase up to an additional shares of common stock, which the underwriter may only exercise to cover over-allotments made in connection with this offering.

Our common stock is currently approved to be quoted on the OTCQB Venture Market under the symbol “GIPR”. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “GIPR”. No assurance can be given that our application will be approved. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on the Nasdaq, we will not complete this offering.

Investing in our common stock involves risks. You should carefully read and consider the “Risk Factors” beginning on page 10 of this prospectus before investing, including:

•

We have not generated any profit to date and have incurred losses since our inception. There is no guarantee that we will be successful in the operation of the company moving forward and your entire investment could be lost.

•	Adverse impacts of the coronavirus on our tenants or the economy in general.

•

Our president faces conflicts of interest, as he is our President and Chairman of the Board and owns and serves as the managing member of 3 Properties, LLC, a real estate investment broker firm that we engage with from time to time.

•	We currently have five employees and will rely on our management and other paid outside consultants to help manage our business and assets.

•

You will not have the opportunity to evaluate our investments before we make them. Our portfolio consists of six investments, and our success is totally dependent on our ability to make additional investments consistent with our investment goals and manage our current and future investments.

•	Our senior management team has limited experience managing a publicly traded REIT.

•

In the course of preparing our consolidated financial statements for 2019, we identified an error on our December 31, 2018 balance sheet resulting in $2.2 million of minority interest that should have been classified as redeemable minority interest. This error was the result of having a limited number of financial staff and resulted in a material weakness in our internal control over financial reporting. There can be no guarantee that additional material weaknesses do not exist.

•

The stock ownership limit imposed by the Internal Revenue Code of 1986 (the “Code”) for REITs and our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

•	We have paid, and may pay in the future, distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds.

•	If our application to list our shares on Nasdaq is not approved, we will not complete this offering.

•	Investors participating in this offering will incur immediate and substantial dilution.

•

There are material income tax risks associated with this offering because we are not currently a REIT. Although it is our intention to qualify as a REIT, qualifying as a REIT involves highly technical and complex provisions of the Code, and our failure to qualify as a REIT or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the cash available for distribution to our stockholders.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and will be subject to reduced public company reporting requirements. See “Jumpstart Our Business Startups Act” contained herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount and Commissions(1)	Proceeds to Us, before expenses(2)(3)
Per Share:	$	$	$
Total:	$	$	$

(1)

As of the date hereof, an affiliate of the underwriter holds 61,193 shares of our common stock, which were issued as compensation for advisory services unrelated to this offering. See “Underwriting” for details regarding the compensation payable to the underwriter in connection with this offering.

(2)	We expect that the amount of expenses of the offering that we will pay will be approximately $250,000.
(3)

We have granted the underwriter an option for a period of 45 days to purchase up to an additional shares of common stock. If the underwriter exercises this option in full, the additional underwriting discounts and commissions payable by us will be $ and the total proceeds to us, before expenses, will be $        .

Maxim Group LLC

The date of this prospectus is                  , 2020.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, nor anyone working on our behalf, are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

MARKET DATA

We use market data and industry forecasts and projections throughout this prospectus. We have obtained substantially all of this information from independent industry sources and publications as well as from research sources prepared by third party industry sources. Any forecasts are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. In addition, we have obtained certain market and industry data from publicly available industry publications. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus.

The forward-looking statements included in this prospectus are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Since our common stock may be considered a “penny stock,” we may be ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced under the caption “Risk Factors.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

In this prospectus, references to the “Company,” “we,” “us,” “our” or similar terms refer to Generation Income Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Generation Income Properties, L.P., a Delaware limited partnership, which we refer to as our operating partnership (the “Operating Partnership”). As used in this prospectus, an affiliate, or person affiliated with a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

ii

OFFERING SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common stock.

Our Company

We are a Maryland corporation focused on acquiring and investing in net lease commercial retail, office and industrial properties located primarily in major cities in the United States. We were incorporated by our Chairman and President, David Sobelman, who has over 15 years of experience in the net lease real estate business.

We were incorporated in Maryland on June 19, 2015. Our business and registered office is located at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602. Our office space has been provided free of charge by David Sobelman, our President and Chairman of our Board of Directors (the “Board”). Our telephone number is (813) 448-1234 and our website is www.gipreit.com. The information contained in our website is not incorporated by reference in this prospectus.

We intend to use substantially all of the net proceeds from this offering to operate our existing portfolio of commercial real estate properties and acquire additional freestanding, single-tenant commercial properties. Once we qualify for taxation as a REIT, we intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a quarterly basis. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, such as from the proceeds of this offering, borrowings or distributions in kind.

We have been organized as a Maryland corporation and intend to operate in conformity with the requirements for qualification and taxation as a REIT under U.S. federal income tax laws, commencing with our taxable year ending December 31, 2020. We have not qualified as a REIT to date and will not be able to satisfy the requirements of operating as a REIT until after this offering closes.

Our Current Portfolio

Our goal is to acquire and own, through wholly-owned subsidiaries of our Operating Partnership, single-tenant retail, commercial, and industrial properties, located primarily in major U.S. cities, and net leased to investment grade tenants with at least seven to ten years remaining on the lease. Investment grade tenants are generally companies that have a debt rating by Moody’s Corporation of Baa3 or better or a credit rating by Standard & Poor’s of BBB- or better, or their equivalents, are guaranteed by a company with such rating, and other creditworthy tenants located throughout the United States.

As of the date of this prospectus, we own six assets:

•

A single tenant retail condo (3,000 square feet) leased to 7-Eleven Corporation and located at 3707-3711 14th Street, NW, Washington, D.C., purchased in June 2017 for approximately $2.6 million including fees, costs and other expenses.

•

A single tenant retail stand-alone property (2,200 square feet) leased to Starbucks Corporation and located at 1300 South Dale Mabry Highway in Tampa, Florida purchased in April 2018 for approximately $3.6 million. The building was purchased with debt financing of $3.7 million, which was subsequently refinanced by a new mortgage loan in the amount of $11.3 million secured by this building, our Washington D.C. property described above and our Huntsville, Alabama property described below.

•

A single tenant industrial building (59,000 square feet) leased to Pratt & Whitney Automation, Inc. and located at 15091 Alabama Highway 20, in Huntsville, AL purchased for $8.4 million in December 2018. The acquisition of the building was funded by debt financing of $6.1 million and preferred equity in one of our subsidiaries of $2.2 million. The debt incurred in connection with the acquisition of this building was subsequently refinanced by the new mortgage loan in the amount of $11.3 million described above and we redeemed the preferred equity interest in full on December 18, 2019.

•

A single tenant retail building (15,000 square feet) leased to Walgreen Company and located at 1106 Clearlake Road in Cocoa, Florida purchased in September 2019 for total consideration of approximately $4.5 million. The acquisition was funded with a Redeemable Non-Controlling Interest contribution to one of our subsidiaries of $1.2 million and by debt financing of approximately $3.4 million.

•

A two-tenant office building (72,000 square feet) leased to the United States General Services Administration and Maersk Line, Limited, an international shipping company, and located at 2510 Walmer Avenue in Norfolk, Virginia acquired in September 2019 for total consideration of approximately $11.5 million. The acquisition of the building was funded by issuing 993,000 common units in our Operating Partnership, priced at $5.00 per unit, for a total value of $4,965,000 plus an additional $822,000 in cash, and the assumption of approximately $6.0 million of existing mortgage debt which was subsequently refinanced with a new $8.3 million mortgage loan.

•

A single tenant office building (35,000 square feet) leased to PRA Holdings Inc. and located at 130 Corporate Boulevard in Norfolk, Virginia acquired in September 2019 for approximately $7.1 million. This acquisition was funded with the issuance of 406,650 common units in our Operating Partnership, priced at $5.00 per unit, for a total value of $2,033,250 plus an additional $100,000 in cash, and the assumption of approximately $5.2 million of existing mortgage debt.

The table below presents an overview of the properties in our initial portfolio as of March 31, 2020, unless otherwise indicated:

Property Type	Property Location	Rentable Square Feet	Tenant(s)	S&P Credit Rating (1)	Lease Expiration Date	Remaining Term (Years)	Options (Number x Years)	Tenant Extension Contractual Rent Escalations	Annualized Base Rent (2)	Annualized Base Rent Sq. Ft.	Base Rent as a % of Total
Retail	Washington, DC	3,000	7-Eleven Corporation	AA-	3/31/2026	6.1	2 x 5	Yes	$118,000	$39.33	3.6%
Retail	Tampa, FL	2,200	Starbucks	BBB+	2/29/2028	8.0	4 x 5	Yes	$182,500	$82.95	5.6%
Industrial	Huntsville, AL	59,091	Pratt & Whitney Automation, Inc.	BBB+	1/31/2029	9.0	2 x 5	Yes	$684,996	$11.59	21.0%
Retail	Cocoa, FL	15,120	Walgreen Co. (3)	BBB	12/31/2029	9.9	3 x 5	No	$313,480	$20.73	9.6%
Office	Norfolk, VA	49,902	General Services Adminstration of the United State of America and	AA+	9/17/2028	8.6	—	No	$882,476	$17.68	27.1%
	Norfolk, VA	22,247	Maersk Line, Limited	BBB-	12/1/2021	1.7	2 x 5	Yes	$363,763	$16.35	11.2%
Office	Norfolk, VA	34,847	PRA Holdings, Inc. (4)	BB-	8/31/2027	7.5	1 x 5	Yes	$714,108	$20.49	21.9%

(1)	Tenant, or tenant parent, rated entity.
(2)	Annualized cash base rental income in place as of March 31, 2020. Our leases do not include tenant concessions or abatements.
(3)	Tenant has the right to terminate on the following dates: July 31, 2028, July 31, 2033, July 31, 2038, July 31, 2043, July 31, 2048, July 31, 2053, July 31, 2058 and July 31, 2063.
(4)	Tenant has the right to terminate the lease on August 31, 2024 subject to certain conditions.

COVID-19 Update

To date our business has not been significantly impacted by the COVID-19 pandemic. While several of our national tenants have publicly reported financial challenges they have suffered because of the COVID-19 pandemic, none of our tenants have requested rent abatements or reductions from us. One of our national tenants informed all of its landlords in May about the financial challenges it was suffering and referenced concessions to lease terms and base rent it would request. However, to date that tenant has not requested any concessions from us. While obtaining financing during the COVID-19 pandemic has been challenging, we are beginning to see more lenders enter into new financings for projects like ours. The impact of the COVID-19 pandemic on our business is still uncertain and will be largely dependent on future developments. Please see “Risk Factors” beginning on page 10 for further information.

Market Opportunity

We believe that there is a current trend to purchase U.S. net lease properties that provide the highest return possible, which in our estimation causes investors to purchase assets in less desirable locations with lower real estate values. In our estimation, this leaves an opportunity to purchase prime net lease real estate assets that are not being sought out by institutional owners. With the vast number of similar real estate companies currently seeking assets that provide an immediate return, we believe that many assets are being overlooked. By contrast, we will be searching for assets that we believe have a significant potential for long-term real estate appreciation, followed by a high credit rated tenant with a long-term, net lease. We believe that the market opportunity lies within uncovering assets that are overlooked by other institutional and private investors as they may not fit within their short-term higher return parameters.

Business Strategy and Investment Criteria

We currently own and operate six commercial real estate properties, which consist of five single-tenant buildings and one dual-tenant building. We intend to acquire additional commercial real estate properties consisting primarily of freestanding, single-tenant retail, commercial, and industrial properties, located primarily in major U.S. cities, with an emphasis on the major primary and coastal markets, and net leased to investment grade tenants. Investment grade tenants are generally companies that have a debt rating by Moody’s Corporation of Baa3 or better or a credit rating by Standard & Poor’s of BBB- or better, or their equivalents, are guaranteed by a company with such rating, and other creditworthy tenants located throughout the United States. We also may invest in a smaller number of multi-tenant properties that complement our overall investment objectives or in developmental projects with non-investment grade tenants. In addition, we may invest in entities that make similar investments. We believe that these investments can produce attractive risk-adjusted returns because we expect to acquire properties that have a strong long-term potential at increasing the value of the real estate.

We utilize extensive research to evaluate target markets and properties, including a detailed review of the long-term economic outlook, trends in local demand generators, competitive environment, property systems and physical condition, and property financial performance. Specific acquisition criteria may include, but are not limited to, the following:

•	properties with stable primary investment-grade tenants;

•	properties with existing, long-term leases of seven to ten years or more;

•	premier locations and facilities;

•	properties not subject to long-term management contracts with management companies;

•	potential return on investment initiatives, including improvements and possible expansion;

•	opportunities to implement value-added operational improvements; and

•	strong demand growth characteristics supported by favorable demographic indicators.

Though we do not initially intend to engage in significant development or redevelopment of net lease properties, over the long-term we may acquire properties that we believe would benefit from significant redevelopment or expansion.

Competitive Strengths

We expect the following factors will benefit our company as we implement our business strategy:

•

Experienced Board of Directors and Board of Advisors. We believe that we have a seasoned and experienced board of directors and board of advisors that will help us achieve our investment objectives. In combination, our directors have approximately 47 years of experience in the real estate industry.

•

Experienced Executive Leadership. We are led by our Chairman and President, David Sobelman. He founded the company after serving almost 13 years in different capacities within the net lease commercial real estate market. In June 2017, Mr. Sobelman started 3 Properties, LLC (“3 Properties”), a commercial real estate brokerage firm focused solely on the net lease market. Mr. Sobelman has held various roles within the single tenant, net lease commercial real estate investment market, including investor, asset manager, broker, owner, analyst and advisor.

•

Focused Property Investment Strategy. We have invested and intend to invest primarily in assets that are geographically located in prime markets throughout the United States, with an emphasis on the major primary and coastal markets, where we believe there are greater barriers to entry for the development of new net lease properties.

•

Disciplined Approach to Underwriting and Due Diligence. Before acquiring a property, our team, led by Mr. Sobelman, intends to follow a disciplined underwriting and due diligence process. The due diligence process will focus on the credit worthiness of the tenants, lease term and quality, real estate fundamentals and risk adjusted return analysis.

•

Focus on Capital Preservation. Our management team intends to place a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a focus on relative values among the target assets that are available in the market. We will utilize what we view as appropriate leverage with the goal to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or re-financing exposure.

•

Existing Acquisition Pipeline. We believe our extensive network of long standing relationships will provide us with access to a pipeline of acquisition opportunities that will enable us to identify and capitalize on what we believe are attractive acquisition opportunities for our leasing efforts.

•

Established and Developing Relationships with Real Estate Financing Sources. We believe our existing relationships with institutional sources of debt financing could provide us with attractive and competitive debt financing options as we grow our property portfolio and provide us the opportunity to refinance our existing indebtedness.

•

Growth-Oriented, Flexible and Conservative Capital Structure. With the completion of this offering, we believe our capital structure will provide us with an advantage over many of our private and public competitors. Upon completion of this offering, we will have no legacy balance sheet issues and limited near-term maturities, which will allow management to focus on business and growth strategies rather than balance sheet repair.

Financing Strategies

Our long-term goal is to maintain a lower-leveraged capital structure and lower outstanding principal amount of our consolidated indebtedness. However, we anticipate in the early stages of our business, with respect to assets either acquired with debt financing or refinanced, the debt financing amount generally could be up to approximately 80% of the acquisition price of a particular asset, provided, however, we are not restricted in the amount of leverage we may use to finance an asset. Particular assets may be more highly leveraged. Over time, we intend to reduce our debt positions through financing our long-term growth with equity issuances and some debt financing having staggered maturities. Our debt may include mortgage debt secured by our properties and unsecured debt. Over a long-term period, we intend to maintain lower levels of debt encumbering the company, its assets and/or the portfolio.

Potential Acquisition Pipeline

We have a network of long-standing relationships with real estate developers, individual and institutional real estate owners, national and regional lenders, brokers, tenants and other market participants. We believe this network will provide us with market intelligence and access to a potential pipeline of attractive acquisition opportunities.

We are continually engaging in internal research as well as informal discussions with various parties regarding our potential interest in these types of potential acquisitions. As of the date of this prospectus, however, we have not specifically targeted, and are not a party to any agreement to purchase, any additional properties, other than a building in Manteo, North Carolina for $1.7 million. There is no assurance that any currently available properties will remain available, or that that we will pursue or complete any of these potential acquisitions, at prices acceptable to us or at all, following this offering.

Distribution Policy

We intend to make distributions consistent with our intent to be taxed as a REIT under the Code. We intend to continue to make regular distributions to our shareholders as determined by our Board.

We intend to make a pro rata distribution with respect to the period commencing upon the completion of this offering and ending on December 31, 2020, based on a distribution rate of $ per share of common stock for a full quarter. On an annualized basis, this would be $ per share of common stock, or an annualized distribution rate of approximately % based on the mid-point of the price range set forth on the front cover of this prospectus. Our intended annual distribution rate has been established based on our estimate of cash available for distribution for the twelve months ending December 31, 2020, which we have calculated based on adjustments to our pro forma net income for the twelve months ended December 31, 2019. This estimate was based on our pro forma operating results and does not take into account our long-term business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings for such expenditures. In estimating our cash available for distribution for the twelve months ending December 31, 2020, we have made certain assumptions as further described in “Our Distribution Policy.” We cannot assure you that our estimated distributions will be made or sustained or that our board of directors will not change our distribution policy in the future.

From inception through the date of this prospectus, we have distributed approximately $510,271 to common stockholders. David Sobelman, our president and founder and owner of approximately 42.8% of the Company’s outstanding common stock, has historically waived his dividends and is expected to continue to waive his dividends until our dividends are fully covered by our cash flow, including dividends on Mr. Sobelman’s shares. However, Mr. Sobelman will be entitled to receive future dividends and his past waivers for these dividends does not act as a waiver for future dividends. Because we have not yet generated a profit, distributions have been made from offering proceeds and we may choose to pay distributions in kind.

REIT Status

We have not qualified as a REIT to date and will not be able to satisfy the requirements of operating as a REIT until after this offering closes. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020. Until that time, we will be subject to taxation at regular corporate rates under the Code. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020, and continuing thereafter.

If we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. Once we elect to be qualified as a REIT, if we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income.

Our Organizational Structure

We were formed as a Maryland corporation on June 19, 2015. We are the sole general partner of our Operating Partnership, the subsidiary through which we conduct substantially all of our operations and make substantially all of our investments. We will contribute to our Operating Partnership the net proceeds of this offering as a capital contribution in exchange for additional common units in our Operating Partnership.

Because we will conduct substantially all of our operations through the Operating Partnership, at such time as we qualify as a REIT, we will be considered an Umbrella Partnership Real Estate Investment Trust (“UPREIT”). We use an UPREIT structure because a sale of property directly to a REIT generally is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property that desires to defer taxable gain on the sale of its property may transfer the property to the Operating Partnership in exchange for common units in the Operating Partnership and defer taxation of gain until the seller later exchanges its common units in the Operating Partnership on a one-for-one basis for our shares. If our shares are publicly traded at the time of the exchange of units for shares, the former property owner will achieve liquidity for its investment. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

On December 20, 2018, we acquired a single tenant industrial building in Huntsville, AL for total consideration of approximately $8.4 million, with Pratt & Whitney Automation, Inc. continuing as a tenant. The acquisition was funded in part with debt financing of approximately $6.1 million and in part with a capital contribution of approximately $2.2 million to our Delaware operating subsidiary, GIPAL JV 15091 SW Alabama 20, LLC (the “Alabama Subsidiary”), by the holder of all of the outstanding Class A Preferred membership units in the Alabama Subsidiary (the “Alabama Preferred Member”). We redeemed 100% of the Alabama Preferred Member’s membership interests in the Alabama Subsidiary on December 18, 2019 for approximately $2.4 million in cash, using existing cash and the proceeds from a $1.9 million secured non-convertible promissory note issued by the Operating Partnership to the Clearlake Preferred Member, as defined below, which is secured by all of the personal and fixture property assets of the Operating Partnership. The $6.1 million acquisition loan was refinanced on February 11, 2020 with the proceeds of an $11.3 million promissory note secured by a first priority mortgage on this property, our 7-Eleven property in Washington, D.C. and our Starbucks property in Tampa, Florida in favor of DBR Investments Co. Limited. The proceeds of the $11.3 million loan also prepaid a portion of the outstanding principal of the $1.9 million note issued to the Clearlake Preferred Member.

On September 11, 2019, we acquired a single tenant building in Cocoa, FL for total consideration of approximately $4.5 million, with Walgreens continuing as a tenant. The acquisition was funded in part with debt financing of approximately $3.4 million and in part with a capital contribution of $1.2 million to our Delaware operating subsidiary, GIPFL JV 1106 Clearlake Road, LLC (the “Clearlake Subsidiary”), by the holder of all of the outstanding Class A Preferred membership units in the Clearlake Subsidiary (the “Clearlake Preferred Member”). The Clearlake Preferred Member will be paid a 10% annual preferred return on its capital contribution until September 2021 unless earlier redeemed. The Clearlake Preferred Member’s interest in the Clearlake Subsidiary is a “Redeemable Non-Controlling Interest” because it is a non-controlling interest and is redeemable for cash or common units in the Operating Partnership at the election of the Clearlake Preferred Member after 24 months. In addition to the Clearlake Preferred Member’s Redeemable Non-Controlling Interest, the Clearlake Preferred Member holds a $1.9 million secured non-convertible promissory note issued by the Operating Partnership that accrues interest at a 10% per annum rate. Interest on that note is payable monthly to the Clearlake Preferred Member, and the principal amount will become due and payable on December 16, 2021. On February 11, 2020 we prepaid a portion of the outstanding principal of the $1.9 million note issued to the Clearlake Preferred Member. The debt financing is a $3.4 million promissory note secured by a first priority mortgage on the property in favor of American Momentum Bank, and is guaranteed by Mr. Sobelman, our Chairman and President.

On September 30, 2019, we acquired as part of two acquisitions the following properties:

•

A two-tenant office building in Norfolk, Virginia for total consideration of approximately $11.5 million. The acquisition of the building was funded by issuing 993,000 common units in the Operating Partnership, priced at $5.00 per unit, for a total value of $4,965,000 plus an additional $822,000 in cash, and the assumption of approximately $6.0 million of existing mortgage debt.

•

A single tenant office building in Norfolk, Virginia for total consideration of approximately $7.1 million. This transaction was funded with the issuance of 406,650 common units in the Operating Partnership, priced at $5.00 per unit, for a total value of $2,033,250 plus an additional $100,000 in cash, and the assumption of approximately $5.2 million of existing mortgage debt.

Following these transactions, as of May 31, 2020, we own 59.306% of the outstanding common units in the Operating Partnership and outside investors own 40.694%. After we contribute the net proceeds of this offering to our Operating Partnership in exchange for common units of the Operating Partnership, our percentage ownership of outstanding common units in the Operating Partnership will increase to approximately     %, assuming the sale of                  shares of common stock in this offering by us at an assumed public offering price of $         per share.

The following chart shows the structure of our company as of May 31, 2020:

(1)	Brown Family Enterprises, LLC, the Clearlake Preferred Member, owns a redeemable limited partnership interest in GIPFL JV 1106 Clearlake Road, LLC.

Summary Risk Factors

An investment in our common stock involves various risks.

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this filing, including statements in the following risk factors, constitute forward-looking statements.

You should carefully consider the matters discussed in “Risk Factors” before you decide whether to invest in our common stock, including the following:

•

We have not generated any profit to date and have incurred losses since our inception. There is no guarantee that we will be successful in the operation of the company moving forward and your entire investment could be lost.

•	Adverse impacts of the coronavirus on our tenants or the economy in general.

•

Our president faces conflicts of interest, as he is our President and Chairman of the Board and owns and serves as the managing member of 3 Properties, a real estate investment brokerage firm that we engage with from time to time.

•	We currently have five employees and will rely on our management and other paid outside consultants to help manage our business and assets.

•

You will not have the opportunity to evaluate our investments before we make them. Our portfolio consists of six investments, and our success is totally dependent on our ability to make additional investments consistent with our investment goals and manage our current and future investments.

•	Our senior management team has limited experience managing a publicly traded REIT.

•

In the course of preparing our 2019 consolidated financial statements, we identified an error on our December 31, 2018 balance sheet resulting in $2.2 million of minority interest that should have been classified as redeemable Non-Controlling interest. This error was the result of having a limited number of financial staff and resulted in a material weakness in our internal control over financial reporting. There can be no guarantee that additional material weaknesses do not exist.

•

The stock ownership limit imposed by the Code for REITs and our amended and restated articles of incorporation (“charter” or “articles of incorporation”) may inhibit market activity in our stock and may restrict our business combination opportunities.

•	We have paid, and may pay in the future, distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds.

•	If our application to list our shares on Nasdaq is not approved, we will not complete this offering.

•	Investors participating in this offering will incur immediate and substantial dilution.

•

There are material income tax risks associated with this offering because we are not currently a REIT. Although it is our intention to qualify as a REIT, qualifying as a REIT involves highly technical and complex provisions of the Code, and our failure to qualify as a REIT or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the cash available for distribution to our stockholders.

Restrictions on Ownership of Our Common Stock

Due to limitations on the concentration of ownership in a REIT imposed by the Code, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock (the “Ownership Limits”). The Company intends to do whatever necessary to qualify as a REIT, and the Company and Mr. Sobelman have entered into an agreement whereby if the Company would otherwise fail the “closely held” test, and Mr. Sobelman owns greater than 9.8% of our common stock, we will automatically redeem such number of Mr. Sobelman’s shares for consideration of $.01 per share as will permit us to satisfy the “closely held” test.

THE OFFERING

Common Stock Offered by us:	shares (or shares if the underwriter’s over-allotment option is exercised in full) at a public offering price of $ per share.

Common Stock Outstanding After this Offering:	Shares.*

Market for the Common Stock and Nasdaq Listing Application:	Our common stock is approved to be quoted on the OTCQB Venture Market under the symbol “GIPR”. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “GIPR”. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on the Nasdaq, we will not complete this offering. There is no assurance that our application for listing on the Nasdaq will be approved.

Over-Allotment Option:	The Underwriting Agreement provides that we will grant to the underwriter an option, exercisable within 45 days after the closing of this offering, to purchase up to an additional shares of common stock, solely for the purpose of covering over-allotments, if any.

Use of Proceeds:

We estimate that we will receive net proceeds from this offering of approximately $            million (or approximately $            million if the underwriter’s over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and estimated expenses of the offering, assuming a public offering price of $            per share.

We will contribute the net proceeds of this offering to our Operating Partnership in exchange for common units of the Operating Partnership. Our Operating Partnership intends to use the net proceeds from this offering to operate our existing portfolio of commercial real estate properties; to acquire additional freestanding, single- or dual-tenant commercial properties, and for general business purposes. We cannot predict if or when we will identify and acquire properties that meet our acquisition criteria so as to permit us to invest the net proceeds of this offering.

Ownership and Transfer Restrictions:	In order for us to qualify as a REIT under the Code, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer.”

Lock-Up Agreements	We and all of our executive officers, directors and our 5% or greater stockholders will enter into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, offer, sell, contract to sell or otherwise dispose of or hedge common stock or securities convertible into or exchangeable for common stock, subject to certain exceptions. The restrictions contained in these agreements will be in effect for a period of 180 days after the date of the closing of this offering. For more information, see “Underwriting” on page 99 of this prospectus.

Risk Factors:	Investing in our common stock involves risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 10 and other information included in this prospectus before investing in our common stock.

*	The number of shares of our common stock to be outstanding after this offering is based on 2,100,960 shares of common stock outstanding as of May 31, 2020 and excludes as of such date:

•	200,000 warrants outstanding to purchase up to 200,000 shares of our common stock at an exercise price of $5.00 per share;

•	65,000 unvested shares of restricted stock; and

•	shares that may be issued by us upon exercise of the underwriter’s over-allotment option.

RISK FACTORS

An investment in our common stock involves risks. In addition to other information in this prospectus, you should carefully consider the following risks before investing in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements.

Risks Related To This Offering

The recent coronavirus outbreak could have an adverse effect on our business.

Concerns are rapidly growing about the global outbreak of a novel strain of coronavirus (COVID-19). The virus has spread rapidly across the globe, including the U.S. The pandemic is having an unprecedented impact on the U.S. economy as federal, state and local governments react to this public health crisis, which has created significant uncertainties. These uncertainties include, but are not limited to, the potential adverse effect of the pandemic on the economy, our tenants, customer sentiment in general and general store traffic. For example, if our tenants suffer financially due to the impact of the pandemic, we may experience hardships in collecting rent from our tenants. As the pandemic continues to grow, consumer fear about becoming ill with the virus and recommendations and/or mandates from federal, state and local authorities to avoid large gatherings of people or self-quarantine may continue. To date, we have not experienced any adverse impacts from COVID-19 on our current tenant arrangements. However, the extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the duration of the spread of the outbreak within the U.S., the impact on capital and financial markets and the related impact on consumer confidence and spending, all of which are highly uncertain and cannot be predicted. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

We have not generated any profit to date and have incurred losses since inception.

We generated $881 thousand, $1.7 million and $341 thousand in rental revenues during the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, respectively, and we have cumulative net losses of approximately $2.8 million from inception to March 31, 2020. We may never become profitable and you may lose your entire investment. As of May 31, 2020, we had total cash (unrestricted and restricted) of approximately $1.1 million, properties with a cost basis of $39.0 million and outstanding debt of approximately $29.1 million.

Purchasers will suffer immediate and substantial dilution as a result of this offering.

Purchasers of shares of our common stock offered by this prospectus will suffer immediate and substantial dilution of their investment. Assuming all of the shares are sold in this offering, purchasers in this offering will suffer immediate dilution of approximately $     per share in the net tangible book value of the common stock. See “Dilution” in this prospectus for a more detailed discussion of the dilution purchasers will incur in this offering.

Investing in our company may result in an immediate loss because buyers may pay more for our common stock than the pro rata portion of the assets are worth.

We have only a limited operating history; therefore, the price of the offered shares and other terms and conditions regarding our shares may not bear any relationship to assets, earnings, book value or any other objective criteria of value. No appraiser has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. The offering price will not change for the duration of the offering even if the price quoted on the OTCQB changes. The Company’s President and Chairman of the Board paid $0.01 per share for his shares, which represents a significant discount compared to what you would pay in this offering.

Because we have 110.0 million authorized shares of stock, management could issue additional shares, diluting the current shareholders’ equity.

We have 100.0 million authorized shares of common stock and 10.0 million authorized shares of preferred stock, of which only approximately 2.1 million shares of common stock are currently issued and outstanding. Our management could, without the consent of the existing shareholders, issue substantially more shares of common stock, causing a large dilution in the equity position of our current shareholders. Additionally, large share issuances would generally have a negative impact on the value of our shares, which could cause you to lose a substantial amount, or all, of your investment.

Any additional funding resulting from the sale of our common stock will result in dilution to existing stockholders.

We may have to raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders’ interests in our company to be diluted. Such dilution will negatively affect the value of an investor’s shares.

You may not be able to resell your stock.

If a market for our common stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale. Even though our shares are currently approved to be quoted on the OTCQB Venture Market and we have applied to have our shares of common stock listed for trading on the Nasdaq, we cannot assure you that there will ever be an active market for our common stock. The trading of securities on the OTC Markets is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. If no market develops, the holders of our common stock may find it difficult or impossible to sell their shares.

We have filed an application to have our shares of common stock listed on the Nasdaq. We can provide no assurance that our shares, if listed, will continue to meet Nasdaq listing requirements. If we fail to comply with the continuing listing standards of the Nasdaq, our securities could be delisted.

We have filed an application to have our shares of common stock listed on the Nasdaq. Listing of our securities on the Nasdaq is a condition to completing this offering. We anticipate that our shares will be eligible to be listed on the Nasdaq, subject to actions which may be required to meet the exchange’s listing requirements. However, we can provide no assurance that our application will be approved, and, if approved, that an active trading market for our shares will develop and continue. As a result, you may find it more difficult to purchase and dispose of our shares of common stock. For our securities to be listed on the Nasdaq, we must meet the current Nasdaq initial and continued listing requirements. If we were unable to meet these requirements, our shares could be delisted from the Nasdaq. Any such delisting of our shares could have an adverse effect on the market price of, and the efficiency of the trading market for, our shares, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

The stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us or the real estate industry or sector in which we operate;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of companies similar to us;

•	adverse market reaction to any securities we may issue or additional debt we incur in the future;

•	adverse impacts of the coronavirus on our tenants or the economy in general;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	high levels of volatility in the credit markets;

•	the realization of any of the other risk factors included herein; and

•	general market and economic conditions.

The amount of distributions we may pay, if any, is uncertain. We have paid, and may in the future pay, distributions from sources other than our cash flow from operations, including borrowings or offering proceeds, which means we will have less funds available for investments and your overall return may be reduced.

We have paid, and may in the future pay, distributions from sources other than from our cash flow from operations. We intend to fund the payment of regular distributions to our stockholders entirely from cash flow from our operations. However, during the early stages of our operations, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions to stockholders. Therefore, particularly in the earlier part of our operations, if we choose to pay a distribution, we may choose to use cash flows from financing activities, which include borrowings (including borrowings secured by our assets), net proceeds of this or a prior offering, or other sources to fund distributions to our stockholders. To the extent we pay distributions from offering proceeds, including this offering, we will have less funds available to invest in income-producing properties and your overall return may be reduced. From inception through the date of this prospectus, we have distributed approximately $510,271 to common stockholders. Because we have not yet generated a profit, distributions have been made from offering proceeds. To the extent that we fund distributions from sources other than cash flows from operations, the value of your investment will decline.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

We are subject to FINRA rules which require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds of this offering, including working capital, possible acquisitions of properties and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from offerings in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Our President and Chairman of the Board will continue to have the ability to exercise substantial control over corporate actions and decisions.

As of May 31, 2020, our President and Chairman of the Board, Mr. Sobelman, owned approximately 42.8% of our outstanding common stock. Upon completion of this offering and assuming that Mr. Sobelman does not participate in this offering, Mr. Sobelman will own approximately    % of our outstanding common stock assuming the sale of                shares of common stock in this offering by us at an assumed public offering price of $        per share. As a result, Mr. Sobelman will continue to have the ability to exercise substantial control over decisions regarding (i) our targeted class of investments, including changing our targeted class of investments, without shareholder notice or consent, (ii) whether to issue common stock and/or preferred stock, including decisions to issue common stock and/or preferred stock to himself, (iii) employment and compensation arrangements, and (iv) whether to enter into material transactions with related parties. Mr. Sobelman’s interests may not coincide with our interests or the interests of other shareholders. In addition, this concentration of ownership may have the effect of delaying or preventing changes in control or changes in management or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interest.

Risks Related to our Common Stock And Structure

We depend on distributions from the Operating Partnership to pay expenses.

We depend on our Operating Partnership and its subsidiaries for cash flow and are effectively structurally subordinated in right of payment to their obligations, including mortgage debt or other obligations on the properties owned.    If our subsidiaries were unable to supply us with cash over time, we could be unable to pay expenses as they come due.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and our business. If no analysts commence coverage of us, or if analysts commence and then cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts publish inaccurate or unfavorable research about our business, the price for our common stock would likely decline.

Risks Related to Our Business and Properties

We have limited operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were organized in June 2015 for the purpose of acquiring and investing in freestanding, single-tenant commercial properties net leased to investment grade tenants. As of the date of this prospectus, we have acquired six assets. We commenced operations as soon as we were able to raise sufficient funds to acquire our first suitable property. However, our ability to make or sustain distributions to our stockholders will depend on many factors, including our ability to identify attractive acquisition opportunities that satisfy our investment strategy, our success in consummating acquisitions on favorable terms, the level and volatility of interest rates, readily accessible short-term and long-term financing on favorable terms, and conditions in the financial markets, the real estate market and the economy. We will face competition in acquiring attractive net lease properties. The value of the net lease properties that we acquire may decline substantially after we purchase them. We may not be able to successfully operate our business or implement our operating policies and investment strategy successfully. Furthermore, we may not be able to generate sufficient operating cash flow to pay our operating expenses and make distributions to our stockholders.

As an early stage company, we are subject to the risks of any early stage business enterprise, including risks that we will be unable to attract and retain qualified personnel, create effective operating and financial controls and systems or effectively manage our anticipated growth, any of which could have a harmful effect on our business and our operating results.

We currently own six leased properties.

We currently own six properties, three of which were acquired in the third quarter of 2019, to lease to tenants. We need to raise funds to acquire additional properties to lease in order to grow and generate additional revenue. Because we only own six properties, the loss of any one tenant (or financial difficulties experienced by one of our tenants) could have a material adverse impact on our business and operations.

Many of our future properties will likely depend upon a single tenant for all or a majority of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

We expect that many of our properties will be occupied by only one tenant or will derive a majority of their rental income from one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions we pay. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.

We may change our investment objectives without seeking stockholder approval.

We may change our investment objectives without stockholder notice or consent. Although our Board has fiduciary duties to our stockholders and intends only to change our investment objectives when our Board determines that a change is in the best interests of our stockholders, a change in our investment objectives could reduce our payment of cash distributions to our stockholders or cause a decline in the value of our investments.

We may not be successful in identifying and consummating suitable investment opportunities.

Our investment strategy requires us to identify suitable investment opportunities compatible with our investment criteria. We may not be successful in identifying suitable opportunities that meet our criteria or in consummating investments, including those identified as part of our investment pipeline, on satisfactory terms or at all. Our ability to make investments on favorable terms may be constrained by several factors including, but not limited to, competition from other investors with significant capital, including non-traded REITs, publicly-traded REITs and institutional investment funds, which may significantly increase investment costs; and/or the inability to finance an investment on favorable terms or at all. The failure to identify or consummate investments on satisfactory terms, or at all, may impede our growth and negatively affect our cash available for distribution to our stockholders.

If we cannot obtain additional capital, our ability to make acquisitions and lease properties will be limited. We are subject to risks associated with debt and capital stock issuances, and such issuances may have adverse consequences to holders of shares of our common stock.

Our ability to make acquisitions and lease properties will depend, in large part, upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, we could dilute the interests of holders of shares of our common stock. Our Board may authorize the issuance of classes or series of preferred stock which may have rights that could dilute, or otherwise adversely affect, the interest of holders of shares our common stock.

Further, we expect to incur additional indebtedness in the future, which may include a new corporate credit facility. Such indebtedness could also have other important consequences to our creditors and holders of our common and preferred stock, including subjecting us to covenants restricting our operating flexibility, increasing our vulnerability to general adverse economic and industry conditions, limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, requiring the use of a portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements, and limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

We may never reach sufficient size to achieve diversity in our portfolio.

We are presently a comparatively small company with a modest number of properties, resulting in a portfolio that lacks geographic and tenant diversity. While we intend to endeavor to grow and diversify our portfolio through additional property acquisitions, we may never reach a significant size to achieve true portfolio diversity. In addition, because we intend to focus on single-tenant properties, we may never have a diverse group of tenants renting our properties, which will hinder our ability to achieve overall diversity in our portfolio.

The market for real estate investments is highly competitive.

Identifying attractive real estate investment opportunities, particularly in the value-added real estate arena, is difficult and involves a high degree of uncertainty. Furthermore, the historical performance of a particular property or market is not a guarantee or prediction of the property’s or market’s future performance. There can be no assurance that we will be able to locate suitable acquisition opportunities, achieve our investment goal and objectives, or fully deploy for investment the net proceeds of this offering.

Because of the recent growth in demand for real estate investments, there may be increased competition among investors to invest in the same asset classes as our company. This competition may lead to an increase in the investment prices or otherwise less favorable investment terms. If this situation occurs with a particular investment, our return on that investment is likely to be less than the return it could have achieved if it had invested at a time of less investor competition for the investment.

We are required to make a number of judgments in applying accounting policies, and different estimates and assumptions in the application of these policies could result in changes to our reporting of financial condition and results of operations.

Various estimates are used in the preparation of our financial statements, including estimates related to asset and liability valuations (or potential impairments) and various receivables. Often these estimates require the use of market data values that may be difficult to assess, as well as estimates of future performance or receivables collectability that may be difficult to accurately predict. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in material changes to our financial condition and results of operations.

We utilize, and intend to continue to utilize, leverage, which may limit our financial flexibility in the future.

As of May 31, 2020, we had a secured non-convertible promissory note to the Clearlake Preferred Member for $1.1 million that is due on December 16, 2021 and bears an interest rate of 10%. The loan is repayable without penalty at any time. The loan is secured by all of the personal and fixture property assets of the Operating Partnership.

As of May 31, 2020, we had five promissory notes totaling approximately $29.1 million, of which one promissory note in the amount of approximately $3.4 million requires us to maintain an annual debt service coverage ratio (also known as a “DSCR”) of 1.10:1.0, two promissory notes totaling approximately $13.3 million require our properties to maintain an annual DSCR of 1.25:1.0, and one promissory note totaling approximately $11.3 million require our properties to maintain a quarterly DSCR of 1.25:1.0. The remaining promissory note totaling $1.1 million does not have a Debt Service Coverage Ratio.

We make acquisitions and operate our business in part through the utilization of leverage pursuant to loan agreements with various financial institutions. These loan agreements contain standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, in addition to the DSCR covenants described above. These covenants, as well as any future covenants we may enter into through further loan agreements, could inhibit our financial flexibility in the future and prevent distributions to stockholders.

We may incur losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure through a risk and control framework encompassing a variety of separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. In addition, with a limited number of employees and ineffective internal controls (described below), our ability to identify risks is limited. Thus, we may, in the course of our activities, incur losses due to these risks.

We have identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

Although we have concluded that our consolidated financial statements present fairly, in all material respects, the results of operations, financial position, and cash flows of our company and its subsidiaries in conformity with generally accepted accounting principles, we have identified a material weakness in internal control over financial reporting related to the lack of segregation of accounting duties. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

We are initiating remedial measures, but if our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results. If we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, your investment in us may lose all or some of its value.

You will not have the opportunity to evaluate our investments before we make them.

Because we have not identified all of the specific assets that we will acquire, we are not able to provide you with information that you may want to evaluate before deciding to invest in our shares. Our investment policies and strategies are very broad and permit us to invest in any type of commercial real estate, including developed and undeveloped properties, entities owning these assets or other real estate assets regardless of geographic location or property type. Our President and Chairman of the board has absolute discretion in implementing these policies and strategies, subject to the restrictions on investment objectives and policies set forth in our articles of incorporation. Because you cannot evaluate our investments in advance of purchasing shares of our common stock, our common stock may entail more risk than other types of investments. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

We rely on information technology networks and systems in conducting our business, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information and to manage or support a variety of our business processes, including financial transactions and maintenance of records, which may include confidential information of tenants, lease data and information regarding our stockholders. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential information. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches or cyber-attacks, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. In addition, any breach in the data security measures employed by any third-party vendors upon which we may rely, could also result in the improper disclosure of personally identifiable information. Any failure to maintain proper function, security and availability of information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could materially and adversely affect us.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, we have elected to use the extended transition period for complying with new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates for such new or revised accounting standards. Further, we cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million, (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act.

We have experienced losses in the past, and we will likely experience similar losses in the near future.

From inception of our company through March 31, 2020, we had a cumulative net loss of approximately $2.8 million. Our losses can be attributed, in part, to the initial start-up costs and high corporate general and administrative expenses relative to the size of our portfolio. In addition, acquisition costs and depreciation and amortization expenses substantially reduced our income. As we continue to acquire properties, we anticipate high expenses to continue before we are able to achieve positive net income from our properties. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We have paid and may continue to pay distributions from offering proceeds to the extent our cash flow from operations or earnings are not sufficient to fund declared distributions. Rates of distribution to you will not necessarily be indicative of our operating results. If we make distributions from sources other than our cash flows from operations or earnings, we will have fewer funds available for the acquisition of properties and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, including the net proceeds from this offering. There is no limit on the amount of offering proceeds we may use to pay distributions. To date, we have funded and expect to continue to fund distributions from the net proceeds of our offerings. We may also fund distributions with borrowings and the sale of assets to the extent distributions exceed our earnings or cash flows from operations. While we intend to pay distributions from cash flow from operations, our distributions paid to date were all funded by proceeds from our initial offering. To the extent we fund distributions from sources other than cash flow from operations, such distributions may constitute a return of capital and we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder will be required to recognize capital gain.

The limits on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that could otherwise benefit our stockholders.

Our charter, with certain exceptions, authorizes our Board to take such actions as are necessary and desirable to preserve our future qualification as a REIT. Unless exempted by our Board, no person may own more than 9.8% in value of our outstanding capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock. A person that did not acquire more than 9.8% of our shares may become subject to our charter restrictions if redemptions by other stockholders cause such person’s holdings to exceed 9.8% of our outstanding shares. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Our charter permits our Board to issue stock with terms that may subordinate the rights of the holders of our common stock or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our Board may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock without stockholder approval. Thus, our Board could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price to holders of our common stock.

Our charter includes a provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Exchange Act. The offeror must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with these requirements, no person may transfer any shares held by such person to the offeror without first offering the shares to us at the lowest of (1) the latest offering price of our common stock; (2) the fair market value of one share of our common stock as determined by an independent valuation; and (3) the lowest tender offer price offered in such tender offer. In addition, the noncomplying offeror person shall be responsible for all of our company’s expenses in connection with that offeror’s noncompliance. This provision of our charter may discourage a person from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.

Maryland law and our organizational documents limit our rights and the rights of our stockholders to recover claims against our directors and officers, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, Maryland law and our charter provide that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment as material to the cause of action. Moreover, our charter generally requires us to indemnify and advance expenses to our directors and officers for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Further, we expect to enter into separate indemnification agreements with each of our officers and directors. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses. In addition, we are obligated to fund the defense costs incurred by these persons in some cases.

Certain provisions of Maryland law could inhibit transactions or changes of control under circumstances that could otherwise provide stockholders with the opportunity to realize a premium.

Certain provisions of the Maryland General Corporation Law applicable to us prohibit business combinations with: (1) any person who beneficially owns 10% or more of the voting power of our outstanding voting stock, which we refer to as an “interested stockholder;” (2) an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock, which we also refer to as an “interested stockholder;” or (3) an affiliate of an interested stockholder. These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholder must be recommended by our Board and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting stock, and two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ best interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our Board prior to the time that someone becomes an interested stockholder. Pursuant to the business combination statute, our Board has exempted any business combination involving us and any person, provided that such business combination is first approved by a majority of our Board.

Our structure may result in potential conflicts of interest with limited partners in our Operating Partnership whose interests may not be aligned with those of our stockholders.

Our directors and officers have duties to our corporation and our stockholders under Maryland law and our charter in connection with their management of the corporation. At the same time, we, as general partner, will have fiduciary duties under Delaware law to our Operating Partnership and to the limited partners in connection with the management of our Operating Partnership. Our duties as general partner of our Operating Partnership and its partners may come into conflict with the duties of our directors and officers to our corporation and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of our Operating Partnership provides that, for so long as we own a controlling interest in our Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we will not be liable or accountable to our Operating Partnership for losses sustained, liabilities incurred or benefits not derived if we acted in good faith. In addition, our Operating Partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

General Risks Related to Investments in Real Estate

The third party valuations of real estate investments we seek to purchase often times includes the value of a commercial lease and the loss of such a lease could result in the value of the real property declining.

Many of the properties that we seek to acquire include a commercial lease arrangement on the property and the corresponding purchase price for such property includes an assumption that such lease will continue. If we purchase a property with a commercial lease arrangement that terminates, the value of the investment may decline and we may be unable to sell the property for what we paid.

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	adverse changes in national and local economic and market conditions, including the credit markets;

•	adverse impacts of the coronavirus on our tenants or the economy in general;

•

changes in governmental laws and regulations, including with respect to taxes, real estate, and the environment, fiscal policies and zoning ordinances and the related costs of compliance with those laws and regulations, fiscal policies and ordinances;

•	takings by condemnation or eminent domain;

•	real estate conditions, such as an oversupply of or a reduction in demand for real estate space in the area;

•	the perceptions of tenants and prospective tenants of the convenience, attractiveness and safety of our properties;

•	competition from comparable properties;

•	the occupancy rate of our properties;

•	the ability to collect all rent from tenants on a timely basis;

•	the effects of any bankruptcies or insolvencies of major tenants;

•	the expense of re-leasing space;

•	changes in interest rates and in the availability, cost and terms of mortgage funding;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	acts of God, including earthquakes, hurricanes, floods, health pandemics and other natural disasters, which may result in uninsured losses;

•	cost of compliance with the Americans with Disabilities Act;

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	the impact of permanent mortgage funds, which may render the sale of a property difficult or unattractive; and

•	periods of high interest rates and tight money supply.

If any of these or similar events occur, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Your investment return may be reduced if we are required to register as an investment company under the U.S. Investment Company Act of 1940 (and similar legislation in other jurisdictions); if we or our subsidiaries become an unregistered investment company, we could not continue our business.

Neither we nor any of our subsidiaries intend to register as investment companies under the U.S. Investment Company Act of 1940, as amended, and the rules thereunder (and similar legislation in other jurisdictions) (the “Investment Company Act”). If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•

is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company. With respect to the 40% test, the entities through which we and our Operating Partnership intend to own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).

With respect to the primarily engaged test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.

To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forgo opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.

If a major tenant declares bankruptcy, we may be unable to collect balances due under its leases, which would have a harmful effect on our financial condition and ability to pay distributions to you.

Our success will depend on the financial ability of our tenants to remain current with their leases with us. We may experience concentration in one or more tenants if the future leases we have with those tenants represent a significant percentage of our operations. Currently, we have four tenants that each account for more than 10% of our rental revenue (Pratt and Whitney Corporation with respect to the Huntsville, AL property; the General Services Administration with respect to the two-tenant office building in Norfolk, VA; Maersk Inc. with respect to the two-tenant office building in Norfolk, VA and PRA Holding with respect to the single tenant building in Norfolk, VA). Any of our current or future tenants, or any guarantor of one of our current or future tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar us from attempting to collect pre-bankruptcy debts from the bankrupt tenant or its properties unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If we assume a lease, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

The bankruptcy of a current or future tenant or lease guarantor could delay our efforts to collect past due balances under the relevant lease, and could ultimately preclude full collection of these sums. Such an event also could cause a decrease or cessation of current rental payments, reducing our operating cash flows and the amount available for distributions to you. In the event a current or future tenant or lease guarantor declares bankruptcy, the tenant or its director may not assume our lease or its guaranty. If a given lease or guaranty is not assumed, our operating cash flows and the amounts available for distributions to you may be adversely affected. The bankruptcy of a major tenant would have a harmful effect on our ability to pay distributions to you.

A high concentration of our properties in a particular geographic area, or with tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We plan to focus our acquisition efforts on major primary and coastal markets. We currently own six properties, which are located in Virginia (2 properties), Florida (2 properties), Alabama (1 property) and Washington, D.C. (1 property). In the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area, such as a local economic downturn or a severe natural disaster, would have a magnified adverse effect on our portfolio. Similarly, if tenants of our properties become concentrated in a certain industry or industries or in any particular tenant, any adverse effect to that industry or tenant generally would have a disproportionately adverse effect on our portfolio.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture (which is generally classified as Redeemable Non-Controlling Interest or Non-Redeemable Non-Controlling Interest in our Operating Partnership), either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Thus, the purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from that property.

Our real estate investments may include special use single-tenant properties that may be difficult to sell or re-lease upon lease terminations.

We have invested and intend to invest primarily in single-tenant, income-producing commercial retail, office and industrial properties, a number of which may include special use single-tenant properties. If the leases on these properties are terminated or not renewed, we may have difficulty re-leasing or selling these properties to new tenants due to the lack of efficient alternate uses for such properties. Therefore, we may be required to expend substantial funds to renovate and/or adapt any such property for a revenue-generating alternate use or make rent concessions in order to lease the property to another tenant or sell the property. These and other limitations may adversely affect the cash flows from, lead to a decline in value of or eliminate the return on investment of, these special use single-tenant properties.

We may be unable to secure funds for future tenant improvements, build outs or capital needs, which could adversely impact our ability to pay cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements, tenant refurbishments or tenant-specific build outs to the vacated space. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops. We will use substantially all of the net proceeds of this offering to buy real estate and pay various fees and expenses. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates, supply and demand, and other factors that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Our inability to sell a property when we desire to do so may cause us to reduce our selling price for the property, and could adversely impact our ability to pay distributions to you.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such property, which may lead to a decrease in the value of our assets.

Some of our leases may not contain rental increases over time, or the rental increases may be less than the fair market rate at a future point in time. In such event, the value of the leased property to a potential purchaser may not increase over time, which may restrict our ability to sell that property, or if we are able to sell that property, may result in a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. The properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. While we expect that many of our properties will be leased on a net-lease basis or will require the tenants to pay all or a portion of such expenses, renewals of leases or future leases may not be negotiated on that basis, in which event we may have to pay those costs. If we are unable to lease properties on a net-lease basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect funds available for future acquisitions or cash available for distributions.

Adverse economic conditions may negatively affect our returns and profitability.

Our operating results may be affected by the following market and economic challenges, which may result from a continued or exacerbated general economic slowdown experienced by the nation as a whole or by the local economics where our properties are located:

•	poor economic conditions may result in tenant defaults under leases;

•	re-leasing may require concessions or reduced rental rates under the new leases; and

•

increased insurance premiums may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

The length and severity of any economic downturn cannot be predicted. Currently, the economic climate has been negatively impacted by the actions taken by governmental authorities, businesses and individuals in response to the coronavirus pandemic. Our tenants, and therefore, operations will be negatively affected in the event of a prolonged economic downturn.

Increased vacancy rates could have an adverse impact on our ability to make distributions and the value of an investment in our shares.

If we experience vacancy rates that are higher than historical vacancy rates, we may have to offer lower rental rates and greater tenant improvements or concessions than expected. Increased vacancies may have a greater impact on us, as compared to real estate investment programs with other investment strategies, as our investment approach relies on long-term leases in order to provide a relatively stable stream of income for our business. As a result, increased vacancy rates could have the following negative effects on us:

•	the values of our potential investments in commercial properties could decrease below the amount paid for such investments;

•	revenues from such properties could decrease due to low or no rental income during vacant periods, lower future rental rates and/or increased tenant improvement expenses or concessions; and/or

•	revenues from such properties that secure loans could decrease, making it more difficult for us to meet our payment obligations.

All of these factors could impair our ability to make distributions and decrease the value of an investment in our shares.

Global market and economic conditions, including as a result of health crises may materially and adversely affect us and our tenants.

If the U.S. economy were to continue to experience adverse economic conditions as a result of the coronavirus or otherwise, such as high unemployment levels, such conditions may have an impact on the results of operations and financial conditions of our tenants. During periods of economic slowdown, rising interest rates and declining demand for real estate may result in a general decline in rents or an increased incidence of lease defaults. Volatility in the United States and global markets can make it difficult to determine the breadth and duration of the impact of future economic and financial market crises and the ways in which our tenants and our business may be affected. A lack of demand for rental space could adversely affect our ability to gain new tenants, which may affect our growth and profitability. Accordingly, the adverse economic conditions could materially and adversely affect us.

We may be adversely affected by unfavorable economic changes in the specific geographic areas where our investments are concentrated.

Adverse conditions (including business layoffs or downsizing, the impact of disruptions in global trade agreements or the imposition of tariffs, industry slowdowns, changing demographics, protests, riots and other factors) in the areas where our investments are located and/or concentrated, and local real estate conditions (such as oversupply of, or reduced demand for, office, industrial, retail or multifamily properties) may have an adverse effect on the value of our investments. A material decline in the demand or the ability of tenants to pay rent for office, industrial or retail space in these geographic areas may result in a material decline in our cash available for distribution to our stockholders.

We may recognize substantial impairment charges on our properties.

We may in the future incur substantial impairment charges, which we are required to recognize whenever we sell a property for less than its carrying value or we determine that the carrying amount of the property is not recoverable and exceeds its fair value (or, for direct financing leases, that the unguaranteed residual value of the underlying property has declined). By their nature, the timing or extent of impairment charges are not predictable. We may incur non-cash impairment charges in the future, which may reduce our net income.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

Generally, each of our tenants will be responsible for insuring its goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts that we determine are sufficient to cover reasonably foreseeable losses. Tenants of single-tenant properties leased on a net-lease basis typically are required to pay all insurance costs associated with those properties. Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government, and expires on December 31, 2020. There is no assurance that Congress will extend the insurance beyond 2020. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Real estate related taxes may increase and if these increases are not passed on to tenants, our income will be reduced.

Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property. Generally, from time to time, our property taxes may increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis. Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions to you.

We could be exposed to environmental liabilities with respect to investments to which we take title.

In the course of our business, and taking title to properties, we could be subject to environmental liabilities with respect to such properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Properties may contain toxic and hazardous materials.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. If any hazardous materials are found within a property that are in violation of law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell the investment and may apply to hazardous materials present within the property before we acquired such property. If losses arise from hazardous substance contamination which cannot be recovered from a responsible party, the financial viability of that property may be substantially affected. It is possible that we will acquire an investment with known or unknown environmental problems which may adversely affect us.

Properties may contain mold.

Mold contamination has been linked to a number of health problems, resulting in recent litigation by tenants seeking various remedies, including damages and ability to terminate their leases. Originally occurring in residential property, mold claims have recently begun to appear in commercial properties as well. Several insurance companies have reported a substantial increase in mold-related claims, causing a growing concern that real estate owners might be subject to increasing lawsuits regarding mold contamination. No assurance can be given that a mold condition will not exist at one or more of our properties, with the risk of substantial damages, legal fees and possibly loss of tenants. It is unclear whether such mold claims would be covered by the customary insurance policies we obtain.

Liability relating to environmental matters may impact the value of the properties that we may acquire or underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of a property.

There may be environmental problems associated with our properties which we were unaware of at the time of acquisition. The presence of hazardous substances may adversely affect our ability to sell real estate, including the affected property, or borrow using real estate as collateral. The presence of hazardous substances, if any, on our properties may cause us to incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless would be subject to strict liability by virtue of our ownership interest for environmental liabilities created by such tenants, and we cannot assure you that any of our tenants we might have would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Discovery of previously undetected environmentally hazardous conditions, including mold or asbestos, may lead to liability for adverse health effects and costs of remediating the problem could adversely affect our operating results.

Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims related to any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our security holders.

We own one of our properties through a joint venture (which is generally classified as Redeemable Non-Controlling Interest or Non-Redeemable Non-Controlling Interest in our Operating Partnership), which may lead to disagreements with our joint venture partner and adversely affect our interest in the joint venture.

We currently own one property through a joint venture and we may enter into additional joint ventures in the future. Our joint venture partner, as well as any future partners, may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture.

In addition, investments made in partnerships or other co-ownership arrangements involve risks not otherwise present in investments we make, including the following risks:

•	that our co-venturer or partner in an investment could become insolvent or bankrupt;

•	that our co-venturer or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals

•	that the co-venturer or partner could take actions that decrease the value of an investment to us; or

•	that the co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Any of the risks above might subject us to liabilities and thus reduce our returns on our investment with that co-venturer or partner.

We may invest in real estate-related investments, including joint ventures and co-investment arrangements.

We expect to primarily invest in properties as sole owner. However, we may, in our management’s sole discretion subject to our investment guidelines and available capital, invest as a joint venture partner or co-investor in an investment. In such event, we generally anticipate owning a controlling interest in the joint venture or co-investment vehicle. However, our joint venture partner or co-investor may have a consent or similar right with respect to certain major decisions with respect to an investment, including a refinancing, sale or other disposition. Additionally, we may rely on our joint venture partner or co-investor to act as the property manager or developer, and, thus, our returns will be subject to the performance of our joint venture partner or co-investor. While our management does not intend for these types of investments to be a primary focus of our company, our management may make such investments in its sole discretion.

CC&Rs may restrict our ability to operate a property.

Some of our properties are contiguous to other parcels of real property, comprising part of the same commercial center. In connection with such properties, there are significant covenants, conditions and restrictions (“CC&Rs”) restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

We may acquire and develop properties upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

We may invest in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups. Although we intend to limit any investment in unimproved property to property we intend to develop, your investment nevertheless is subject to the risks associated with investments in unimproved real property.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger competitors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore possibly increased prices paid for them. If we pay higher prices for properties and other investments, our profitability may be reduced and you may experience a lower return on your investment.

Our properties may face competition that could reduce the amount of rent paid to us, which would reduce the cash available for distributions and the amount of distributions.

We expect that our properties will typically be located in developed areas. Therefore, there are and will be numerous other properties within the market area of each of our properties that will compete with us for tenants. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for customer traffic and creditworthy tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties that we would not have otherwise made, thus affecting cash available for distributions, and the amount available for distributions to you.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, several conditions, such as our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties, may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Inflation and changes in interest rates may materially and adversely affect us and our tenants.

A rise in inflation may result in a rate of inflation greater than the increases in rent that we anticipate may be provided by many of our leases. Increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us.

In addition, to the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you. Furthermore, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of a tenant under its lease, the expiration of a tenant lease or early termination of a lease by a tenant. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to be distributed to you. In addition, because a property’s market value depends principally upon the value of the property’s leases, the resale value of a property with prolonged vacancies could decline, which could further reduce your return.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

Our properties will be subject to the Americans with Disabilities Act of 1990 (the “Disabilities Act”). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance will reduce the cash available for distributions and the amount of distributions to you.

We are exposed to risks related to increases in market lease rates and inflation, as income from long-term leases will be the primary source of our cash flow from operations.

We are exposed to risks related to increases in market lease rates and inflation, as income from long-term leases will be the primary source of our cash flow from operations. Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases, our cash flow from operations and financial position may be adversely affected.

We may not be able to re-lease or renew leases at our properties on terms favorable to us or at all.

We are subject to risks that upon expiration or earlier termination of the leases for space at our properties, the space may not be released or, if re-leased, the terms of the renewal or re-leasing (including the costs of required renovations or concessions to tenants) may be less favorable than current lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by an investment. If we are unable to re-lease or renew leases for all or substantially all of the spaces at these investments, if the rental rates upon such renewal or re-leasing are significantly lower than expected, if our reserves for these purposes prove inadequate, or if we are required to make significant renovations or concessions to tenants as part of the renewal or re-leasing process, we will experience a reduction in net income and may be required to reduce or eliminate distributions to our stockholders.

Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our property portfolio.

Lease defaults or terminations by one or more of our significant tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between us and a tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. In other circumstances, a tenant may have a contractual right to abate or suspend rent payments. Even without such right, a tenant might determine to do so. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by the property. If this were to occur, it could adversely affect our results of operations.

Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to our stockholders.

A significant portion of our rental income is expected to come from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

Risks Associated with Debt Financing

We have used and may continue to use mortgage and other debt financing to acquire properties or interests in properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. We also may borrow funds, if necessary, to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we may qualify as a REIT for federal income tax purposes at such time as our Board of Directors determines is in our best interest.

As of May 31, 2020, we had total cash (unrestricted and restricted) of approximately $1.1 million, properties with a cost basis of $39.0 million and outstanding debt of approximately $29.1 million.

There is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

If we cannot repay or refinance loans incurred to purchase our properties, or interests therein, then we may lose our interests in the properties secured by the loans we are unable to repay or refinance.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

Our policies do not limit us from incurring debt. For purposes of calculating our leverage, we assume full consolidation of all of our real estate investments, whether or not they would be consolidated under GAAP, include assets we have classified as held for sale, and include any joint venture level indebtedness in our total indebtedness.

High debt levels will cause us to incur higher interest charges, resulting in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, with respect to our variable rate debt, increases in interest rates increase our interest costs, which reduces our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered into.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash distributions we can make.

To qualify as a REIT, we will be required to distribute at least 90% of our annual taxable income (excluding net capital gains) to our stockholders in each taxable year, and thus our ability to retain internally generated cash is limited. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise capital by issuing more stock or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our property manager. These or other limitations may limit our flexibility and prevent us from achieving our operating plans.

As of May 31, 2020, we had five promissory notes totaling approximately $29.1 million, of which one promissory note in the amount of approximately $3.4 million requires us to maintain an annual debt service coverage ratio (also known as a “DSCR”) of 1.10:1.0, two promissory notes totaling approximately $13.3 million require our properties to maintain an annual DSCR of 1.25:1.0, and one promissory note totaling approximately $11.3 million require our properties to maintain a quarterly DSCR of 1.25:1.00. These loan agreements contain standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, in addition to the DSCR covenants described above. These covenants, as well as any future covenants we may enter into through further loan agreements, could inhibit our financial flexibility in the future and prevent distributions to stockholders.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. In such event, we may be required to sell our properties on an all-cash basis, which may make it more difficult to sell the property or reduce the selling price.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender would have the ability to look to our other assets for satisfaction of the debt if the proceeds from the sale or other disposition of the property securing the loan are insufficient to fully repay it. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

If we are required to make payments under any “bad boy” carve-out guaranties that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

In obtaining certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although we believe that “bad boy” carve-out guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against us under a “bad boy” carve-out guaranty following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

We may enter into derivative or hedging contracts that could expose us to contingent liabilities and certain risks and costs in the future.

Part of our investment strategy may involve entering into derivative or hedging contracts that could require us to fund cash payments in the future under certain circumstances, such as the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition and results of operations.

Further, the cost of using derivative or hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our derivative or hedging activity and thus increase our related costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, in many cases, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot be assured that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit the ability of a REIT to hedge the risks inherent to its operations. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Any income or gain derived by us from transactions that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of either the 75% or the 95% income test for the purposes of qualifying as a REIT, as defined below in “Material Federal Income Tax Considerations — Gross Income Tests,” unless specific requirements are met. Such requirements include that the hedging transaction be properly identified within prescribed time periods and that the transaction either (1) hedges risks associated with indebtedness issued by us that is incurred to acquire or carry real estate assets or (2) manages the risks of currency fluctuations with respect to income or gain that qualifies under the 75% or 95% income test (or assets that generate such income). To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the 75%- and 95%-income tests if we intended to qualify as a REIT in that taxable year. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Interest rates might increase.

Based on historical interest rates, current interest rates are low. If there is an increase in interest rates, any debt servicing on investments could be significantly higher than currently anticipated, which would reduce the amount of cash available for distribution to the stockholders. Also, rising interest rates may affect the ability of our management to refinance an investment. Investments may be less desirable to prospective purchasers in a rising interest rate environment and their values may be adversely impacted by the reduction in cash flow due to increased interest payments.

We may use floating rate, interest-only or short-term loans to acquire assets.

Our management has the right, in its sole discretion, to negotiate any debt financing, including obtaining (i) interest-only, (ii) floating rate and/or (iii) short-term loans to acquire assets. If our management obtains floating rate loans, the interest rate would not be fixed but would float with an established index (probably at higher interest rates in the future). No principal would be repaid on interest-only loans. Finally, we would be required to refinance short-term loans at the end of a relatively short period. No assurance can be given that our management would be able to refinance with fixed-rate permanent loans in the future, on favorable terms or at all, to refinance the short-term loans. In addition, no assurance can be given that the terms of such future loans to refinance the short-term loans would be favorable to our company.

We may use leverage to make investments.

Our management, in its sole discretion, may leverage our assets. As a result of the use of leverage, a decrease in revenues of a leveraged asset may materially and adversely affect that investment’s cash flow and, in turn, our ability to make distributions. No assurance can be given that future cash flow of a particular asset will be sufficient to make the debt service payments on any borrowed funds for that asset and also cover operating expenses. If the investment’s revenues are insufficient to pay debt service and operating expenses, we would be required to use net income from other assets, working capital or reserves, or seek additional funds. There can be no assurance that additional funds will be available, if needed, or, if such funds are available, that they will be available on terms acceptable to us.

Leveraging an asset allows a lender to foreclose on that asset.

Lenders financing an asset, even non-recourse lenders, are expected in all instances to retain the right to foreclose on that asset if there is a default in the loan terms. If this were to occur, we would likely lose our entire investment in that asset. Lenders may have approval rights with respect to an encumbered asset. A lender financing an asset will likely have numerous other rights, which may include the right to approve any change in the property manager for a particular investment.

Availability of financing and market conditions will affect the success of our company.

Market fluctuations in real estate financing may affect the availability and cost of funds needed in the future for investments. In addition, credit availability has been restricted in the past and may become restricted again in the future. Restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect the investments and our ability to execute its investment goals.

Risks Related to Limited Management Personnel and Certain Conflicts of Interest

The loss of any of our executive officers could adversely affect our ability to continue operations.

We only have three full-time employees and are therefore entirely dependent on the efforts of our President and our Chief Financial Officer, who currently serves on a part time basis. The departure of either of these employees and our inability to find suitable replacements, or the loss of other key personnel in the future, could have a harmful effect on our business.

Because we will have broad discretion to invest the net proceeds of this offering, we may make investments where the returns are substantially below expectations or which result in net operating losses.

We will have broad discretion, within the general investment criteria established by our Board, to invest the net proceeds of this offering and to determine the timing of such investments. In addition, our investment policies may be revised from time to time at the discretion of our Board, without a vote of our stockholders. Such discretion could result in investments that may not yield returns consistent with your expectations.

Our President and Chairman of the Board has guaranteed certain of our indebtedness, which could constitute a conflict of interest.

Our President and Chairman of the Board has guaranteed promissory notes for certain of our property acquisitions. As a guarantor, Mr. Sobelman’s interests with respect to the debt he is guaranteeing (and the terms of any repayment or default) may not align with the Company’s interests and could result in a conflict of interest.

We rely on our management team, who devote only some of their time to us and may not be in a position to devote their full-time attention to our operations, which may adversely affect our operations.

Our success depends upon the continued service provided by our management team, including Mr. Sobelman, our President and Chairman, and Mr. Russell, our Chief Financial Officer. Members of our management team have competing demands for their time and resources. Mr. Sobelman and Mr. Russell have other outside business activities which may cause conflicts of interest with respect to our operations. Pursuant to his employment agreement with us, Mr. Russell devotes up to 20 hours per week to our operations. Our operations may be sporadic and occur at times which are not convenient to Mr. Russell, which may result in periodic delays in performing his duties. Such delays could have a significant negative effect on the success of the business. To the extent the members of our management team have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and their other activities.

There may be conflicts of interest faced by our President and Chairman of the board, who is also a managing partner in 3 Properties, which may compete with us for his business time and for business opportunities to acquire properties.

While Mr. Sobelman serves as our full-time President and Chairman of the Board pursuant to his employment agreement with us, he is also the managing member of 3 Properties, which is a business formed in 2017 that operates as a commercial real estate broker. Mr. Sobelman’s business obligations and fiduciary duties with 3 Properties may limit his availability to focus on our business. If Mr. Sobelman does not devote sufficient time to us, or we are unable to obtain business opportunities to acquire properties sufficient for us to generate revenues, then our business may not succeed.

We may be subject to conflicts of interest arising out of our working with 3 Properties, a company managed by our President and Chairman of the Board.

We may purchase properties that 3 Properties has identified for the Company or where 3 Properties represents the seller of a property we purchase. For properties identified by 3 Properties, it acts as our brokerage agent for such properties. A conflict of interest may exist in such an acquisition because 3 Properties may be entitled to a real estate brokerage commission in connection with such a transaction. Any of our agreements and arrangements with 3 Properties, including those relating to compensation, are not the result of arm’s length negotiations and may be in excess of the amounts we would otherwise pay to third parties for such services. The sellers of properties acquired by the Company have paid 3 Properties $0, $230,224, and $124,616 during the three months ended March 31, 2020 and years ended December 31, 2019 and 2018, respectively, in brokerage fees for the acquisition of four properties. The Company also engaged 3 Properties to be its asset manager and has paid it $13,038, $23,260, and $2,191 during the three months ended March 31, 2020 and years ended December 31, 2019 and 2018, respectively.

Federal Income Tax Risks

The Company is not currently a REIT and may never become a REIT. Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions.

We have not qualified as a REIT to date and will not be able to satisfy the requirements of operating as a REIT until after this offering closes. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020. Our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific rules, the various tests imposed by the Code. We intend to structure our activities in a manner designed to satisfy all of these requirements. However, if certain of our operations were to be recharacterized by the Internal Revenue Service (the “IRS”), such recharacterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT. We will not apply for a ruling from the IRS regarding our status as a REIT. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could prevent our qualification or result in our disqualification as a REIT.

We are currently, and if we fail to qualify as a REIT for any taxable year after having qualified we will be, subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

We may have difficulty satisfying the requirement that we not be closely held.

One of the requirements for REIT qualification is that we not be closely held. For these purposes, we will be closely held if five or fewer individuals (including certain entities treated as individuals for this purpose) own (or are treated as owning under applicable attribution rules) more than 50% by value of our stock at any time during the second half of the taxable year. This requirement does not apply during our first REIT year. To the extent that we first elect to be taxed as a REIT for our taxable year ending December 31, 2020, the closely held test should become relevant in July of 2021 (or July of a later year, if the election is made for a taxable year after 2020). Our articles of incorporation generally restrict any person from owning or being treated as owning more than 9.8% of our stock, limiting the amount of our stock any five persons could own or be treated as owning 49% of our stock, in order to prevent us from failing the closely held requirement. As permitted in our articles of incorporation, however, our Board has waived these limits for Mr. Sobelman who currently owns 900,000 shares of our common stock, or about 42.8%. Our Board does not intend to reduce our ownership limit below 9.8% to a percentage that will ensure that four persons owning shares at such limit plus Mr. Sobelman will not own or be treated as owning more than 50% of our shares. Instead, the Board’s waiver to Mr. Sobelman is conditioned upon his agreement that if we would otherwise fail the “closely held” test, we will automatically redeem such number of Mr. Sobelman’s shares for consideration of $.01 per share as will permit us to satisfy the “closely held” test. If we fail to monitor our share ownership or to implement the redemption provision in the waiver to Mr. Sobelman, or the IRS does not respect the effective date of any redemptions, we may fail to qualify as a REIT.

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is challenged and re-characterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such gain. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or at the level of the other entities through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

REIT distribution requirements could adversely affect our liquidity.

In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to maintain our REIT status. We may have to incur short- or long-term debt or liquidate an investment in a property we were not planning to sell to pay these distributions. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments by raising equity capital and through borrowings from financial institutions and the debt capital markets. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20% (exclusive of the application of the 3.8% net investment tax). Dividends (other than capital gain dividends) payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income and therefore may be subject to a 37% maximum U.S. federal income tax rate on ordinary income when paid to such stockholders. The Tax Cuts and Jobs Act enacted in December 2017, however, reduces the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received that are not “capital gain dividends” or “qualified dividend income,” subject to complex limitations). This reduced rate applies for taxable years beginning on January 1, 2018 and through taxable years ending December 31, 2025. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock if we qualify as a REIT.

We may be unable to generate sufficient revenue from operations, operating cash flow or portfolio income to pay our operating expenses, and our operating expenses could rise, diminishing our ability to pay distributions to our stockholders.

If we are established as a REIT, we are generally required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and not including net capital gains, each year to our stockholders. To qualify for the tax benefits applicable to REITs, we have and intend to continue to make distributions to our stockholders in amounts such that we distribute all or substantially all our net taxable income each year, subject to certain adjustments. However, our ability to make distributions may be adversely affected by the risk factors described herein. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, the size of our investment portfolio, operating expense levels, and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. No assurance can be given as to our ability to pay distributions to our stockholders. In the event of a downturn in our operating results and financial performance or unanticipated declines in the value of our asset portfolio, we may be unable to declare or pay quarterly distributions or make distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our Board, which considers, among other factors, our earnings, financial condition, debt service obligations and applicable debt covenants, REIT qualification requirements and other tax considerations and capital expenditure requirements as our Board may deem relevant from time to time.

Legislative or regulatory action could adversely affect investors.

Because our operations are governed to a significant extent by the federal tax laws, new legislative or regulatory action could adversely affect investors.

You are urged to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock. You should also note that our counsel’s tax opinion assumes that no legislation will be enacted after the date of this prospectus that will be applicable to an investment in our shares, and that future legislation may affect this tax opinion.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares.

Foreign persons (other than certain foreign pension funds) disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, are generally subject to the Foreign Investment in Real Property Tax of 1980, as amended, known as FIRPTA, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were regularly traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common stock. See “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder.”

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $        million (or approximately $        million if the underwriter’s over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and estimated expenses of the offering, assuming a public offering price of $            per share.

We will contribute the net proceeds of this offering to our Operating Partnership as a capital contribution in exchange for additional common units in our Operating Partnership. Our Operating Partnership intends to use approximately $        of the net proceeds from this offering to operate our existing portfolio of commercial real estate properties; approximately $520,000 for general business purposes and working capital; and the remainder to acquire additional freestanding, single- and dual-tenant commercial properties. We cannot predict if or when we will identify and acquire properties that meet our acquisition criteria so as to permit us to invest the net proceeds of this offering. Except for fixed costs, the amounts actually spent by us for any specific purpose may vary and will depend on a number of factors. Non-fixed costs and general and administrative costs may vary depending on our business progress and development efforts, and general business conditions.

Once we qualify for taxation as a REIT, we intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a quarterly basis. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, and although not currently expected, distributions could be paid from the net proceeds of this offering. Our organizational documents do not restrict us from paying distributions from any source and do not restrict the amount of distributions we may pay from any source, including offering proceeds. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital.

Prior to the full investment of the net proceeds in net lease properties, we intend to invest the net proceeds in interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. These short-term investments are expected to provide a lower net return than we will seek to achieve from further investments in net lease properties.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been only a limited public market for our common stock. The public offering price was determined through negotiations between us and the underwriter, and does not necessarily bear any relationship to the value of our assets, our net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the securities. In addition to prevailing market conditions, the factors considered in determining the public offering price of our common stock included the following:

•	the information included in this prospectus;

•	the valuation multiples of publicly traded companies that we or the underwriter believes to be comparable to us;

•	our financial information;

•	our prospects and the history and prospects of the real estate industry;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our projected revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

DILUTION

As of March 31, 2020, our historical net tangible book value was $8.0 million, or $2.15 per share of our common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities but excluding intangible liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of March 31, 2020; adjusted for the Conversion of Redeemable Non-Controlling Interests for 1,639,650 common shares.

Our as adjusted net tangible book value as of March 31, 2020, which is our net tangible book value at that date, after giving effect to the sale of                  shares of common stock in this offering by us at an assumed public offering price of $                 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, would have been $                , or $                 per share. This amount represents an immediate increase in net tangible book value of $                 per share to our existing stockholders and an immediate dilution of $                 per share to investors participating in this offering. Dilution per share to investors participating in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by investors in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$
Historical net tangible book value per share as of March 31, 2020		$2.15
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering	$
As adjusted net tangible book value per share after giving effect to this offering	$
Dilution per share to investors participating in this offering	$

The information discussed above is illustrative only, and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. Each $        increase or decrease in the assumed public offering price of $             per share, would further increase or decrease the as adjusted net tangible book value per share after this offering by $             per share and the dilution per share to investors participating in this offering by $             per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase of                  in the number of shares offered by us would increase or decrease our as adjusted net tangible book value per share by approximately $            , and the dilution per share to investors participating in this offering by $            , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual offering price, the actual number of shares we offer in this offering, and other terms of this offering determined at pricing.

If the underwriter exercises its option to purchase additional shares in full, the as adjusted net tangible book value will increase to $                 per share, representing an immediate increase in as adjusted net tangible book value to existing stockholders of $                 per share and immediate dilution of $                 per share to investors participating in this offering.

The above discussion and table is based on 2,100,960 outstanding shares of common stock as of March 31, 2020 and excludes as of such date:

•	outstanding warrants to purchase up to 200,000 shares of our common stock at an exercise price of $5.00 per share; and

•	65,000 unvested shares of restricted stock.

In addition, except as otherwise indicated, the information above reflects and assumes no exercise by the underwriter of its option to purchase additional                shares of our common stock.

To the extent that any outstanding warrants are exercised or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

OUR DISTRIBUTION POLICY

On January 31, 2020, May 20, 2019 and October 18, 2019, our Board authorized a $0.0875, $0.105 and $0.105 per share cash distribution for shareholders of record of the Company’s common stock as of February 28, 2020, May 1, 2019 and October 1, 2019, respectively. David Sobelman, our president and founder and owner of approximately 42.8% of the Company’s outstanding common stock, waived his distribution for these periods and is expected to continue to waive his distribution until our distribution are fully covered by our cash flow, including distribution on Mr. Sobelman’s shares. However, Mr. Sobelman will be entitled to receive future distribution and his past waivers for these distribution does not act as a waiver for future distribution. From inception through the date of this prospectus, we have distributed approximately $510,271 to common stockholders.

We intend to make a pro rata distribution with respect to the period commencing upon the completion of this offering and ending on December 31, 2020, based on a distribution rate of $             per share of common stock for a full quarter. On an annualized basis, this would be $             per share of common stock, or an annualized distribution rate of approximately     % based on the mid-point of the price range set forth on the front cover of this prospectus. We estimate that this annual distribution rate will represent approximately     % of our estimated cash available for distribution to stockholders for the twelve months ending December 31, 2020. We do not intend to reduce the annualized distribution per share of common stock if the underwriter exercises its option to purchase additional shares. Our intended annual distribution rate has been established based on our estimate of cash available for distribution for the twelve months ending December 31, 2020, which we have calculated based on adjustments to our pro forma net income for the twelve months ended December 31, 2019. This estimate was based on our pro forma operating results and does not take into account our long-term business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings for such expenditures. In estimating our cash available for distribution for the twelve months ending December 31, 2020, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. It also does not reflect the amount of cash estimated to be used for investing activities, financing activities or other activities. Any such investing and/or financing activities may have a material and adverse effect on our estimate of cash available for distribution. Because we have made the assumptions described herein in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations, funds from operations (FFO), liquidity or financial condition, and we have estimated cash available for distribution for the sole purpose of determining our estimated initial annual distribution amount following this offering. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to make distributions. In addition, the methodology upon which we made the adjustments described herein is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the 12 months following the completion of this offering unless our financial condition, results of operations, FFO, liquidity and cash flows, general business prospects, economic conditions or other factors differ materially from the assumptions used in projecting our distribution rate. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the distribution rate. However, we cannot assure you that our estimate will prove accurate, and actual distributions may therefore be significantly below the expected distributions. Our actual results of operations will be affected by a number of factors, including the revenue received from the tenants leasing our properties, our operating expenses, interest expense and unanticipated capital expenditures, if any.

We cannot assure you that our estimated distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions will be at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law, including restrictions on distributions under Maryland law, and such other factors as our board of directors deems relevant. In addition, our charter allows us to issue preferred stock that could have a preference on any distributions we make and could limit our ability to make distributions to our stockholders. Additionally, under certain circumstances, agreements relating to our indebtedness could limit our ability to make distributions to our stockholders. For more information regarding risk factors that could materially and adversely affect us and our ability to make cash distributions, see “Risk Factors.”

If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from working capital, to borrow or raise equity or to reduce the amount of such distributions. Because we have not yet generated a profit, distributions to date have been made from offering proceeds. In the future, we expect to fund distributions principally from our funds that we generate from operations. However, until we generate sufficient cash flows, we expect our distributions will be from a combination of operating cash flows and offering proceeds.

The U.S. federal income tax laws require that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, and that it pay tax at U.S. federal corporate income tax rates to the extent that it annually distributes less than 100% of its REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income, and 100% of its undistributed income from prior years. For more information, see “Material U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax, and we may need to borrow funds or use offering proceeds to make certain distributions.

The following table sets forth calculations relating to the estimated distribution based on our pro forma net income for the twelve months ended December 31, 2020, as adjusted, and is provided solely for the purpose of illustrating the estimated distribution and is not intended to be a basis for determining future distributions.

Actual Net Loss for the year ended December 31, 2019		$(1,507,866)
Add: cash distributed to non-controlling interests in the Operating Partnership GIP LP		$493,521
Less: increase in operating Loss from acquisition		$(98,600)
Add: increase in operating income from reduction in expenses		$(245,733)
Pro Forma Net Loss for the twelve-months ended December 31, 2020		$(1,358,678)
Add: estimated net increases in contractual rental revenue		$—
Add: real estate depreciation and amortization		$1,038,841
Add: acquired lease intangible asset amortization		$410,470
Add: other depreciation and amortization		$—
Add: non-cash compensation expense		$100,159
Add: non-cash interest expense		$125,331
Add: cash distributed to non-controlling of interests		$122,469
Less: net effect of non-cash rental revenue (amortization of lease intangible assets)		$(109,499)
Less: recurring debt service		(327,965)

Estimated Cash Available for Distribution for the twelve-months ended December 31, 2020		$1,128

Estimated Cash Available for Distribution for the twelve-months ended December 31, 2020	$
Our stockholders’ share of estimated cash available for distribution (1)		$744,471
Non-controlling interests’ share of estimated cash available for distribution (2)		$215,270

Estimated initial annual distribution per share of common stock		$959,741
Total estimated initial annual distribution to stockholders (3)		$670,025
Total estimated initial annual distribution to non-controlling interests (4)		$193,743

Total estimated initial annual distribution to stockholders and non-controlling interests		$863,768
Payout ratio (5)		90%

(1)

Based on our estimated ownership of approximately         % of our Operating Partnership, based on ownership estimated as of December 31, 2020 upon completion of this offering. Includes $958,613 of unrestricted cash on hand as of May 31, 2020.

(2)

Represents the share of our estimated cash available for distribution for the twelve months ending December 31, 2020 that is attributable to the holders of OP units other than us and Redeemable Non-Controlling Interest estimated as of December 31, 2020.

(3)	Based on a total of shares of our common stock expected to be outstanding upon completion of this offering excluding 900,000 shares owned by our founder.
(4)	Based on a total of OP units expected to be outstanding upon completion of this offering.
(5)

Calculated as total estimated annual distribution to stockholders divided by our stockholders’ share of estimated cash available for distribution for the twelve months ending December 31, 2020. If the underwriter exercises its option to purchase additional shares in full (approximately              shares), our total estimated initial annual distribution to stockholders would be approximately $         million and our payout ratio would be         %.

OUR BUSINESS

Our Company

We are an internally managed Maryland corporation focused on acquiring and investing in net lease commercial retail, office and industrial properties located primarily in major cities in the United States. We were incorporated by our Chairman and President, David Sobelman, who has over 15 years of experience in the net lease real estate business.

We were incorporated in Maryland on June 19, 2015. Our business and registered office is located at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602. Our office space has been provided free of charge by David Sobelman, our President and Chairman of the Board. Our telephone number is (813) 448-1234 and our website is www.gipreit.com. The information contained in our website is not incorporated by reference in this prospectus.

Our purpose is to acquire and invest in net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets. We seek geographic diversity in our investments, although we view attractive opportunities as more important than geographic mix in our investment objectives. Although we are not currently a REIT, we intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020, and to conduct our operations so as to maintain that tax qualification.

We are a self-advised and self-administered Maryland corporation that invests primarily in freestanding, single-tenant commercial retail, office and industrial properties net leased to investment grade tenants. We operate as a self-advised REIT because our President provides advisory and administrative services to us, and our business and investment decisions are made by our management who manage our day-to-day affairs. We currently have one other employee beside Mr. Sobelman. To the extent necessary, we use consultants, attorneys, and accountants. See the section “Executive Compensation” for information in connection to compensation for our management and directors.

Although we are not currently a REIT, we intend to structure our business operations so that we may qualify as a REIT. In general, a REIT is a company that:

•	combines the capital of many investors to acquire or provide financing for real estate properties;

•	allows individual investors to invest in a large-scale diversified real estate portfolio through the purchase of interests, typically shares, in the REIT;

•	is required to pay dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and

•

is able to qualify as a REIT for federal income tax purposes and therefore avoids the “double taxation” treatment of income that would normally result from investments in a corporation because a REIT does not generally pay federal corporate income taxes on the portion of its net income distributed to its stockholders, provided certain income tax requirements are satisfied.

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020.

We operate by acquiring properties that we can in turn lease to tenants. A single net lease is a commercial real estate lease agreement in which the tenant agrees to pay property taxes in addition to rent. A single net lease is a form of pass through lease in which taxes associated with the property become the responsibility of the tenant instead of the landlord. On the other hand, a triple net lease is a commercial lease agreement in which the tenant agrees to pay a base rental amount and (1) the net amount of the landlord’s real estate taxes, (2) the net amount of the building insurance, and (3) the net amount of the common area maintenance expenses.

On the properties that we acquire, we generally expect that our leases will be triple or modified triple net leases to the extent possible. Of our six properties, four of our current leases are triple-net or modified triple-net leases. We consider one property a modified triple-net lease because the tenant pays all base rent and real estate taxes and provides its own defined insurance pursuant to its lease, which requires that we pay for certain incremental insurance required by our lenders. Our two office space leases include only base rent, but one provides for a reimbursement of specified operating costs.

There may, however, be some cases where we will be responsible for the replacement of specific structural components of a property, such as the roof or structure of the building.

Generally, we anticipate that with regard to the properties that we will acquire, leases will already be in place prior to a purchase, and that initial lease terms will have 5 to 10 years or more of primary lease term remaining as well as, in some cases, renewal options for further years. We may, however, enter into leases that have a shorter term. There are some cases where terms of the lease will need to be determined prior to a purchase as there may not be a lease already in place with the occupant prior to a purchase.

We determine tenant creditworthiness pursuant to various methods, including reviewing financial data and other information about the tenant. In addition, we may use an industry credit rating service to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. We will compare the reports produced by these services to the relevant financial and other data collected from these parties before consummating a lease transaction. Such relevant data from potential tenants and guarantors include income and cash flow statements and balance sheets for current and prior periods, net worth or cash flow of guarantors, and business plans and other data our management deems relevant.

We and our Operating Partnership were organized to operate using an UPREIT structure. We use an UPREIT structure because a sale of property directly to another person or entity generally is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property that desires to defer taxable gain on the sale of its property may transfer the property to the Operating Partnership in exchange for common units in the Operating Partnership and defer taxation of gain until the seller later disposes of its common units in the Operating Partnership. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

Following the two acquisitions described below, as of May 31, 2020, we own 59.306% of the outstanding common units in the Operating Partnership and outside investors own 40.694%. After we contribute the net proceeds of this offering to our Operating Partnership in exchange for common units of the Operating Partnership, our percentage ownership of outstanding common units in the Operating Partnership will increase to approximately     %, assuming the sale of                  shares of common stock in this offering by us at an assumed public offering price of $         per share.

Description of Real Estate/Description of our Investments

Acquired Properties

The following are characteristics of our properties as of March 31, 2020:

•

Creditworthy Tenants. Approximately 78.1% of our portfolio’s annualized base rent as of March 31, 2020 was derived from tenants that have (or whose parent company has) an investment grade credit rating from a recognized credit rating agency of “BB” or better. Our largest tenants are the General Service Administration, Maersk Line, Inc., PRA Group and Pratt & Whitney, all who have an ‘BB-’ credit rating or better from S&P Global Ratings and contributed approximately 81.2% of our portfolio’s annualized base rent as of March 31, 2020.

•

100% Occupied with Long Duration Leases. Our portfolio is 100% leased and occupied. The leases in our initial portfolio have a weighted average remaining lease term of approximately 7.8 years (based on annualized base rent as of March 31, 2020).

•

Contractual Rent Growth. Approximately 42% of the leases in our initial portfolio (based on annualized base rent as of March 31, 2020) provide for increases in contractual base rent during futures years of the current term. In addition, approximately 63% (based on annualized base rent as of March 31, 2020) of the leases in our initial portfolio allow for increases in base rent during the lease extension periods.

•	Average Effective Annual Rental per Square Foot. Average effective annual rental per square foot is $17.48. We generally depreciate all properties on a straight line basis over a 30 – 40 year period.

Given the nature of our leases, our tenants either pay the realty taxes directly or reimburse us for such costs. We believe all of our properties are adequately covered by insurance.

The table below presents an overview of the properties in our initial portfolio as of March 31, 2020, unless otherwise indicated:

Property Type	Property Location	Rentable Square Feet	Tenant(s)	S&P Credit Rating (1)	Lease Expiration Date	Remaining Term (Years)	Options (Number x Years)	Tenant Extension Contractual Rent Escalations	Annualized Base Rent (2)	Annualized Base Rent Sq. Ft.	Base Rent as a % of Total
Retail	Washington, DC	3,000	7-Eleven Corporation	AA-	3/31/2026	6.1	2 x 5	Yes	$118,000	$39.33	3.6%
Retail	Tampa, FL	2,200	Starbucks	BBB+	2/29/2028	8.0	4 x 5	Yes	$182,500	$82.95	5.6%
Industrial	Huntsville, AL	59,091	Pratt & Whitney Automation, Inc.	BBB+	1/31/2029	9.0	2 x 5	Yes	$684,996	$11.59	21.0%
Retail	Cocoa, FL	15,120	Walgreen Co. (3)	BBB	12/31/2029	9.9	3 x 5	No	$313,480	$20.73	9.6%
Office	Norfolk, VA	49,902	General Services Adminstration of the United State of America and	AA+	9/17/2028	8.6	—	No	$882,476	$17.68	27.1%
	Norfolk, VA	22,247	Maersk Line, Limited	BBB	12/1/2021	1.7	2 x 5	Yes	$363,763	$16.35	11.2%
Office	Norfolk, VA	34,847	PRA Holdings, Inc. (4)	BB-	8/31/2027	7.5	1 x 5	Yes	$714,108	$20.49	21.9%

(1)	Tenant, or tenant parent, rated entity.
(2)	Annualized cash base rental income in place as of March 31, 2020. Our leases do not include tenant concessions or abatements.
(3)	Tenant has the right to terminate on the following dates: July 31, 2028, July 31, 2033, July 31, 2038, July 31, 2043, July 31, 2048, July 31, 2053, July 31, 2058 and July 31, 2063.
(4)	Tenant has the right to terminate the lease on August 31, 2024 subject to certain conditions.

As of the date of this prospectus, we own six assets described in more detail below:

•

On June 29, 2017, we acquired through our wholly-owned Delaware subsidiary, GIPDC 3707 14th ST, LLC, a 3,000 square foot single tenant retail condo located at 3707-3711 14th Street, NW in Washington, D.C. (the “D.C. Property”) for approximately $2.6 million in total consideration, with 7-Eleven Corporation as a continuing tenant. The lease for the D.C. Property is a triple-net lease with an initial term of ten years, ending March 31, 2026, with two options to extend the term of the lease for two additional five-year periods. The base rent is $9,833.33 per month for the first five years of the lease, increasing to $10,817.00 per month for years six through ten of the lease term. We have granted a first priority mortgage on the D.C. property and each of the Tampa, Florida and Huntsville, Alabama properties described below, to secure a $11.3 million loan from DBR Investments Co. Limited to GIPDC 3707 14TH ST, LLLC and two of our other wholly-owned subsidiaries, GIPFL 1300 S DALE MABRY, LLC and GIPAL JV 15091 SW ALABAMA 20, LLC (the “DC/Tampa/Alabama Loan”). The DC/Tampa/Alabama Loan matures in February 2030 and the loan agreement for this loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that the properties, securing the loan, maintain a debt service coverage ratio of not less than 1.25:1.00, measured quarterly. Mr. Sobelman has personally guaranteed certain recourse obligations and liabilities with respect to the DC/Tampa/Alabama Loan.

•

On April 4, 2018, we acquired through our wholly-owned Delaware subsidiary, GIPFL 1300 S. DALE MABRY, LLC, a 2,200 square foot single tenant retail stand-alone property located at 1300 South Dale Mabry Highway in Tampa, Florida (the “Tampa Property”) for approximately $3.6 million in total consideration, with a corporate Starbucks Coffee as a continuing tenant. The lease for the Tampa Property is a triple-net lease with an initial term of ten years, ending February 29, 2028, with two options to extend the term of the lease for four additional five-year periods. The base rent for years one through five of the lease term is $15,208.33 per month, increasing to $16,729.17 per month for years six through ten of the lease term. The lease includes a right of first offer in favor of Starbucks in the event we decide to sell the Tampa Property to a third party purchaser. As described above, we have granted a first lien mortgage on the Tampa Property to secure the DC/Tampa/Alabama Loan and Mr. Sobleman has personally guaranteed certain recourse obligations and liabilities with respect to the loan. Starbucks Corporation files annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC.

•

On December 20, 2018, we acquired a 59,000 square foot single tenant industrial building located at 15091 Alabama Highway 20, in Huntsville, AL (the “Alabama Property”) for approximately $8.4 million in total consideration, with Pratt & Whitney Automation, Inc. as a continuing tenant. The fee owner of the Alabama Property is our subsidiary GIPAL JV 15091 SW ALABAMA 20, LLC (the “Alabama Subsidiary”). The acquisition was funded in part by a capital contribution of approximately $2.2 million to the Alabama Subsidiary by the holder of all of the outstanding Class A Preferred membership units in the Alabama Subsidiary (the “Alabama Preferred Member”). We redeemed 100% of the Alabama Preferred Member’s membership interests in the Alabama Subsidiary on December 18, 2019 for approximately $2.4 million in cash, using existing cash and the proceeds from a $1.9 million secured non-convertible promissory note issued by the Operating Partnership to the Clearlake Preferred Member which is secured by all of the personal and fixture property assets of the Operating Partnership. This note accrues interest at a 10% per annum rate, which is payable monthly to the Clearlake Preferred Member. The principal amount of the note will become due and payable on December 16, 2021. On February 11, 2020 we prepaid a portion of the outstanding principal of the $1.9 million note issued to the Clearlake Preferred Member. The remaining portion of the acquisition of the Alabama Property was funded with a $6.1 million mortgage loan, that was refinanced in February 2020 using the proceeds of the DC/Tampa/Alabama Loan. As described above, we have granted a first lien mortgage on the Alabama Property to secure the DC/Tampa/Alabama Loan and Mr. Sobleman has personally guaranteed certain recourse obligations and other liabilities with respect to the loan. The lease for the Alabama Property is a triple-net lease with an initial term of ten years, ending January 31, 2029, provided Pratt & Whitney has the option to terminate the lease effective January 31, 2024 upon not less than six months’ prior written notice. If Pratt & Whitney elects to terminate the lease on January 31, 2024, it is required to pay us a termination payment of $493,612.70, to reimburse us for the unamortized portions of the tenant improvements and real estate leasing fees previously paid by us, and a termination fee. The monthly rent under the lease is $57,083 per month. United Technologies Corporation, the parent company of Pratt and Whitney Corporation, files annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC.

•

On September 11, 2019, we acquired an approximately 15,000-square-foot, single tenant building located at 1106 Clearlake Road, Cocoa, Florida (the “Cocoa Property”) for total consideration of approximately $4.5 million, with Walgreen Co. as a continuing tenant (“Walgreens”). The acquisition was funded in part with debt financing of approximately $3.4 million and in part with a capital contribution of $1.2 million to our Delaware operating subsidiary, GIPFL JV 1106 Clearlake Road, LLC (the “Clearlake Subsidiary”), by the holder of all of the outstanding Class A Preferred membership units in the Clearlake Subsidiary (the “Clearlake Preferred Member”). The Clearlake Preferred Member will be paid a 10% annual preferred return on its capital contribution. The Clearlake Preferred Member’s interest in the Clearlake Subsidiary is a “Redeemable Non-Controlling Interest” because it is a non-controlling interest and is redeemable for cash or common units in the Operating Partnership at the election of the Clearlake Preferred Member after 24 months. The $3.4 million loan incurred in connection with the acquisition of the Cocoa Property is secured by a first priority mortgage on the Cocoa Property in favor of American Momentum Bank (the “Cocoa American Momentum Loan”). The loan agreement for Cocoa American Momentum Loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that we maintain a minimum DSCR of not less than 1.1 to 1.0, measured annually. The loan agreement for the Cocoa American Momentum Loan also provides for a mandatory repayment in full twelve months from the date Walgreens formally notifies us that it will cease operations at the Cocoa Property. The Cocoa American Momentum Loan matures September 11, 2021, and Mr. Sobelman has personally guaranteed the repayment of up to fifty percent of the outstanding principal due under the Cocoa American Momentum Loan. The Walgreens lease term expires on July 31, 2068, provided Walgreens has the option to terminate the lease effective July 31, 2028, July 31, 2033, July 31, 2038, July 31, 2043, July 31, 2048, July 31, 2053, July 31, 2058 and July 31, 2063 upon at least six months prior written notice. The rent is fixed during the lease term and is equal to $26,123.35 per month. The lease includes a right of first refusal in favor of Walgreens in the event we receive a bona fide offer to purchase the Cocoa Property during the term of the lease. Walgreens Boots Alliance, Inc. files annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC.

•

On September 30, 2019 we acquired through our wholly-owned Delaware subsidiary, GIPVA 2510 Walmer Ave, LLC, an approximately 72,000 square foot two-tenant office building located at 2510 Walmer Avenue, Norfolk, Virginia (the “Walmer Property”) for total consideration of approximately $11.5 million, with each of the General Services Administration of the United States of America and Maersk Line, Limited (“Maersk”) as continuing tenants. The acquisition of the Walmer Property was funded by issuing 993,000 common units in the Operating Partnership, priced at $5.00 per unit, for a total value of $4,965,000, plus an additional $822,000 in cash, and the assumption of approximately $6.0 million of existing mortgage debt. The debt assumed in connection with the acquisition has been refinanced by a new loan from Bayport Credit Union in the amount of approximately $8.3 million (the “Walmer Avenue Bayport Loan”), and the refinancing resulted in approximately $1,206,000 of cash. The Walmer Avenue Bayport Loan matures on September 30, 2024 and Mr. Sobelman has provided a guaranty of the Borrower’s nonrecourse carve out liabilities and obligations in favor of Bayport Credit Union. The loan agreement for the Walmer Avenue Bayport Loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that we maintain a minimum DSCR with respect to the Walmer Avenue Property of not less than 1.25 to 1.0, measured annually on a trailing twelve month basis. In addition, the loan agreement requires that we also maintain a minimum DSCR of not less than 1.25 to 1.0 with respect to our Corporate Boulevard Property described below, and a minimum DSCR across our entire portfolio of properties of not less than 1.0 to 1.0, in each case measured annually on a trailing twelve month basis. The lease with the United States of America at the Walmer Property (the “GSA Lease”) has a term ending September 17, 2028 following the exercise of an option to extend the term of the lease for one five-year period. The annual rent payable under the GSA Lease is $882,476.30, payable monthly in arrears at the rate of $73,539.69 per month, subject to annual adjustment for increases and decreases in real estate taxes and operating costs associated with the Walmer Property. The lease with Maersk at the Walmer Property (the “Maersk Lease”) has an initial term of five years, commencing December 19, 2016 and ending December 1, 2021, with two options to extend the term of the lease for two additional five-year periods upon not less than six months written notice. The current base rent of the Maersk Lease is $29,052.30 per month, with the base rent increasing 3% on each anniversary of the commencement date during the term. The Maersk Lease includes a right of first refusal in favor of Maersk to lease space in the Walmer Property that is contiguous to the Maersk leased space as such space becomes available to third parties. The Maersk Lease also contains an expansion option in favor of Maersk to expand their leased premises into any available contiguous space at the Walmer Property.

•

On September 30, 2019 we acquired through our wholly-owned Delaware subsidiary, GIPVA 130 Corporate Blvd, LLC, an approximately 35,000 square foot single tenant office building located at 130 Corporate Boulevard, Norfolk, Virginia (the “Corporate Boulevard Property”), for total consideration of approximately $7.1 million, with PRA Holdings, Inc. as a continuing tenant. The acquisition was funded with the issuance of 406,650 common units in the Operating Partnership, priced at $5.00 per unit, for a total value of $2,033,250 plus an additional $100,000 in cash, and the assumption of approximately $5.2 million of mortgage debt with Bayport Credit Union (the “Corporate Boulevard Bayport Loan”). The Corporate Boulevard Bayport Loan matures on October 23, 2024 and Mr. Sobelman has provided a guaranty of the Borrower’s nonrecourse carve out liabilities and obligations in favor of Bayport Credit Union. The loan agreement for the Corporate Boulevard Bayport Loan contains standard affirmative and negative covenants, including prohibitions on additional liens on the collateral, financial reporting obligations and maintenance of insurance, as well as a covenant that we maintain a minimum DSCR with respect to the Corporate Boulevard Property of not less than 1.25 to 1.0, measured annually on a trailing twelve month basis. In addition, the loan agreement requires that we also maintain a minimum DSCR of not less than 1.25 to 1.0 with respect to our Walmer Avenue Property, and a minimum DSCR across our entire portfolio of properties of not less than 1.0 to 1.0, in each case measured annually on a trailing twelve month basis. The lease with PRA Holdings expires on August 31, 2027, with one option to extend the term of the lease for one additional five year period. PRA Holdings has a one-time option to terminate the lease effective August 31, 2024 upon not less than 12 months prior notice and payment of a $236,372.77 termination fee. The current monthly rent is $59,212.99, increasing 3% per annum each September if the Consumer Price Index is greater than 3% in any year, or increasing annually at 1.5% per annum if the Consumer Price Index is less than 3% in any year. The lease includes a right of first refusal in favor of PRA Holdings to lease contiguous vacant available space in the Corporate Boulevard Property.

Acquisition Pipeline

On August 24, 2018, we entered into a Purchase and Sale Agreement with Maritime Woods Development, LLC for the purchase of an approximately 5,800-square-foot free-standing condominium unit located at 7100 Maritime Woods Drive, Manteo, North Carolina, solely occupied by the United States of America, for a total consideration of approximately $1.7 million. The single-

tenant property is in a coastal area of North Carolina. During our due diligence with respect to the North Carolina Property, we discovered certain deficiencies with respect to the condominium documents relating to the North Carolina Property and the parties entered into an amendment to the Purchase and Sale Agreement on November 21, 2018 extending our inspection period with respect to the North Carolina Property to within forty-five days of our acceptance and satisfaction of the corrective actions taken by the seller with respect to the deficiencies. We anticipate completing the acquisition of the condominium unit in October 2020.

Property and Asset Management Agreements

We have engaged 3 Properties, a business managed by our President, to provide asset management services for all six of our properties pursuant to the following agreements:

•

On February 4, 2019 we entered into a Property Management Agreement with 3 Properties for the management of the D.C. Property, the Tampa Property and the Alabama Property (the“D.C./Tampa/Alabama Management Agreement”). The D.C./Tampa/Alabama Management Agreement is for an initial one year term commencing on January 1, 2019, with automatic one year renewals thereafter unless terminated upon sixty days prior notice by either party. Both parties also have the option to terminate the D.C./Tampa/Alabama Management Agreement with or without cause upon ninety days prior written notice. The property manager is paid an asset management fee equal to 1.75% of the gross monthly rents received from the three properties, payable monthly in arrears, plus an additional $125 per hour fee for managing projects for the improvement, repair, legal compliance and alteration of the properties outside the agent’s scope of work or where the cost of the project is greater than $5,000.

•

On October 22, 2019 we entered into a Property Management Agreement with 3 Properties for the management of the Walmer Avenue Property and Corporate Boulevard Property (the“Walmer/Corporate Management Agreement”). The Walmer/Corporate Management Agreement is for an initial one year term commencing on October 1, 2019, with automatic one year renewals thereafter unless terminated upon sixty days prior notice by either party. Both parties also have the option to terminate the Walmer/Corporate Management Agreement with or without cause upon ninety days prior written notice. The property manager is paid an asset management fee equal to 1.50% of the gross monthly rents received from the properties, payable monthly in arrears, plus an additional $125 per hour fee for managing projects for the improvement, repair, legal compliance and alteration of the properties outside the agent’s scope of work or where the cost of the project is greater than $5,000.

•

On October 22, 2019 we entered into a Property Management Agreement with 3 Properties for the management of the Cocoa Property (the “Cocoa Management Agreement”). The Cocoa Management Agreement is for an initial one year term commencing on October 1, 2019, with automatic one year renewals thereafter unless terminated upon sixty days prior notice by either party. Both parties also have the option to terminate the Cocoa Management Agreement with or without cause upon ninety days prior written notice. The property manager is paid an asset management fee equal to 1.75% of the gross monthly rents received from the property, payable monthly in arrears, plus an additional $125 per hour fee for managing projects for the improvement, repair, legal compliance and alteration of the properties outside the agent’s scope of work or where the cost of the project is greater than $5,000.

We have engaged Colliers International Asset Services to provide property management services to our two properties in Norfolk, Virginia. The agreements provide for us to pay Colliers International Asset Services a management fee equal to 2.5% of the gross collected rent of each of the two properties (inclusive of tenant expense reimbursements) as well as a construction supervision fee for any approved construction. The agreements are for a term of one year and automatically renew on a month-to-month basis thereafter.

Future Rental Payment

The following table presents future minimum base rental cash payments due to the Company over the next five calendar years and thereafter as of March 31, 2020:

As of March 31,
2020
2020 (9 months)	$2,446,000
2021	3,258,000
2022	2,928,000
2023	2,943,000
2024	2,938,000
Thereafter	10,444,000

$24,957,000

(1)	Rental income estimates adjusted to contemplate rent increases. A lease that has a term of 50 years is assumed to terminate after 10 years.

Method of Operation

Our primary investment objectives are:

•	to provide current income for you through the payment of cash distributions;

•	to preserve and return investor capital contributions; and

•	to realize capital appreciation on our properties.

We currently own six properties and intend to continue acquiring properties we deem suitable with the net proceeds of this offering. We intend to continue to focus our investments primarily on the acquisition of freestanding, single-tenant commercial properties net leased to investment grade and other creditworthy tenants. Unlike funds that invest solely in multi-tenant properties, we plan to acquire a diversified portfolio comprised primarily of single-tenant properties.

We believe that single-tenant commercial properties, as compared with shopping centers, multi-tenant office buildings, malls, and other traditional multi-tenant properties, offer a distinct investment advantage since single-tenant properties generally require less management and operating capital and have less recurring tenant turnover than do multi-tenant properties. In addition, since we intend to acquire properties that are not concentrated in a single geographic market, we expect to be able to minimize the potential adverse impact of economic downturns in local markets. We will also seek to acquire properties with long-term leases with investment grade or other creditworthy tenants. We will acquire or invest in properties located only in the United States.

Our President will conduct the research on our future property and manage all aspects of acquisition. Upon identifying a target property, our President will work with the sellers or agents to provide documentation and property disclosures. In the event the property is of further interest, our President intends to hire an independent building inspector to report on the building’s condition estimate renovation costs. If the property is of further interest, our President intends to travel to the property prior to the Company making an offer to purchase. To the extent that we acquire properties brokered by 3 Properties, our President will face a conflict of interest, as he is our President and Chairman of the Board and also owns and serves as the managing member of 3 Properties. See “Certain Relationships and Related Party Transactions.”

We have and may continue to acquire properties through joint ventures in order to diversify our portfolio of properties in terms of geographic region, property type, and tenant industry group. In our estimation, increased portfolio diversification could reduce the risk to our ability to generate profits as compared to a program with less diversified investments. We also believe that joint ventures may offer us attractive investment opportunities that would otherwise not be available with owners who are reluctant to sell a 100% interest in their property. Our joint ventures (which are generally classified as Redeemable Non-Controlling Interest or Non-Redeemable Non-Controlling Interest in our Operating Partnership) may be with an affiliate or with third parties. Generally, however, we will likely only enter into a joint venture in which we will control the decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture, and in that case our ability to operate profitably may be at risk if we are unable to cover the costs of operating the properties operated by those possible joint ventures.

Operation through Our Operating Partnership

We are the sole general partner of Generation Income Properties, L.P., our Operating Partnership, which is the subsidiary through which we conduct substantially all of our operations. Through its own subsidiaries, the Operating Partnership owns all of our properties, as shown below:

The following chart shows the structure of our company as of May 31, 2020:

(1)	Brown Family Enterprises, LLC, the Clearlake Preferred Member, owns a redeemable limited partnership interest in GIPFL JV 1106 Clearlake Road, LLC.

See “Our Operating Partnership and the Partnership Agreement” for more information.

Market Opportunity

We believe that there is a current trend among REITs and other institutional purchasers of U.S. net lease properties to seek out properties that provide the highest initial return possible, including those properties in undesirable locations with lower real estate values. In our estimation, this trend provides an opportunity for us to purchase prime net lease real estate assets that are being overlooked by REITs and other institutional investors. With the vast number of similar real estate companies focused on assets fitting this immediate-return-criterion, we believe that many assets are being overlooked, and we will be searching for assets that we believe will have the greatest potential for long-term real estate appreciation, namely, those assets with a high credit-rated tenant in a long-term, net leased property.

A single net lease is a commercial real estate lease agreement in which the tenant agrees to pay property taxes in addition to rent. A single net lease is a form of pass through lease in which taxes associated with the property become the responsibility of the tenant instead of the landlord. On the other hand, a triple net lease is a commercial lease agreement in which the tenant agrees to pay a base rental amount and (1) the net amount of the landlord’s real estate taxes, (2) the net amount of the building insurance, and (3) the net amount of the common area maintenance expenses.

According to Real Capital Analytics and Colliers International U.S. Research Report “Single Tenant Net Lease Retail H2 2018” report, the dollar volume of single tenant net lease (STNL) retail property transactions fell 10.6% in 2018 versus 2017, while the number of transactions declined 2.6% year over year. After peaking in 2015, the transaction volume has declined to below 2013 levels indicating additional opportunities will begin to arise in coming years. This decrease followed a dramatic increase in transaction volume from 2009 through 2014, during which period attractive financing was widely available and industry fundamentals were generally favorable.

We believe that a number of factors, including debt defaults, maturity defaults and lack of available financing and under-capitalized owners, described above, will increase pressure on certain net lease owners to sell properties at prices that we believe are attractive and that transaction volumes will continue to decrease over the next several years.

Real Capital Analytics and Colliers International U.S. Research Report “Single Tenant Net Lease Retail H2 2018”

Our Opportunity

We intend to continue to raise money through securities offerings to continue to grow the assets of our Company. We currently own six properties which were acquired with debt, joint venture equity and using proceeds from a prior offering. We intend to acquire additional properties when we raise sufficient funds and identify suitable properties.

Competitive Strengths

We expect the following factors will benefit us as we implement our business strategy:

•

Experienced Board of Directors and Board of Advisors. We believe that we have a seasoned and experienced board of directors and board of advisors that will help us achieve our investment objectives. In combination, our directors have approximately 47 years of experience in the real estate industry.

•

Experienced Leadership. We are led by our Chairman and President, David Sobelman. He founded the company after serving almost 13 years in different capacities within the net lease commercial real estate market. In June 2017, Mr. Sobelman started 3 Properties, a commercial real estate brokerage firm focused solely on the net lease market. Mr. Sobelman has held various roles within the single tenant, net lease commercial real estate investment market, including investor, asset manager, broker, owner, analyst and advisor.

•

Focused Property Investment Strategy. We have invested and intend to invest primarily in assets that are geographically located in prime markets throughout the United States, with an emphasis on the major primary and coastal markets, where we believe there are greater barriers to entry for the development of new net lease properties.

•

Disciplined Approach to Underwriting and Due Diligence. Before acquiring a property, our team, led by Mr. Sobelman, intends to follow a disciplined underwriting and due diligence process. The due diligence process will focus on the credit worthiness of the tenants, lease term and quality, real estate fundamentals and risk adjusted return analysis.

•

Focus on Capital Preservation. Our management team intends to place a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a focus on relative values among the target assets that are available in the market. We will utilize what we view as appropriate leverage with the goal to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or re-financing exposure.

•

Existing Acquisition Pipeline. We believe our extensive network of long standing relationships will provide us with access to a pipeline of acquisition opportunities that will enable us to identify and capitalize on what we believe are attractive acquisition opportunities for our leasing efforts.

•

Established and Developing Relationships with Real Estate Financing Sources. We believe our existing relationships with institutional sources of debt financing could provide us with attractive and competitive debt financing options as we grow our property portfolio, and provide us the opportunity to refinance our existing indebtedness.

•

Growth-Oriented, Flexible and Conservative Capital Structure. With the completion of this offering, we believe our capital structure will provide us with an advantage over many of our private and public competitors. Upon completion of this offering, we will have no legacy balance sheet issues and limited near-term maturities, which will allow management to focus on business and growth strategies rather than balance sheet repair.

Business Strategy and Investment Criteria

We expect to acquire and operate a portfolio of commercial real estate consisting primarily of freestanding, single-tenant commercial properties, net leased to investment grade tenants, which generally are companies that have a debt rating by Moody’s Corporation of Baa3 or better or a credit rating by Standard & Poor’s of BBB- or better, or their equivalents, are guaranteed by a company with such rating, and other creditworthy tenants located throughout the United States. We also may invest in a smaller number of multi-tenant properties that complement our overall investment objectives. In addition, we may invest in entities that make similar investments. We believe that these investments can produce attractive risk-adjusted returns because we expect to acquire properties that have a strong long-term potential at increasing the value of the real estate. Our long-term goal is to maintain a lower-leverage capital structure when acquiring assets for the portfolio. However, in the early stages of our business, with respect to assets either acquired with debt financing or refinanced, the debt financing amount generally could be up to approximately 80% of the acquisition price of a particular asset, provided, however, we are not restricted in the amount of leverage we may use to finance an asset.

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020.

We utilize extensive research to evaluate target markets and properties, including a detailed review of the long-term economic outlook, trends in local demand generators, competitive environment, property systems and physical condition, and property financial performance. Specific acquisition criteria may include, but are not limited to, the following:

•	premier properties;

•	properties not subject to long-term management contracts with management companies;

•	properties with stable primary tenants with good credit in long leases;

•	potential return on investment initiatives, including upgrades and possible expansion;

•	opportunities to implement value-added operational improvements; and

•	strong demand growth characteristics supported by favorable demographic indicators.

Though we do not intend to engage in significant development or redevelopment of net lease properties, over the long term we may acquire properties that we believe would benefit from significant redevelopment or expansion.

If we believe outside help is desirable, we may enter into flexible management contracts with third-party net lease management companies for the operation of our net leases that will provide us with the ability to replace operators and/or reposition properties, to the extent that we determine to do so, and will align our operators with our objective of generating the highest return on investment. In addition, we believe that flexible management contracts could facilitate the sale of net leases, and we may seek to opportunistically sell net leases if we believe sales proceeds may be invested in net lease properties that offer more attractive risk-adjusted returns.

Financing Strategies

Our long-term goal is to maintain a lower-leveraged capital structure and lower outstanding principal amount of our consolidated indebtedness. However, we anticipate in the early stages of our business, with respect to assets either acquired with debt financing or refinanced, the debt financing amount generally could be up to approximately 80% of the acquisition price of a particular asset, provided, however, we are not restricted in the amount of leverage we may use to finance an asset. Particular assets may be more highly leveraged. Over time, we intend to reduce our debt positions through financing our long-term growth with equity issuances and some debt financing having staggered maturities. Our debt may include mortgage debt secured by our properties and unsecured debt. Over a long-term period, we intend to maintain lower levels of debt encumbering our properties.

When purchasing net lease properties, we have and may continue to issue common units in our Operating Partnership as full or partial consideration to sellers who may desire to take advantage of tax deferral on the sale of a net lease or participate in the potential appreciation in value of our common stock.

Competition

The net lease industry is highly competitive. We compete to acquire properties with other investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, many of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage. This competition increases the demand for the types of properties in which we wish to invest and, therefore, reduces the number of suitable acquisition opportunities available to us and increases the prices paid for such acquisition. This competition will increase if investments in real estate become more attractive relative to other forms of investment.

As a landlord, we will compete for tenants in the multi-billion dollar commercial real estate market with numerous developers and owners of properties, many of which own properties similar to ours in the same markets in which our properties are located. Many of our competitors will have greater economies of scale, have access to more resources and have greater name recognition than we do. If our competitors offer space at rental rates below current market rates or below the rental rates we charge our tenants, we may lose our tenants or prospective tenants and we may be pressured to reduce our rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to retain tenants when our leases expire.

Employees

As of May 31, 2020, we had two part-time employees and three full time employees, including David Sobelman, who serves as our Chief Executive Officer, President and Secretary, and Richard Russell who serves as our part-time Chief Financial Officer. We plan to use consultants, attorneys, and accountants, as necessary.

Environmental Matters

To control costs, we intend to limit our investments to properties that are environmentally compliant or that do not require extensive remediation upon acquisition. To do this, we intend to conduct assessments of properties before we decide to acquire them. These assessments, however, may not reveal all environmental hazards. In certain instances we will rely upon the experience of our management and we expect that in most cases we will request, but will not always obtain, a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials. Additionally, we seek to ensure that many of our leases will contain clauses that require a tenant to reimburse and indemnify us for any environmental contamination occurring at the property. We do not intend to purchase any properties that have known environmental deficiencies that cannot be remediated.

Federal, state and local environmental laws and regulations regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, cleanup and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws typically impose cleanup responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, cleanup and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. In addition, under the environmental laws, courts and government agencies have the authority to require that a person or company who sent waste to a waste disposal facility, such as a landfill or an incinerator, must pay for the cleanup of that facility if it becomes contaminated and threatens human health or the environment. Any of these cleanup costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment in that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while occupying a net lease may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a net lease property) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders. Prior to any acquisition of property, we will seek to obtain environmental site assessments to identify any environmental concerns at the property. However, these environmental site assessments may not reveal all environmental costs that might have a harmed our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

As a result, we may become subject to material environmental liabilities of which we are unaware. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities on us, or (2) the environmental condition of our net lease properties will not be affected by the condition of the properties in the vicinity of our net lease properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Insurance

We require our tenants to maintain liability and property insurance coverage for the properties they lease from us pursuant to net leases. Pursuant to the leases, our tenants may be required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. All tenants are required to maintain casualty coverage. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenants with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to any of our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for any indebtedness, even if these properties are irreparably damaged. In addition to being a named insured on our tenants’ liability policies, we intend to separately maintain commercial general liability coverage with an aggregate limit of $2,000,000. We also intend to maintain full property coverage on all untenanted properties and any other property coverage required by any of our lenders that is not required to be carried by our tenants under our leases.

JUMPSTART OUR BUSINESS STARTUPS ACT

In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things, exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1.07 billion of total annual gross revenues during its last completed fiscal year. We currently qualify as an emerging growth company, but will no longer qualify after the earliest of:

•	the last day of the fiscal year during which we have annual total gross revenues of $1.07 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

•	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

•	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

As an emerging growth company, we are eligible to include audited financial statements required for only two fiscal years and limited executive compensation information.

Pursuant to the relief for emerging growth companies under the JOBS Act, our independent registered public accounting firm is not required to file an attestation report on our internal controls over financial reporting and is exempt from the mandatory auditor rotation rules.

In addition, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard. The decision by companies to “opt out” of the extended transition period for complying with new or revised accounting standards is irrevocable. We are not electing to opt out of the JOBS Act extended accounting transition period. We intend to take advantage of the extended transition period provided under the JOBS Act for complying with new or revised accounting standards.

To the extent we take advantage of the reduced disclosure requirements afforded by the JOBS Act, investors may be less likely to invest in us or may view our shares as a riskier investment than a similarly situated company that does not take advantage of these provisions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Statements Regarding Forward-Looking Information,” and “Our Business.” This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are an internally managed, Maryland corporation focused on acquiring retail, office and industrial real estate located in major U.S. markets. We initiated operations during the year ended December 31, 2015 and we intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020.

Our Investments

As of the date of this prospectus, we have acquired six assets:

•

A single tenant retail condo (3,000 square feet) located in Washington, D.C., purchased in June 2017 for approximately $2.6 million including fees, costs and other expenses that is leased to 7-Eleven Corporation.

•	A single tenant retail stand-alone property (2,200 square feet) located in Tampa, Florida purchased in April 2018 for approximately $3.6 million with a corporate Starbucks Coffee as the tenant.

•	A single tenant industrial building (59,000 square feet) located in Huntsville, AL purchased for $8.4 million in December 2018 that is leased to the Pratt & Whitney Automation, Inc.

•	An approximately 15,000-square-foot, single tenant Walgreens in Cocoa, Florida purchased in September 2019 for total consideration of approximately $4.5 million.

•

A two-tenant office building (72,000 square feet) in Norfolk, Virginia acquired in September 2019 for total consideration of approximately $11.5 million and occupied by the United States General Services Administration and Maersk Line, Limited, an international shipping company, as tenants.

•	A single tenant office building (35,000 square feet) in Norfolk, Virginia acquired in September 2019 for approximately $7.1 million that is leased to PRA Holdings Inc.

We currently have one outstanding agreement to acquire a property:

•

A purchase agreement on August 24, 2018 for the purchase of an approximately 5,800-square-foot free-standing condominium unit located at 7100 Maritime Woods Drive, Manteo, North Carolina, solely occupied by the United States of America, for a total consideration of approximately $1.7 million. The single-tenant property is in a coastal area of North Carolina. During our due diligence with respect to the North Carolina Property, we discovered certain deficiencies with respect to the condominium documents relating to the North Carolina Property and the parties entered into an amendment to the Purchase and Sale Agreement on November 21, 2018 extending our inspection period with respect to the North Carolina Property to within forty-five days of our acceptance and satisfaction of the corrective actions taken by the seller with respect to the deficiencies. We anticipate completing the acquisition of the condominium unit in October 2020.

Distributions

From inception through the date of this prospectus, we have distributed approximately $510,271 to common stockholders. Because we have not yet generated a profit, distributions have been made from offering proceeds.

Results of Operations

On February 29, 2016, our initial offering was qualified by the SEC and subsequently the Company has spent the majority of its efforts on fundraising operations and implementing our business plan including by acquiring our six properties.

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

Revenue

During the three-month period ended March 31, 2020, total revenues from operations were $880,638 as compared to $274,206 for the three-month period ended March 31, 2019. Revenues increased approximately $606,000 due to three additional properties generating revenue for the three months ended March 31, 2020.

Operating Expenses

During the three-month periods ended March 31, 2020 and 2019, we incurred total expenses of $1,231,826 and $378,746, respectively which included total general, administrative and organizational (“GAO”) of $241,364 for 2020 and $100,800 for 2019. The $140,564 increase in GAO expenses is due in part to costs associated with operating as a public company such as increased audit fees of approximately $84,000 and stock compensation of approximately $20,000.

During the three-month period ended March 31, 2020 and 2019, we incurred building expenses of $189,461 and $26,460, respectively. The increase is due to the three additional properties which were owned for the entire three months in 2020 of which two of the properties are office buildings for which we bear the costs of utilities, repairs, maintenance and other operating expenses.

During the three-month period ended March 31, 2020 and 2019, we incurred depreciation and amortization expense of $357,018 and $99,774, respectively. The increase is due to the additional three properties which were owned for the three months in 2020.

During the three-month period ended March 31, 2020 and 2019, we incurred interest expense on debt and the amortization of debt issuance costs of $376,290 and $124,421 respectively. The increase in interest expense incurred is the result of additional debt for the additional properties acquired in 2019.

During the three-month period ended March 31, 2020 and 2019, we incurred compensation costs of $67,693 and $27,291 respectively. The increase is reflective of additional personnel hires and their related compensation for the three-month period in 2020.

Income Tax Benefit

We did not record an income tax benefit for the three-months ended March 31, 2020 or 2019 because we have been in a net loss situation since inception and have recorded a valuation allowance to offset any tax benefits generated by the operating losses.

Net Loss

During the three-month period ended March 31, 2020 and 2019, we generated a net loss of $351,188 and $104,540, respectively. The increased loss was the result of increased GAO costs, interest expense and depreciation and amortization.

Net Income Attributable to Non-controlling Interests

During the three-month period ended March 31, 2020, we generated net income attributable to non-controlling interest of $142,844 as compared to $103,141 for the three months ended March 31, 2019. The variance is attributable to the increase in distributions paid to the redeemable non-controlling interests which includes $122,469 paid to the limited partnership interests held at the Operating Partnership.

Net Loss Attributable to Shareholders

During the three-month period ended March 31, 2020 and 2019, we generated a net loss attributable to our shareholders of $494,032 and $207,681, respectively.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Revenue

During the years ended December 31, 2019 and 2018, we generated rental revenue of $1,730,871 and $341,538, respectively. The increase in rental revenue is due to the Company owning six properties in 2019 versus three properties in 2018 of which one was purchased in December 2018.

Operating Expenses

For the twelve months ended December 31, 2019 and 2018, we incurred general, administrative and organizational expenses of $1,039,755 and $396,832, respectively, which included professional fees, marketing expenses and other costs associated with running our business. The $642,923 increase in expenses is due in part to costs associated with applying to be quoted on the OTCQB Venture Market, increasing the number of properties, costs associated with being a public reporting company which includes approximately $306,000 non-cash expense (issuance of 61,193 shares to an underwriter) for consulting services.

During the twelve months ended December 31, 2019 and 2018, we incurred building expenses of $163,467 and $45,208, respectively. The increase is due to the additional properties which were owned for three months in 2019. The majority of these expenses are reimbursed by the tenant.

For the twelve months ended December 31, 2019 and 2018, we incurred depreciation and amortization expense of $665,675 and $153,569, respectively. For the twelve months ended December 31, 2019 and 2018, we incurred interest expense of $682,889 and $145,107, respectively. The increase in depreciation and interest expense is due to the purchase of three additional properties during 2019 and 12 months of depreciation for two properties purchased in 2018.

For the twelve months ended December 31, 2019, we agreed to pay a $85,000 settlement to a developer to terminate an agreement which had allowed for the opportunity to develop single tenant, net lease buildings throughout the U.S. over the next several years. The Company decided to terminate this agreement due to the inability to agree to terms on the development of individual locations.

For the twelve months ended December 31, 2019 and 2018, we incurred compensation expense of $108,430 and $81,377, respectively. The increase in compensation costs is due primarily to our President being paid annual compensation of $100,000 starting April 2018.

Income Tax Benefit

We did not record an income tax benefit for the year ended December 31, 2019 or 2018 because we have been in a net loss situation since inception and have recorded a valuation allowance to offset any tax benefits generated by the operating losses.

Net Loss Attributable to Non-controlling interests

During the year ended December 31, 2019, we generated a net income attributable to non-controlling interest of $493,521 as compared to a net loss of $24,735 for the year ended December 31, 2018. The variance is primarily attributable to the preferred return on the redeemed non-controlling interest in 2019.

Net Loss Attributable to Shareholders

During the year ended December 31, 2019, we generated a net loss attributable to our shareholders of $1,507,866 as compared to a net loss of $455,820 for the year ended December 31, 2018.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from offerings of our equity securities, cash flow from operations and borrowings under credit facilities. As of May 31, 2020, we had total cash (unrestricted and restricted) of approximately $1.1 million, properties with a cost basis of $39.0 million and outstanding debt of approximately $[29.1] million.

We are currently dependent upon the net proceeds from our initial offering to conduct our operations. We currently obtain the capital required to primarily invest in and manage a diversified portfolio of commercial net lease real estate investments and conduct our operations from the proceeds of our initial offering, debt financing, preferred minority interest obtained from third parties and from any undistributed funds from our operations.

We anticipate that proceeds from our initial offering combined with the revenue generated from investment properties and proceeds from debt arrangements will provide sufficient liquidity to meet future funding commitments for the next 12 months. If we are unable to raise additional funds, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make. Our inability to raise substantial, additional funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

As of March 31, 2020 and the year ending December 31, 2019, we had $1.0 million and $1.4 million, respectively, of cash on hand and in our corporate bank accounts primarily from the proceeds of capital raised in our offering and from cash generated from our rental operations. As of March 31, 2020 and the year ended December 31, 2019, we had total current liabilities (excluding the current portion of the acquired lease intangible liability which consists of accounts payable, accrued expenses, insurance payable of $380 thousand and $612 thousand, respectively. As of March 31, 2020, current mortgage loan principal payments due within 12 months total $246 thousand.

We may selectively employ leverage to enhance total returns to our stockholders. During the period when we are acquiring our initial portfolio, portfolio-wide leverage may be higher. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments may be greater than expected leverage over the long-term. As of March 31, 2020 and December 31, 2019, we had $28.4 million and $28.3 million, respectively in outstanding borrowings on property with an aggregate cost basis of approximately $39.0 million and $38.8 million, respectively.

		Maturity	As of March 31,	As of December 31,
	Interest Rate	Date	2020	2019
Promissory note issued for $3,700,000 by a financial institution, interest payments due monthly of approximately $14,000. Note was issued on April 4, 2018 and can be prepaid at any time without penalty. Secured by our 7-Eleven property and our Starbucks property.	4.6289% adjusted monthly based on 30 day LIBOR plus 225 basis points	4/4/2020	$—	$3,683,052
Promissory note issued for $6,100,000 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on December 20, 2018 and can be prepaid at any time without penalty. Secured by our Pratt and Whitney property.	4.7394% adjusted monthly based on 30 day LIBOR plus 225 basis points	12/20/2020	$—	$6,097,407
Promissory note issued for $3,407,391 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on September 11, 2019 and can be prepaid at any time without penalty. Secured by our Walgreens - Cocoa, Florida property.	4.17% adjusted monthly based on 30 day LIBOR plus 225 basis points	9/11/2021	$3,407,391	$3,407,391
Promissory note issued for $8,260,000 by a financial institution, interest and principal payments due monthly of approximately $44,800. Note was issued on September 30, 2019 and can be prepaid at any time without penalty. Secured by our GSA/Maersk - Norfolk, Virginia property.	4.25%	9/30/2024	$8,165,660	$8,213,077
Promissory note issued for $5,216,749 by a financial institution, interest and principal payments due monthly of approximately $29,600. Note was originally issued on October 23, 2017 and modified on September 30, 2019 and can be prepaid at any time without penalty. Secured by our PRA - Norfolk, Virginia property.	4.25%	10/23/2024	$5,144,888	$5,178,875
Promissory note issued for $1,900,000 to Clearlake Preferred Member; secured by all of the personal and fixture property of the Operating Partnership, interest payments due monthly. Note was issued on December 16, 2019 and can be prepaid at any time without penalty.	10.00%	12/16/2021	$1,100,000	$1,900,000
Promissory note issued for $11,287,500 by a financial institution, interest only payment is approximately $39,000 and starting April 6, 2021, interest and principal payments due monthly of approximately $55,000. Note was issued on February 11, 2020. Secured by our Washington, DC, Tampa, FL and Huntsville, AL properties. It cannot be prepaid without a penalty	4.17%	3/6/2030	$11,287,500	—
Less: debt issuance costs, net			(749,100)	(182,255)

			$28,356,339	$28,297,547

The Company amortized debt issuance costs during the three-month periods ended March 31, 2020 and 2019 to interest expense of $50,712 and $11,521, respectively. The Company paid debt issuance costs for the three months ended March 31, 2020 and 2019 of $560,128 and $0, respectively.

On February 11, 2020, the Company obtained an $11.3 million loan from DBR Investments Co. Limited and used the proceeds (i) to refinance the $3.7 million note secured by our 7-Eleven property and our Starbucks Property, (ii) to refinance the $6.1 million note secured by our Pratt and Whitney Property, (iii) to prepay $800,000 of the outstanding principal of the $1.9 million secured, non-convertible promissory note issued by our Operating Partnership and (iv) for working capital purposes. The $11.3 million loan is secured by first priority mortgages on our 7-Eleven property, our Starbucks property and our Pratt and Whitney property.

As of March 31, 2020, we had five promissory notes totaling approximately $29.1 million of which one promissory note secured by our Walgreens - Cocoa, FL property for approximately $3.4 million requires annual Debt Service Coverage Ratios (also known as “DSCR”) of 1.10:1.0, two promissory notes totaling $13.3 million secured by our two Norfolk, VA properties require annual Debt Service Coverage Ratios of 1.25:1.0 and one promissory note for $11.3 million secured by our Tampa, FL, Washington, D.C. and Huntsville, AL properties requires quarterly Debt Service Coverage Ratios of 1.25:1.0. The remaining promissory note totaling $1.1 million does not have a Debt Service Coverage Ratio”

Our President has personally guaranteed the repayment of up to fifty percent of the $3.4 million due under the Cocoa, FL loan and the repayment of the $11.3 million due under the DC/Tampa/Huntsville loan. The aggregate principal amount of these loans totals approximately $14.7 million. Our President has also provided a guaranty of the Borrower’s nonrecourse carveout liabilities and obligations in favor of the Walmer Avenue Bayport Loan and the Corporate Boulevard Bayport Loan, the principal amount of which totals approximately $13.3 million.

Minimum required principal payments on the Company’s debt as of March 31, 2020 are as follows:

As of March 31,
2020
2020 (nine months ended December 31, 2020)	$246,420
2021	4,988,383
2022	550,834
2023	574,662
2024	12,197,305
2025 and beyond	10,547,835

$29,105,439

As of March 31, 2020, we have raised approximately $5,199,000 of gross proceeds from the sale of 1,039,767 shares of common stock in our initial offering under Regulation A and subsequent private placements.

The primary objective of our financing strategy is to maintain financial flexibility using retained cash flows, long-term debt and common and perpetual preferred stock to finance our growth. We intend to have a lower-leveraged portfolio over the long-term after we have acquired an initial substantial portfolio of diversified investments. During the period when we are acquiring our initial portfolio, we will employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets.

There can be no assurance that we will be able to keep costs from being more than these estimated amounts or that we will be able to raise such funds. Even if we sell all shares offered through this registration statement, we expect that we will seek additional financing in the future. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under a new credit facility. We believe that our net cash provided by operations will be adequate to fund certain operating requirements and pay interest on any borrowings. In the near-term, we intend to fund future investments in properties with the net proceeds of this offering.

We expect to meet our long-term liquidity requirements, including with respect to other investments in properties, property acquisitions and scheduled debt maturities, through the cash we will have available upon completion of this offering and borrowings under a new credit facility and periodic issuances of equity securities and long-term secured and unsecured debt. The success of our acquisition strategy may depend, in part, on our ability to obtain and borrow under a new credit facility and to access additional capital through issuances of equity and debt securities. However, if we are unable to raise more funds than what we currently have, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Cash from Operations

Net cash provided by operations was $41 thousand during the three months ended March 31, 2020 compared with $283 thousand used in operations during the three months ended March 31, 2019. This improvement was due to a decrease in cash loss and a reduction in expenses paid in the current year versus the comparable prior year period.

Cash from Investing Activities

For the three months ended March 31, 2020 net cash used in investing activities was $225 thousand as compared to net cash provided by investing activities of $110 thousand for the three months ended March 31, 2019. The change is due to a roofing project associated with our Walmer building in 2020 and the return of a deposit in the first quarter of 2019.

Cash from Financing Activities

Net cash used in financing activities was $174 thousand for the three months ended March 31, 2020 compared to net cash used in financing activities of $50 thousand for the three months ended March 31, 2019. The change is the result of new mortgage borrowings on three properties for $11.3 million which enabled the company to reduced outstanding debt by $10.7 million, pay $105 thousand of dividends, pay $560 thousand in debt issuance costs and pay redeemable non-controlling interests $143 thousand.

Non-GAAP Financial Measures

Our reported results are presented in accordance with GAAP. We also disclose funds from operations (FFO) and adjusted funds from operations (AFFO) both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of  unconsolidated subsidiaries. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as amortization of deferred financing costs, amortization of capitalized lease incentives, above- and below-market lease related intangibles, non-cash stock compensation, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

We also use Core FFO and Core AFFO to adjust for non-capitalized costs incurred by the Company in relation to initial public company status and costs incurred with up-listing to Nasdaq. These costs will typically include non-cash stock compensation, consulting fees to investment banks, consultants for advice for public company status, non-recurring litigation expenses and settlements and distribution on redeemable non-controlling interest OP Units. Core FFO and Core AFFO may not be comparable to similarly titled measures employed by other companies.

The following table reconciles net income (which we believe is the most comparable GAAP measure) to FFO and AFFO:

	Three Months ended March 31,
	2020	2019
Net Loss attributable to Generation Income Properties, Inc.	$(494,032)	$(207,681)
Depreciation and amortization	357,018	99,774

Funds From Operations	(137,014)	(107,907)
Amortization of deferred financing costs	50,712	11,521
Distribution on redeemable non-controlling interests OP Units	122,469	—
Non-cash stock compensation	20,023	—

Adjustments From Operations	193,204	11,521

Core Funds From Operations	56,190	(96,386)

Net Loss attributable to Generation Income Properties, Inc.	$(494,032)	$(207,681)
Depreciation and amortization	357,018	99,774
Amortization of deferred financing costs	50,712	11,521
Above-and below-market lease related intangibles	(27,374)	(3,531)

Adjusted Funds From Operations	(113,676)	(99,917)
Distribution on redeemable non-controlling interests OP Units	122,469	—
Non-cash stock compensation	20,023	—
Public company consulting fees	20,000	—

Adjustments From Operations	162,492	—

Core Adjusted Funds From Operations	$48,816	$(99,917)

	Twelve Months Ended December 31
	2019	2018
Net Loss attributable to Generation Income Properties, Inc.	$(1,507,866)	$(455,820)
Depreciation and amortization	665,675	153,569

Funds From Operation	(842,191)	(302,251)
Amortization of deferred financing costs	72,424	18,066
Non-cash stock compensation	321,328	—
Public company consulting fees	80,000	—
Non-recurring litigation expenses and settlements	85,000	—

Adjustments From Operations	558,752	18,066

Core Funds From Operation	(283,439)	(284,185)

Net Loss attributable to Generation Income Properties, Inc.	$(1,507,866)	$(455,820)
Adjusted Funds From Operations
Depreciation and amortization	665,675	153,569
Amortization of deferred financing costs	72,424	18,066
Above- and below-market lease related intangibles	(39,461)	(14,125)

Adjustments From Operations	698,638	157,510

Adjusted Funds From Operations	(809,228)	(298,310)

Non-cash stock compensation	321,328	—
Public company consulting fees	80,000	—
Non-recurring litigation expenses and settlements	85,000	—

Adjustments From Operations	486,328	—

Core Adjusted Funds From Operations	(322,900)	(298,310)

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. See Form 1-K Annual report filed on April 3, 2020 Note 2 to our audited consolidated financial statements for the year ended December 31, 2019 for a summary of our significant accounting policies.

OUR MANAGEMENT

Directors and Officers

The following table provides information regarding our executive officers and directors as of May 31, 2020:

Name	Age	Position
David Sobelman	48	Chairman of the Board of Directors, President, Secretary and Treasurer
Richard Russell	59	Chief Financial Officer
Benjamin Adams*	48	Board Member
Patrick Quilty*	53	Board Member
Betsy Peck*	59	Board Member
Stuart Eisenberg*	57	Board Member

*	Independent as determined pursuant to the rules of the Nasdaq Stock Market LLC.

The following are biographical summaries of the experience of our directors and executive officers:

David Sobelman serves as chairman of our Board and our president, secretary, and treasurer. He founded Generation Income Properties, Inc. after serving almost 13 years in different capacities within the net lease commercial real estate market. In June 2017, Mr. Sobelman started 3 Properties, a commercial real estate brokerage firm focused solely on the net lease market. Mr. Sobelman has held various roles within the single tenant, net lease commercial real estate investment market, including investor, asset manager, broker, owner, analyst and advisor. In 2005, David began working with Calkain Companies LLC, a real estate brokerage and advisory firm. During his tenure, Calkain grew from two employees to over 40, and became one of the leading single tenant, net lease firms in the country. Prior to Mr. Sobelman’s career in single tenant, net lease investments, he served as a member of The White House staff, and was subsequently appointed to work for the Secretary of the Department of Health and Human Services. Mr. Sobelman co-wrote The Little Book of Triple Net Lease Investing, a leading book on the single tenant, triple-net lease investment market, which is currently in its second edition. Mr. Sobelman is a featured speaker at conferences in the United States and abroad and has been quoted in articles in The Wall Street Journal, Forbes, Fortune and various regional real estate trade publications. Mr. Sobelman received a bachelor of science degree from the University of Florida and is an alumnus of the Harvard Business School Executive Education Real Estate Management Program. Mr. Sobelman is a board member for the University of Florida Foundation.

Richard Russell has served as Chief Financial Officer of the company since December 20, 2019 and prior to that time he served as a financial consultant to us. Mr. Russell also has served as Chief Financial Officer of LM Funding America Inc. since November 2017. Since 2016 Mr. Russell has provided financial and accounting consulting services with a focus on technical and external reporting, internal auditing, mergers & acquisitions, risk management and interim CFO and controller services. Mr. Russell also served as Chief Financial Officer for Mission Health from 2013 to 2016 and before that, Mr. Russell served in a variety of roles for Cott Corporation from 2007 to 2013 including Senior Director Finance, Senior Director of Internal Auditing and Assistant Corporate Controller. Mr. Russell’s extensive professional experience with public companies includes his position as Director of Financial Reporting and Internal Controls for Quality Distribution and as Danka’s Director of Reporting from 2001 – 2004. Mr. Russell earned his bachelor of science in accounting and a masters in tax accounting from the University of Alabama, a bachelor of arts in international studies from the University of South Florida and a masters in business administration from the University of Tampa. On March 1, 2020, Mr. Russell was appointed to the board of directors for Trident Brands Inc. (OTC: “TDNT”) a publicly held consumer products company.

Benjamin Adams has been a board member since July 2019. He has also been Chief Executive Officer and Founder of Ten Capital Management since May 2011, an independent, fundamental value-driven private equity real estate firm based in Cleveland, Ohio. He is responsible for the strategic direction and oversight of all firm activities. From January 2008 to April 2011, Mr. Adams was a Portfolio Manager with The Townsend Group, where he oversaw $1.7 billion in private equity real estate assets under management within the firm’s discretionary investment management business, and was actively involved in product development and structuring. Prior to Townsend, Mr. Adams was a Vice President and General Counsel of Lionstone Development LLC, a Miami-based, principal balance sheet investor.

Mr. Adams practiced law with Greenberg Traurig LLP in New York, New York, and served as the Special Assistant to the White House Counsel in the Clinton Administration. Mr. Adams has a law degree from Georgetown University Law Center and a Bachelor of Arts from Miami University in Oxford, Ohio. Mr. Adams is the founder and Chairman Emeritus of the Defined Contribution Real Estate Council (DCREC). He also brings an understanding of accounting principles and financial presentation and analysis.

Patrick Quilty has been a board member since July 2019. He has also been Chief Credit Officer for AIG Multinational and Alternative Risk Group since September 2012. He is responsible for overseeing, assessing and approving a portfolio of highly structured transactions providing global risk solutions for middle market and Fortune 50 companies across diversified industries. From October 2010 to September 2012, Mr. Quilty was Co-Founder and Head of Credit Risk at Specialized Performance Advisory Group LLC, an independent asset management firm providing investment, advisory and risk counseling for family office and institutional clients. From November 2003 to October 2010, Mr. Quilty was a Senior Portfolio Manager for Barclays Capital Loan Portfolio focused on the Specialty Finance and REIT sectors. Mr. Quilty has also served as a credit derivatives trader in their Principal Credit and Risk Finance Group.

Over his thirty-year career, Mr. Quilty has held senior portfolio, trading and risk management positions at ABN AMRO, Chase Asset Management, Lehman Brothers and JP Morgan. Mr. Quilty has a Bachelor of Science in Economics from Florida State University and completed graduate coursework in Real Estate Investment and Development at the Steven L Newman Real Estate Institute at Baruch College. He also brings an understanding of accounting principles, risk management, financial presentation and analysis.

Betsy Peck was appointed a board member on February 3, 2020. She retired in 2018 from Jones Lang LaSalle (“JLL”) a publicly held professional services firm specializing in real estate and investment management. Ms. Peck served in various positions from July 2008 to March 2018 with the latest position being Chief Operating Officer, Markets where she was responsible for managing a $2 billion operation with more than 1,000 sales professionals for maximum efficiency and effectiveness, driving ongoing growth. Prior to this role, Ms. Peck served as JLL’s Chief Administrative Officer, Brokerage from July 2008 to December 2012. Ms. Peck also served as Chief Administrative Officer at The Staubach Company where she worked from June 1996 to July 2008, she was a senior partner who drove strategy and execution for optimum integration of finance, human resources, IT and administration. She was also an integral member of the team during the company’s merger with Jones Lang LaSalle. Prior to that, Ms. Peck served in a variety of companies in various finance and accounting functions.

Ms. Peck obtained a Bachelor of Science in Accounting from the University of Scranton and is a certified public accountant. She is a member of the American Institute of Certified Public Accountants and a member of the National Association of Corporate Directors. Ms. Peck also serves or has served as an advisory board member for several companies including Forge, Patrocinium and BB&T. Ms. Peck’s experience serving publicly-held companies brings to our Board of Directors an understanding of public company operations, financial reporting, disclosure, and corporate governance. With her accounting education and experience, she also brings an understanding of accounting principles, internal accounting control and financial presentation and analysis.

Stuart Eisenberg was appointed a board member on February 3, 2020. He recently retired from BDO USA, LLP where he was a partner in the real estate services group from July 1997 until June 2019. Mr. Eisenberg served as the firm’s national real estate and construction industry practice leader and a member of the firm’s international real estate and construction industry steering committee. His experience includes consulting in connection with the formation, structuring and development of REITs and real estate operating companies. He also provided financial reporting and due-diligence services in numerous initial and follow-on public offerings and in connection with the acquisition, financing and dispositions of commercial real estate.

Mr. Eisenberg has a bachelor’s degree from Adelphi University and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Eisenberg’s experience serving publicly-held companies brings to our Board of Directors a comprehensive understanding of public company operations, financial reporting, and corporate governance, as well as perspective regarding potential acquisitions. With his public accounting background, he also brings a sophisticated understanding of accounting principles, auditing standards, and internal accounting controls.

Board of Advisors

We have formed a board of advisors. The board of advisors’ purpose is solely to provide non-binding advice and counsel to our Board of Directors. The current members of our board of advisors are as follows:

James (Jamie) Graff was appointed to our board of advisors in April 2015. Jamie Graff is currently Head of Real Estate Investment Banking for Raymond James and has 15 years of investment and merchant banking experience, 13 of which have been with the Real Estate Investment Banking group covering REITs, lodging companies and home builders. He has managed more than 150 equity transactions that raised over $25 billion in various forms of capital in the public and private markets, and he has represented clients in numerous M&A transactions value in excess of $5 billion where he has been since 2001. Prior to joining Real Estate Investment Banking, Mr. Graff worked at Raymond James Capital, a middle-market merchant banking fund, and at Robertson Stephens and Merrill Lynch investment banking. He graduated with honors from Pennsylvania State University with a Bachelor of Science in finance and a minor in economics.

Melvin Lazar was appointed to our board of advisors in April 2015. Mr. Lazar founded Lazar Levine & Felix LLP (“LL&F”) in 1968. LL&F merged into ParenteBeard LLC in February 2009, and Mr. Lazar continued as an employee and consultant there until September 2014. Since 2002, Mel has been a Board Member and Audit Committee Chairman of several public and privately-held companies including, the Arbor Realty Trust, Inc. and Active Media Services, Inc., an ESOP owned company. Mr. Lazar received a Bachelor of Business Administration (BBA) from the City College of New York (now Baruch College) in 1960 and became a Certified Public Accountant (CPA) in 1964.

Conflicts of Interest

We do not have a formal written policy for the review and approval of transactions with related parties. Our unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. The Board is responsible for review, approval, or ratification of  “related-person transactions” involving the Company and related persons. Our independent Board members will review any future transactions or agreements with Mr. Sobelman, 3 Properties or any other related party of Mr. Sobelman or the Company.

We may be subject to various conflicts of interest arising out of using 3 Properties, which is managed by our President and our Chairman of the Board. 3 Properties will receive substantial fees from us, which will not be negotiated at arm’s length. These fees could influence Mr. Sobelman’s advice to us, as well as the judgment of 3 Properties. Among other matters, these financial arrangements could impact their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with 3 Properties;

•	sales of properties and other investments, which may entitle 3 Properties to brokerage commissions; and

•

acquisitions of properties, which may entitle 3 Properties to brokerage commissions and asset management fees, which may influence Mr. Sobelman to recommend riskier transactions to us or to purchase assets that may not be in the best interest of our stockholders.

We may purchase properties where 3 Properties identifies properties for the Company or represents the seller of a property we purchase, which would entitle 3 Properties to brokerage commissions in that transaction, which range between 1.0% and 2.0% of the purchase price of a property and are paid from the seller’s proceeds. We currently use 3 Properties as our property manager for all of our properties, for which they are compensated on a monthly basis. See “Our Business- Description of Real Estate/Description of our Investments-Property Management Agreements” included herein for a description of such agreements.

Possible additional conflicts of interest related to 3 Properties may include, (1) conflicts related to compensation payable by us to 3 Properties that may not be on terms that would result from arm’s-length negotiations between unaffiliated parties, (2) conflicts related to the allocation of time between providing services to us and other real estate programs in which it is involved and (3) conflicts related to compensation from us indirectly received by our President and Chairman from 3 Properties.

The sellers of properties acquired by the Company have paid 3 Properties $0, $230,224 and $124,616 during the three months ended March 31, 2020 and years ended December 31, 2019 and 2018, respectively, in brokerage fees for the acquisition of four properties. The Company also engaged 3 Properties to be its asset manager and has paid it $13,038, $23,260 and $2,191 during the three months ended March 31, 2020 and years ended December 31, 2019 and 2018, respectively.

Mr. Sobelman also operates a separate real estate investment fund named GIP Fund 1, LLC. This fund is a Florida limited liability company. GIP Fund 1, LLC was organized in 2012 and owns one real estate investment property.

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of Benjamin Adams, Patrick Quilty, Betsy Peck and Stuart Eisenberg is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors also determined that the directors who each serve on our audit committee, our compensation committee, and our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which will operate under a charter approved by our board of directors prior to the completion of this offering. Prior to the completion of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.gipreit.com. Each committee has the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee consists of Benjamin Adams, Betsy Peck and Stuart Eisenberg, with Mr. Eisenberg serving as the chair of the committee. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that Mr. Eisenberg qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Benjamin Adams, Stuart Eisenberg and Patrick Quilty, with Mr. Adams serving as the chair of the committee. Our Board has determined that each of the members of our compensation committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

•	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;

•

reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures, once required, under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

•	preparing the report that the SEC requires in our annual proxy statement, once required.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Benjamin Adams, Betsy Peck and Patrick Quilty, with Ms. Peck serving as the chair of the committee. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

•	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on our board of directors is appropriate;

•	evaluating, nominating and recommending individuals for membership on our board of directors; and

•	evaluating nominations by stockholders of candidates for election to our board of directors.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our board has not considered or adopted any of these policies, as we have never received a recommendation from any stockholder for any candidate to serve on our Board. While there have been no nominations of additional directors proposed, in the event such a proposal is made, our current board will participate in the consideration of director nominees.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We post on our website a current copy of the code and intend to post any disclosures that are required by law or Nasdaq Marketplace Rules concerning any amendments to, or waivers from, any provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Family Relationships

There are no family relationships between or among any of our directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries.

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the President and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The Board believes that its current leadership structure, with Mr. Sobelman serving as both President and Board Chairman, is appropriate given the efficiencies of having the President also serve in the role of Chairman. The Board currently believes that Mr. Sobelman is uniquely qualified to serve as President and in the role of leader of the Board given his history and experience with the Company, his significant ownership interest in the Company and the current size of the Company and the Board.

Our lead independent director is currently Benjamin Adams. The Chairman and the President consults periodically with the lead director on Board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the Chairman of the Board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled Board meeting.

Role of Board in Risk Oversight Process

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations, and the financial condition and performance. Our board of directors focuses its oversight on the most significant risks facing us and, on our processes, to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Indemnification Agreements

We expect to enter into indemnification agreements with each of our executive officers and directors, and expect to enter into indemnification agreements with future executive officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled. The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or bylaws or applicable law.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

As of April 1, 2018, we commenced paying our President a salary of $100,000 per year. No compensation was paid to our President in cash, or otherwise, for services performed for the year ending December 31, 2017 or 2016, as we did not compensate our employees or consultants until April 1, 2018. Mr. Russell was engaged as our Chief Financial Officer on December 20, 2019 and prior to that time he was a financial consultant and was paid an hourly rate of between $150 to $175 per hour based on the amount of time spent on the Company. On December 20, 2019, we entered into an employment agreement with Mr. Russell pursuant to which his compensation structure changed as described below. During the 12 months ended December 31, 2018, we paid Mr. Russell consulting fees of $47,687. From January 1, 2019 to December 19, 2019, we paid Mr. Russell consulting fees of $107,145.

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officer for all services rendered in all capacities to us for each of the years ended December 31, 2018 and 2019.

Summary Compensation Table

Name And Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Sobelman, President	2019	100,000		0	0	0	0	0	0	100,000
	2018	75,000		0	0	0	0	0	0	75,000
Richard Russell, Chief Financial Officer	2019	109,232	(1)	0	0	0	0	0	0	109,232	(1)

(1)	Includes $107,145 in consulting fees from January 1, 2019 through December 19, 2019.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers or directors other than as described herein.

Outstanding Equity Awards at Fiscal Year-End

None of our executive officers owned any equity awards as of December 31, 2019.

Equity-Based Incentive Compensation

An important element of our total executive compensation is our equity award program. We believe that our equity award program serves a number of important corporate objectives, most importantly the alignment of our executives’ interests with our stockholders’ interests. Our equity award program helps to ensure that each of our executives and directors have a significant portion of his net worth tied to the performance of our stock. We plan to grant additional restricted stock with time-based vesting under our long-term equity incentive program.

Our board has not yet adopted any employee incentive plan, but intends to do so in the future. If such a plan is adopted, this may be administered by the Board or the Compensation Committee of the Board. The Compensation Committee would have the power to modify, extend or renew outstanding options and to authorize the grant of new options in substitution therefore, provided that any such action may not impair any rights under any option previously granted. We may develop an incentive based stock plan or other equity based award plan for our officers and directors and other future employees, advisors and consultants.

Long-Term Incentive Plans and Awards

Our Board has not adopted a long-term incentive plan to provide compensation intended to serve as incentive or payment for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made or promised to our directors or officers or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by our directors or officers or employees or consultants.

Options Grants during the Last Fiscal Year / Stock Option Plans

We do not currently have a stock option plan in favor of any director, officer, consultant or employee of our company. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to our employees or board members since our inception; accordingly, no stock options have been granted or exercised by our directors or officers since we were founded.

Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to our directors or officers since our inception; accordingly, no stock options have been granted or exercised by our directors or officers since we were founded.

Compensation of Board of Advisors

Members of our board of advisors are not currently compensated by us for acting as such. However our advisors shall be reimbursed for reasonable out-of-pocket expenses incurred on our behalf. The Board may, in its discretion, grant restricted stock or options and other equity awards to members of the board of advisors from time to time.

Employment Contracts, Termination of Employment, Change-In-Control Arrangements

David Sobelman. Effective December 20, 2019, we entered into an employment agreement with David Sobelman to serve as our Chief Executive Officer, President and Secretary. The employment agreement is for a term of 5 years and shall automatically renew annually thereafter unless either party provides written notice of its intention not to extend the agreement at least ninety days prior to the then termination date. Pursuant to the employment agreement, Mr. Sobelman will have an initial annual base salary of $100,000 (subject to increase or decrease at the discretion of our Board), will be eligible to earn an annual bonus as determined by our Board and will be eligible to participate in any benefit programs in effect from time to time that are made available to similarly situated employees. In the event of a termination other than for “Cause”, as defined below, Mr. Sobelman will be entitled to cash in the amount of his base salary and any bonus earned up to the date of termination. In addition, provided that he grants a release of claims to us, Mr. Sobelman would be entitled to cash in the amount of his salary payable in monthly installments through the earlier of (1) the end of the initial term of the employment agreement and (2) 36 months after the 30th day after he is terminated. In the event of a termination for “Cause”, Mr. Sobelman will be entitled to cash in an amount equal to his base salary earned up to the date of termination. In the event of a termination due to death or disability, Mr. Sobelman will be entitled to cash in an amount equal to his six months of his base salary payable in monthly installments thereafter. During his employment with us and for twelve months thereafter, Mr. Sobelman agreed not to compete with us within the State of Florida or to solicit our employees or other related parties.

The employment agreement defines “Cause” as (1) the commission of a willful act of dishonesty in the course of performing duties, (2) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude (3) the refusal to perform duties and responsibilities or to carry out the lawful directives of the Board, which, if capable of being cured shall not have been cured, within 30 days after we provide written notice of our intention to terminate his employment, or (4) material non-compliance with the terms of the employment agreement, our policies, or any other agreement between us, which, if capable of being cured, shall not have been cured within 30 days thereafter.

Richard Russell. Effective December 20, 2019, we entered into an at-will employment agreement with Richard Russell to serve as our Chief Financial Officer. Pursuant to the employment agreement, Mr. Russell will be paid $175 per hour, will be eligible to earn discretionary bonuses and will be eligible to participate in an equity incentive plan to be established by us in the future. On February 3, 2020, the Company granted Mr. Russell 25,000 shares of restricted stock vesting 1/3 annually subject to continued service pursuant to a restricted stock award agreement. The employment agreement further provides that Mr. Russell shall not work more than 20 hours in any week without the prior written consent of our Chief Executive Officer. During his employment with us and for twelve months thereafter, Mr. Russell agreed not to compete with us within the State of Florida or to solicit our employees or other related parties.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or officers nor any of our associates or affiliates during the last two fiscal years is or has been indebted to us by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Director Compensation

Our non-independent directors do not receive cash compensation, but are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which our non-independent directors will be compensated in the future for any services provided as a director.

The Company granted 10,000 shares of restricted stock to each of Benjamin Adams and Patrick Quilty, vesting 1/3 annually subject to continued service with us, on July 15, 2019, pursuant to restricted stock award agreements. On February 3, 2020, the Company granted 10,000 shares of restricted stock to each of Betsy Peck and Stuart Eisenberg vesting 1/3 annually subject to continued service pursuant to restricted stock award agreements. We do not have any other agreements for compensating our directors for their services in their capacity as directors, although such current and future directors are expected in the future to receive restricted shares or stock options to purchase shares of our common stock as awarded by our Board. No compensation was awarded to, earned by, or paid to our directors for services rendered in all capacities to us for the period from January 1, 2017 to December 31, 2018. The following table summarizes all of the compensation earned by our directors for service as a director of our company during the year ended December 31, 2019:

Director Compensation Table for 2019

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Benjamin Adams	—	$7,681	$7,681
Patrick Quilty	—	$7,682	$7,682

(1)

The amounts reported in this column represent the aggregate fair value of the stock awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. Relevant assumptions used to determine these amounts include a $5.00 per share valuation with a 0% forfeiture rate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock as of the date of this prospectus by each of our executive officers and directors, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what the ownership will be assuming completion of the sale of all shares in this offering. To our knowledge, each person that beneficially owns our common stock has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 401 East Jackson Street, Suite 3300, Tampa, FL 33602. As of May 31, 2020, we had 2,100,960 shares of common stock were issued and outstanding and no preferred stock was issued or outstanding (excluding 65,000 shares of restricted common stock and warrants to purchase up to 200,000 shares of common stock).

	Prior to the Offering			After the Offering
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares	Percent of Class
David Sobelman	900,000		42.8%	900,000	%
Benjamin Adams(1)	100		*	100	*
Patrick Quilty(1)	—		—	—	—
Richard Russell(4)	60		*	60	*
Betsy Peck(1)	—		—	—	—
Stuart Eisenberg(1)	—		—	—	—
All Officers and Directors as a Group (6 persons)	900,160		42.8%	900,160	%
John Robert Sierra Sr. Revocable Family Trust	500,000	(2)	21.7%	500,000	(2)%
Kitty Talk, Inc. (3)	200,000		9.5%	200,000	%

*	Represents beneficial ownership of less than 1%.
(1)	Excludes 10,000 shares of restricted common stock subject to annual vesting 1/3 per year over a term of three years.
(2)

Includes 200,000 shares of common stock issuable pursuant to currently exercisable warrants at an exercise price of $5.00 per share until April 17, 2026. The business address of John Robert Sierra Sr. Revocable Family Trust is 509 Guisando de Avila, Suite 200, Tampa FL 33613. John Robert Sierra Sr. is the sole trustee of the trust and has sole voting and dispositive power over such shares.

(3)	The business address of Kitty Talk, Inc. is 400 Beach Dr NE, Suite 2506, St Petersburg FL 33701. Steve Westphal has sole voting and dispositive power over such shares.
(4)	Excludes 25,000 shares of restricted common stock subject to annual vesting 1/3 per year over a term of three years.

The Company intends to do whatever necessary to qualify as a REIT, and the Company and Mr. Sobelman have entered into an agreement whereby if the Company would otherwise fail the “closely held” test, and Mr. Sobelman owns greater than 9.8% of our common stock, we will automatically redeem such number of Mr. Sobelman’s shares for consideration of $.01 per share as will permit us to satisfy the “closely held” test.

Change in Control

We are not aware of any arrangement that might result in our change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a formal written policy for the review and approval of transactions with related parties. Our unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. The Board is responsible for review, approval, or ratification of  “related-person transactions” involving the Company and related persons. Our independent Board members will review any future transactions or agreements with Mr. Sobelman, 3 Properties or any other related party of Mr. Sobelman or the Company.

With the exception of the transactions set forth below, the Company was not a party to any transaction in which a director, executive officer, holder of more than five percent of our common stock, or any member of the immediate family of any such person has or will have a direct or indirect material interest and no such transactions are currently proposed.

As of May 31, 2020, Mr. Sobelman has personally guaranteed two of the outstanding promissory notes that total $14.7 million. He also issued a limited guarantee for two other outstanding promissory notes that total $13.3 million. As a guarantor, Mr. Sobelman’s interests with respect to the debt he is guaranteeing (and the terms of any repayment or default) may not align with the Company’s interests and could result in a conflict of interest.

Our president faces conflicts of interest because he is our President and Chairman of the Board and owns and serves as the managing member of 3 Properties, a real estate investment brokerage firm. The sellers of properties acquired by the Company have paid 3 Properties $0, $230,224 and $124,616 during the three months ended March 31, 2020 and the years ended December 31, 2019, and 2018, respectively, in brokerage fees for the acquisition of four properties. The Company also engaged 3 Properties to be its asset manager and has paid it $13,038, $23,260 and $2,191 during the three months ended March 31, 2020 and the years ended December 31, 2019 and 2018, respectively. Mr. Sobelman, together with his spouse, owns 100% of the outstanding membership interests in 3 Properties and is the managing member of 3 Properties.

On May 19, 2015 we issued 1,000,000 shares of our common stock to Mr. Sobelman our President and Chairman at $0.01 per share for aggregate proceeds of $10,000. Mr. Sobelman currently owns 900,000 shares of our common stock.

As of the date of this prospectus, there have been no other transactions, or any currently proposed transactions in which we are, or plan to be, a participant and in which any related person had or will have a direct or indirect material interest.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board, without a vote of our shareholders. Any change to any of these policies by our Board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board believes that it is advisable to do so in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We invest principally in freestanding, single-tenant retail, office and industrial properties located primarily in major U.S. cities, with an emphasis on the major primary and coastal markets. At the completion of this offering, we will not have identified any specific retail, office or industrial properties to acquire, other than potentially acquiring the building in Manteo, North Carolina for $1.7 million described above, and we will not have committed the net proceeds of this offering to any specific property investment.

We conduct substantially all of our investment activities through our Operating Partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, consistently paying attractive distributions to our shareholders and achieving long-term appreciation in the value of our retail, office and industrial properties.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property or on the number or amount of mortgages that may be places on any single piece of property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons other than in connection with the acquisition of mortgage loans through which we expect to achieve equity ownership of the underlying property in the near-term.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration under the Investment Company Act would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Generally, we do not intend to engage in the purchase and sale, or turnover, of investments. Although we have no current plans to dispose of any of the commercial properties we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a property would be in our interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See “Risk Factors — Risks Related to Our Business and Properties.”

Of the six properties we have acquired since inception, we have not disposed of any properties.

Financing Policies

Our long-term goal is to maintain a lower-leverage capital structure and we intend to limit the sum of the outstanding principal amount of any consolidated indebtedness and the liquidation preference of any outstanding preferred shares once we have built a substantial portfolio of assets. To date, financing decisions have been made based on capital available to us and we expect to continue in such manner until we raise sufficient funds. Our Board will periodically review the sum of our outstanding principal amount of any consolidated indebtedness and the liquidation preference of any outstanding preferred shares and may modify or eliminate any of our restrictions without the approval of our shareholders.

In seeking to obtain credit facilities in the future we consider factors as we deem relevant, including interest rate pricing, recurring fees, flexibility of funding, security required, maturity, restrictions on prepayment and refinancing and restrictions impacting our daily operations. There can be no assurance that we will be able to obtain future credit facilities on favorable terms or at all.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law, our Board has the authority, without further shareholder approval, to issue additional common stock and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might dilute the ownership of our current investors. We may in the future issue common stock in connection with acquisitions. We also may issue common units in our Operating Partnership in exchange for acquiring property.

Our Board may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common or preferred shares in the open market or in private transactions with our shareholders, if those purchases are approved by our Board. Our Board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT if the Board elects to so qualify the company. We do not currently have a share purchase plan.

In the future, we may institute a dividend reinvestment plan (“DRIP”), which would allow our shareholders to acquire additional common stock by automatically reinvesting their cash dividends. Shareholders who do not participate in the plan will continue to receive cash distributions as declared.

Communications with Investors

We anticipate that we will provide stockholders with periodic updates on the performance of their investment with us including:

•	an annual report to shareholders, including financial statements certified by independent public accountants in accordance with SEC rules;

•	quarterly and current event reports as required by SEC rules; and

•	an annual IRS Form 1099.

DESCRIPTION OF SHARES

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation and bylaws. This description is only a summary. For more detailed information, you should refer to the exhibits to the registration statement. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. Our articles of incorporation authorizes our Board to amend our articles of incorporation to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. As of May 31, 2020, we had 2,100,960 shares of common stock issued and outstanding held by 134 shareholders of record and no preferred stock was issued or outstanding. In addition, we had 200,000 warrants outstanding to purchase up to 200,000 shares of our common stock at an exercise price of $5.00 per share. The warrants are currently exercisable at a price of $5.00 per share of common stock, subject to adjustment in certain circumstances, and will expire on April 17, 2026.

Under Maryland law, shareholders are not personally liable for the obligations of a company solely as a result of their status as shareholders.

Common Stock

All of the common stock offered in this offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of stock and to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of shares of stock, holders of our common stock are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by our Board and declared by us, and the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the remaining shareholders will not be able to elect any directors.

Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our articles of incorporation and the terms of any other class or series of common stock, all of our common stock will have equal dividend, liquidation and other rights.

No Appraisal Rights

As permitted by Maryland law, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination.

Power to Reclassify Our Unissued Shares of Stock

Our articles of incorporation authorize our Board to classify and reclassify any unissued common or preferred shares into other classes or series of shares of stock. Prior to the issuance of shares of each class or series, our Board is required by Maryland law and by our articles of incorporation to set, subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of shares of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common stock or preferred shares that have priority over our common stock as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Common Stock and Preferred Shares

We believe that the power of our Board to amend our articles of incorporation to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued common stock or preferred shares and to classify or reclassify unissued common stock or preferred shares and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our articles of incorporation, subject to certain exceptions, restricts the amount of our shares of stock that a person may beneficially or constructively own. Our articles of incorporation provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of stock.

Our articles of incorporation also prohibits any person from (i) beneficially owning shares of stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year but otherwise not applying until June 15 of the second year for which we will file tax returns to be taxed as a REIT), (ii) transferring our shares of stock to the extent that such transfer would result in our shares of stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent (10%) or more of the ownership interests in a tenant (other than a taxable REIT subsidiary “TRS”) of our real property within the meaning of Section 856(d)(2)(B) of the Code to the extent the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (iv) beneficially or constructively owning or transferring our shares of stock if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board, in its sole discretion, may prospectively or retroactively exempt a person from the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our Board such representations, covenants and undertakings as our Board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our Board may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole discretion, in order to determine or ensure our status as a REIT.

Our Board has waived these limits for Mr. Sobelman, who currently owns 900,000 shares of our common stock. Given that we do not know how many shares will be purchased pursuant to this offering, or whether there will be additional shares issued outside this offering before the date on which the “closely held” ownership test must be met, we do not know what percentage of our shares Mr. Sobelman will own or be treated as owning when the test is applied. Our Board does not intend to reduce our ownership limit below 9.8% to a percentage that will ensure that four persons owning shares at such limit plus Mr. Sobelman will not own or be treated as owning more than 50% of our shares. Instead, the Board’s waiver to Mr. Sobelman is conditioned upon his agreement that if we would otherwise fail the closely held test, and Mr. Sobelman owns greater than 9.8% of our common stock, we will automatically redeem, as of the day before we are first required to satisfy the “closely held” ownership test, such number of Mr. Sobelman’s shares for consideration of $0.01 per share as will permit us to satisfy the “closely held” test. Our Board has also waived the ownership limits for the John Robert Sierra Sr. Revocable Family Trust, who currently owns 300,000 shares of our common stock and currently exercisable warrants to purchase 200,000 shares of our common stock. There is no redemption agreement between us and the John Robert Sierra Sr. Revocable Family Trust.

Any attempted transfer of our shares of stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of stock being beneficially owned by fewer than 100 persons will be void from the time of such purported transfer and the proposed transferee will not acquire any rights in such shares.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Our shares are approved to be quoted on the OTCQB Venture Market under the symbol “GIPR”. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “GIPR”. If the application is approved, trading of our common stock on the Nasdaq is expected to begin within days after the initial issuance of common stock. No assurance can be given that our application will be approved. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on the Nasdaq, we will not complete this offering.

We cannot predict the effect, if any, that any subsequent sales of common stock after this offering, or the availability of shares for sale in the future will have on the market price of our common stock prevailing from time to time. At any time, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

No assurance can be given as to the likelihood that an active trading market for our common stock will develop or be maintained, that any such market will be liquid, that purchasing shareholders will be able to sell the common stock when issued or at all or the prices that shareholders may obtain for any of the common stock when subsequently sold. No prediction can be made as to the effect, if any, that future issuances of common stock or the availability of common stock for future issuances will have on the market price of our common stock prevailing from time to time, issuances of substantial amounts of common stock, or the perception that such issuances could occur, may affect adversely the prevailing market price of our common stock. See “Risk Factors — Risks Related to This Offering.”

The common stock sold in this offering will be freely tradable without restriction for stockholders who are not considered to be an affiliate of ours. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Stock Transfer Agent

We have engaged VStock LLC as our transfer agent.

PRIOR PERFORMANCE SUMMARY

The information presented in this Prior Performance Summary represents the summary historical experience of real estate programs sponsored by our President and Chairman of the Board and affiliates (“our sponsor”), through March 31, 2020 with the Prior Performance Tables included in this prospectus as Exhibit 99.1 through December 31, 2019. The purpose of this prior performance information is to enable you to evaluate accurately our sponsor’s experience with like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

Our President, Mr. Sobelman, has sponsored one program, GIP Fund 1, LLC (“GIP Fund 1”) formed for the purpose of acquiring and operating commercial real estate properties, consisting of net lease properties in the United States. The program is a private program and has no public reporting requirements. We define such a program as a fund in which passive investors pool their money and rely on the efforts of our sponsor to manage the fund and to acquire real estate that was not identified at the time of the commencement of the fund’s offering. Investors in our company should not assume that they will experience returns comparable to those experienced by investors in this prior real estate program.

GIP Fund 1, a private real estate fund, had certain investment objectives similar to ours, including the acquisition and operation of commercial properties; the provision of stable cash flow available for distribution to our investors; preservation and protection of capital; and the realization of capital appreciation in the event of an ultimate sale of any properties. GIP Fund 1 focused on acquiring single tenant properties essential to the business operations of the tenant; located in primary markets; leased to tenants with stable and/or improving credit quality; and subject to long-term leases with defined rental rate increases or with short-term leases with high-probability renewal and potential for increasing rent. GIP Fund 1 has not disposed of any properties through March 31, 2020. GIP Fund 1 engaged in a private offering in January 2013 to accredited investors only pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and raised approximately $940,000 through the issuance of member units. GIP Fund 1 closed its round of financing in December of 2013 to acquire one real estate property. Using a combination of debt and cash consisting of 97% of the offering proceeds, GIP Fund 1 acquired one existing property in Tampa, Florida for a purchase price of approximately $1.6 million. GIP Fund 1 is no longer active in acquiring more properties.

The asset in this program can be categorized as indicated in the chart below.

Tenant:	Sherwin-Williams
Location:	504-508 South Howard Avenue Tampa, Florida 33606
Square Footage:	3,500 square feet
Land Area:	1/5 acre
Asset Class:	Retail
No. of Stories:	Single-Story
Lease Type:	Net lease

The property is a 3,500 square foot, Class A single standing building, located in Tampa, Florida. The property is leased to and occupied in its entirety by Sherwin-Williams. The property serves as a retail location for Sherwin-Williams, pursuant to a long-term, net lease which expires on July 31, 2028. The Sherwin-Williams Company is a public company and the largest paint manufacturer in the United States. Sherwin-Williams makes a wide variety of paints, coatings, finishes, applicators, and varnishes for the architectural, industrial, marine, and automotive markets, selling its products under the brand names Dutch Boy, Pratt & Lambert, Sherwin-Williams, Red Devil, Krylon, Martin-Senour, Thompson’s, and Miniwax. The products are sold at wholesale branches, home centers, independent retailers, mass merchandisers, and through a network of company-operated paint stores. Sherwin-Williams operates more than 3,000 stores in the United States, Canada, the Virgin Islands, and Puerto Rico. Distribution conducted through the company’s global group extends its reach into South America, Jamaica, the United Kingdom, Europe, and China. The company employs approximately 39,000 people. The asset was refinanced in 2018 and the valuation used by the lender was $2,400,000. Upon the refinancing, the Fund returned 100% of the investors’ principal ($940,000) as a distribution and the investors retain their interest in the Fund.

As applicable, the Prior Performance Tables set forth information as of the dates indicated regarding our sponsor in connection with: (1) compensation to sponsor (Table II); and (2) operating results of prior programs (Table III).

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our Operating Partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Generation Income Properties, L.P., a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We are the sole general partner of our Operating Partnership, which is organized as a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancing and selection of lessees, make distributions to partners, and to cause changes in the Operating Partnership’s business activities. Pursuant to the partnership agreement, the limited partners in the Operating Partnership may not remove us as general partner, with or without cause.

Capital Contribution

We will contribute, directly, to our Operating Partnership substantially all of the net proceeds of this offering as a capital contribution in exchange for common units in our Operating Partnership. The partnership agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to the Operating Partnership. If we contribute additional capital to the Operating Partnership, we will receive additional common units in the Operating Partnership and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the Operating Partnership, we will revalue the property of the Operating Partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The Operating Partnership may issue preferred units, in connection with acquisitions of property or otherwise, which could have priority over common units with respect to distributions from the Operating Partnership, including the common units we own.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the Operating Partnership to redeem their common units in exchange for cash or, at our option, common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the share ownership limit in our articles of incorporation;

•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

On September 30, 2019, as part of two acquisitions, we issued common units in our Operating Partnership in exchange for acquiring two properties in Norfolk, Virginia. Following these transactions, as of May 31, 2020, we own 59.306% of the common units in the Operating Partnership and outside investors own 40.694%. Beginning on September 30, 2020, each limited partner will have the option to require the Operating Partnership to redeem all or a portion of its common units for either (i) the Redemption Amount (as defined in the Operating Partnership’s Partnership Agreement), or (ii) until November 1, 2023, cash in an agreed-upon Value (as defined in the Operating Partnership’s Partnership Agreement) of $5.00 per common unit. The Redemption Amount will vary depending on the closing price of our shares, but if the limited partners elect option (ii), they would receive the approximate value the limited partner was deemed to have contributed to the Operating Partnership.

In the future we may issue additional common units in our Operating Partnership in exchange for acquiring net lease properties or we may issue LTIP units in connection with an equity incentive plan.

The partnership agreement requires that the Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Distributions

The partnership agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership’s property in connection with the liquidation of the Operating Partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the Operating Partnership.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Amendments

In general, we may amend the partnership agreement without the consent of the limited partners. However, any amendment to the partnership agreement that would adversely affect the redemption rights or certain other rights of the limited partners requires the consent of limited partners holding a majority in interest of the common units in our partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our expected election to be taxed as a REIT. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals, corporations, estates and trusts (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity or on behalf of other persons as nominees; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares of stock.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general information purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We have not qualified as a REIT to date and will not be able to satisfy the requirements of operating as a REIT until after this offering closes. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2020. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

The sections of the Code and Treasury Regulations relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth on the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on any taxable income, including undistributed net capital gain that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 21%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act was signed into law. Among other changes, the CARES Act modifies certain provisions of the tax legislation commonly referred to as the Tax Cuts and Jobs Act that was enacted on December 22, 2017. Under certain provisions of the CARES Act, net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021 may generally be carried back up to five taxable years preceding the tax year of such loss. However, this change under the CARES Act does not apply to REITs, so that net operating losses of a REIT may not be carried back to any previous taxable year. The treatment of net operating losses arising in taxable years beginning after December 31, 2020 is not affected by the CARES Act, and such losses may not be carried back to any prior taxable year. In addition, for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act had limited the deduction for net operating losses to 80% of current year taxable income. The CARES Act temporarily suspends this 80% limitation for taxable years beginning before January 1, 2021. Additionally, Section 163(j) of the Code, as amended by the Tax Cuts and Jobs Act, limited the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. The CARES Act increases the maximum amount of interest expense that may be deducted to 50% of adjusted taxable income for taxable years beginning in 2019 or 2020. The impact of these provisions on our company is uncertain at this time.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of the taxable year.

7.

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, and 8 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we make our REIT election for our taxable year ending December 31, 2020 as we currently intend, requirements 5 and 6 will apply to us beginning with our 2021 taxable year (or, if the REIT election is made for a year after 2020, beginning with the succeeding taxable year). If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our articles of incorporation provides restrictions regarding the transfer and ownership of our shares of stock. See “Description of Shares of Stock — Restrictions on Ownership and Transfer.” We believe that we will issue sufficient shares of stock with sufficient diversity of ownership as a result of this offering to allow us to satisfy requirements 5 and 6 above. The restrictions in our articles of incorporation are intended, among other things, to assist us in satisfying requirements 5 and 6 above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Our Board has waived these limits for Mr. Sobelman who currently owns 900,000 shares of our common stock. The Board’s waiver to Mr. Sobelman is conditioned upon his agreement that if we would otherwise fail the “closely held” test, we will automatically redeem such number of Mr. Sobelman’s shares for consideration of $.01 per share as will permit us to satisfy the “closely held” test. If we fail to monitor our share ownership or to implement the redemption provision in the waiver to Mr. Sobelman, or the IRS does not respect the effective date of any redemptions, we may fail to qualify as a REIT.

To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.

For purposes of requirement 9, we have adopted December 31 as our year end for U.S. federal income tax purposes and thereby satisfy this requirement.

Subsidiary Entities

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. In the event that a disregarded subsidiary of ours ceases to be wholly-owned – for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours – the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Gross Income Tests” and “—Asset Tests.”

Taxable REIT Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal income tax on its taxable income, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes dividend income when it receives distributions of earnings from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more domestic TRSs we may own, a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income tax rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets (other than certain debt instruments of publicly offered REITs); and

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares of stock other than shares issued pursuant to our distribution reinvestment plan or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for purposes of the 75% income test.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or sales.

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Neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. Under an exception to such related-party tenant rule, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

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If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” that is adequately compensated and from which we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

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charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

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rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

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derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement; and

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the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

We currently intend to structure any leases we enter into so that they will qualify as true leases for federal income tax purposes. Our belief is based, in part, on the following facts:

•	we and the lessee intend for our relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the property covered by the lease during the term of the lease;

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the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the property other than the cost of certain capital expenditures, and dictate, either directly or through third-party operators that are eligible independent contractors who work for the lessee during the terms of the leases, how the property will be operated and maintained;

•	the lessee generally will bear the costs and expenses of operating the property, including the cost of any inventory used in their operation, during the term of the lease;

•	the lessee will benefit from any savings and bear the burdens of any increases in the costs of operating the property during the term of the lease;

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in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the property subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

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the lessee generally will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of: (i) injury to persons or damage to property occurring at the property; (ii) the lessee’s use, management, maintenance or repair of the property; (iii) taxes and assessments in respect of the property that are obligations of the lessees; (iv) any breach of the leases by the lessees, and (v) the nonperformance of contractual obligations of the lessees with respect to the property;

•	the lessee will be obligated to pay, at a minimum, material base rent for the period of use of the property under the lease;

•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, either directly or through the eligible independent contractors, operates the property;

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we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the applicable lessee to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the property during the term of its lease; and

•	upon termination of each lease, the applicable property will be expected to have a substantial remaining useful life and substantial remaining fair market value.

If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that we and our subsidiaries receive from our percentage and other leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

We expect to enter into sale-leaseback transactions. It is possible that the IRS could take the position that specific sale-leaseback transactions that we treat as true leases are financing arrangements or loans rather than true leases for federal income tax purposes. Recharacterization of a sale-leaseback transaction as a financing arrangement or loan could jeopardize our REIT status.

Interest

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest outstanding balance of the loan during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. The failure of a loan to qualify as an obligation secured by a mortgage on real property within the meaning of the REIT rules could adversely affect our ability to qualify as a REIT. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may, on a select basis, purchase mortgage loans. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, a portion of the interest income from such loan that is not allocable to real property will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.

We may also, on a select basis, purchase mezzanine loans, which are loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we may acquire typically will not meet all of the requirements for reliance on this safe harbor. If we invest in mezzanine loans, we intend to invest in a manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends Received

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) the REIT satisfies the test in preceding clause (3) by substituting 20% for 10% and either the 3-year average adjusted bases percentage for the taxable year or the 3-year average fair market value percentage for the taxable year does not exceed 10%

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We generally will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages loans secured by real property;

•	stock in other REITs; and

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings (other than our distribution reinvestment plan) or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of our gross assets may be represented by nonqualified publicly offered REIT debt instruments (i.e., those that are not secured by mortgages on real property or interests in real property).

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include “straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

In addition, the following are not treated as securities for purposes of the 10% value test:

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

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Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

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Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above.

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we may, on a select basis, invest in mezzanine loans. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. If we invest in mezzanine loans, we intend to invest in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income that exceeds a percentage of our income.

We must distribute such dividends in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or

December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to satisfy this requirement and give rise to a deduction, such dividends may not be “preferential.” A dividend will not be deemed to be preferential if it is pro rata among all outstanding shares of stock within a given class and any preferences between classes of stock are made pursuant to the terms contained in our organizational documents. Under certain technical rules governing deficiency dividends, we could lose our ability to cure an under-distribution in a year with a subsequent year deficiency dividend if we pay preferential dividends. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, to abide by the rights and preferences of each class of the company’s shares if there is more than one, and to seek to avoid dividend equivalent redemptions.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of stock or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate on such “qualified dividends.” Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we failed to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common stock that for U.S. federal income tax purposes is not a tax-exempt organization and is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Taxation of Distributions

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. In addition, dividends paid to a non-corporate U.S. shareholder generally will not qualify for the 20% maximum tax rate for “qualified dividend income.” The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 37%. Tax legislation enacted in December 2017 which is commonly referred to as the Tax Cuts and Jobs Act, however, reduces the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received that are not “capital gain dividends” or “qualified dividend income,” subject to complex limitations). This reduced rate applies for taxable years beginning on January 1, 2018 and through taxable years ending December 31, 2025. The 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as any TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g. , to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate dividends. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common stock. Instead, the distribution will reduce the adjusted basis of such shares of stock. A U.S. shareholder will recognize a gain on a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares of stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a dividend in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such dividend shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually distribute such dividend during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common stock

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. shareholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 37%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gain.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally will designate whether such a distribution is taxable to our shareholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Medicare Tax on Unearned Income

High-income individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as dividends and gains from sales of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The IRS has issued a ruling that dividends from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of beneficial interest in the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of stock in proportion to their actuarial interests in the pension trust; and

either:

•	one pension trust owns more than 25% of the value of our shares of stock; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of stock collectively owns more than 50% of the value of our shares of stock.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our common stock that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Taxation of REIT Distributions

A distribution to a non-U.S. shareholder that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, that we do not designate as a capital gain dividend or retained capital gain and that we pay out of our current or accumulated earnings and profits will be subject to a 30% withholding tax on the gross amount of the dividend unless an applicable tax treaty reduces or eliminates the tax. If a dividend is “effectively connected income,” or such dividend is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the dividend at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividend, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that dividend. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares of stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus will be required to file U.S. federal income tax returns and will be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We will be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder will receive a credit against its tax liability for the amount we withhold.

However, if our common stock are regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 10% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Taxation of Dispositions of REIT Shares

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met. If our common stock are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

•	the non-U.S. shareholder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

FATCA Withholding

Under legislation (commonly referred to as “FATCA”), withholding at a rate of 30% will be required on dividends in respect of our common stock received by certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, under FATCA, a U.S. withholding tax at a 30% rate will be imposed, for payment after December 31, 2018, on gross proceeds from the sale of shares of our common stock received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such interest and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. However, under recently released proposed Treasury Regulations, such gross proceeds are not subject to FATCA withholding. In the preamble to these proposed Treasury Regulations, the IRS has stated that taxpayers may generally rely on the proposed treasury Regulations until final Treasury Regulations are issued. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of the FATCA rules on their investment in our common stock.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 24% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We will include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased by our Operating Partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. Our Operating Partnership has acquired properties by contribution in exchange for interests in our Operating Partnership, which resulted in book-tax differences. Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our Operating Partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. Our Operating Partnership generally intends to use the “traditional” method for allocating items with respect to which there is a book-tax difference caused by the contribution of properties to our Operating Partnership in exchange for interests.

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Basis in Partnership Units. Our adjusted tax basis in our common units in our Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by our allocable share of our Operating Partnership’s income and our allocable share of indebtedness of our Operating Partnership; and

•

reduced, but not below zero, by our allocable share of our Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.

If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our common units below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the indebtedness of our Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such partnership’s trade or business.

State, Local and Foreign Taxes

We and you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in our common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common stock also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (the “DOL”). Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations (the “DOL Regulations”), as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. We believe that the restrictions imposed under our articles of incorporation on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

We have entered enter into an underwriting agreement dated                , 2020 with Maxim Group LLC (“Maxim” or the “Underwriter”) acting as the sole underwriter and book-running manager for this offering. Subject to the terms and conditions of the underwriting agreement, the Underwriter has agreed to purchase, and we have agreed to sell to it, the number of shares of common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus.

The underwriting agreement provides that the obligations of the Underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The Underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the Underwriter an option, exercisable not later than 45 days after the effective date of the underwriting agreement, to purchase up to         additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The Underwriter may exercise this option only to cover over-allotments made in connection with this offering. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the Underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the Underwriter will offer the additional shares of common stock on the same terms as those on which the other shares of common stock are being offered hereunder.

Commissions

We have agreed to pay the Underwriter a cash fee equal to 9.0% of the gross proceeds raised in this offering. The Underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Underwriter may offer some of the shares of common stock to other securities dealers at such price less a concession of up to         % or $         per share. After the offering to the public, the offering price and other selling terms may be changed by the Underwriter without changing the proceeds we will receive from the Underwriter.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the Underwriter’s option to purchase additional shares of common stock. The underwriting commissions are equal to the public offering price per share less the amount per share the Underwriter pays us for the shares of common stock.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds to us before expenses	$	$	$

We estimate the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $275,000, all of which are payable by us.

We have also granted the Underwriter a right of first participation to act as placement agent, underwriter or investment bank on any subsequent private or public offering of our securities for a period of 16 months from the sale of common stock in this offering.

Selling Stockholders

No securities are being sold for the account of stockholders; the Company will receive all the net proceeds of this offering.

Lock-Up Agreements

We and all of our executive officers, directors and our 5% or greater stockholders will enter into lock-up agreements with the Underwriter pursuant to which they will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the Underwriter.

The Underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the Underwriter may over-allot in connection with this offering by selling more shares of common stock than are set forth on the cover page of this prospectus. This creates a short position in our common stock for the Underwriter’s own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the Underwriter is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the over-allotment option. To close out a short position, the Underwriter may elect to exercise all or part of the over-allotment option. The Underwriter may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The Underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the Underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the Underwriter may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriter are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

In connection with this offering, the Underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock or Warrants immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Expense Reimbursement

In addition, we have agreed to reimburse the Underwriter for all reasonable out-of-pocket expenses up to $125,000, including but not limited to reasonable legal fees, incurred by the Underwriter in connection with the offering, $15,000 of which has been paid to the Underwriter in advance to cover its reasonably anticipated out-of-pocket expenses. The $15,000 advance shall be applied towards the $125,00 fee for reasonable out-of-pocket expenses and will be reimbursed to us to the extent the Underwriter incurs less than $15,000 of out-of-pocket expenses. If the offering is not consummated, we are obligated to reimburse the Underwriter for all such expenses up to a maximum of $30,000.

Our Relationship with the Underwriter

The Underwriter and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. It has received, or may in the future receive, customary fees and commissions for these transactions. As of the date hereof, an affiliate of the Underwriter holds 61,193 shares of our common stock, which were issued on May 31, 2019 as compensation for advisory services unrelated to this offering pursuant to an advisory agreement between us and the Underwriter entered into on May 6, 2019.

In addition, in the ordinary course of their business activities, the Underwriter and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Underwriter and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the Underwriter may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Underwriter. The Underwriter may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. In connection with the offering, the Underwriter may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The Underwriter has informed us that it does not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which it exercises discretionary authority.

Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as underwriter and should not be relied upon by investors.

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Underwriter may arrange to sell securities offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so. The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement. A copy of the underwriting agreement is included as an exhibit to the Registration Statement of which this prospectus forms a part.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock being offered hereby, will be passed upon for us by Foley & Lardner LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Harter Secrest & Emery LLP.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance on the reports of MaloneBailey LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC for the shares of our common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make statements in this prospectus as to the contents of our contracts, agreements or other documents, the statements are not necessarily complete and, where that contract, agreement or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the statement relates.

You can read our SEC filings, including the registration statement, free of charge on the SEC’s website, www.sec.gov.

We maintain a website at https://www.gipreit.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus. We will provide each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide these reports or documents upon oral or written request to Richard Russell at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602 or by calling (813) 225-4122.

Index to Consolidated Financial Statements

Generation Income Properties, Inc.

Three Months Ended March 31, 2020 and 2019

Generation Income Properties, Inc.

Consolidated Balance Sheets

	As of March 31,	As of December 31,
	2020	2019
	(Unaudited)
Assets
Investment in real estate
Property	$35,717,058	$35,462,653
Tenant improvements	482,701	482,701
Acquired lease intangible assets	2,829,382	2,858,250
Less accumulated depreciation and amortization	(1,221,916)	(864,898)

Total investments	37,807,225	37,938,706
Cash and cash equivalents	855,640	974,365
Restricted cash	184,800	424,000
Deferred Rent asset	52,767	65,102
Prepaid expenses	204,773	78,008
Deferred financing costs	229,871	590,990
Accounts Receivable	73,848	73,848
Escrow deposit and other assets	28,421	10,607

Total Assets	$39,437,345	$40,155,626

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$150,906	$82,937
Accrued expenses	110,853	473,545
Acquired lease intangible liability, net	497,770	525,144
Insurance payable	118,887	55,200
Deferred rent liability	150,046	89,599
Note Payable—related party	1,100,000	1,900,000
Mortgage loans, net of unamortized discount of $749,100 and $182,255 at March 31, 2020 and December 31, 2019, respectively	27,256,339	26,397,547

Total liabilities	29,384,801	29,523,972
Redeemable Non-Controlling Interests	8,198,251	8,198,251
Stockholders’ Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 2,100,960 shares issued and outstanding at March 31, 2020 and 2,100,960 at December 31, 2019	21,010	21,010
Additional paid-in capital	4,672,804	4,757,882
Accumulated deficit	(2,839,521)	(2,345,489)

Total Generation Income Properties, Inc. stockholders’ equity	1,854,293	2,433,403

Total Liabilities and Stockholders’ Equity	$39,437,345	$40,155,626

The accompanying notes are an integral part of these unaudited financial statements.

Generation Income Properties, Inc.

Consolidated Statements of Operations (unaudited)

	Three Months ended March 31,
	2020	2019
Revenue
Rental income	$880,638	$274,206
Expenses
General, administrative and organizational costs	241,364	100,800
Building expenses	189,461	26,460
Depreciation and amortization	357,018	99,774
Interest expense, net	376,290	124,421
Compensation costs	67,693	27,291

Total expenses	1,231,826	378,746

Net Loss	$(351,188)	$(104,540)

Less: Net income attributable to Non-controlling interest	142,844	103,141

Net Loss attributable to Generation Income Properties, Inc.	$(494,032)	$(207,681)

Total Weighted Average Shares of Common Shares Outstanding	2,100,960	1,839,767
Basic and Diluted Loss Per Share Attributable to Common Stockholder	$(0.24)	$(0.11)

The accompanying notes are an integral part of these unaudited financial statements.

Generation Income Properties, Inc.

Consolidated Statements of Stockholders’ Equity

For the Three Months Ended March 31, 2020 and 2019 (unaudited)

	Common Stock		Additional Paid-In	Accumulated	Generation Income Properties, Inc. Stockholders’	Redeemable Non- Controlling
	Shares	Amount	Capital	Deficit	Equity	Interest
Balance, December 31, 2019	2,100,960	$21,010	$4,757,882	$(2,345,489)	$2,433,403	$8,198,251

Common stock issued for services			20,023		20,023
Distribution on Redeemable Non-Controlling Interest	—	—	—	—	—	(142,844)
Dividends paid on Common Stock	—	—	(105,101)	—	(105,101)
Net (loss) income for the year	—	—	—	(494,032)	(494,032)	142,844

Balance, March 31, 2020	2,100,960	$21,010	$4,672,804	$(2,839,521)	$1,854,293	$8,198,251

Balance, December 31, 2018	1,839,767	$18,398	$3,684,942	$(837,623)	$2,865,717	$2,165,634

Distribution on Redeemable Non-Controlling Interest	—	—	—	—	—	(48,214)
Deferred Distribution on Redeemable Non-Controlling Interest	—	—	—	—	—	(54,927)
Net (loss) income for the year	—	—	—	(207,681)	(207,681)	103,141

Balance, March 31, 2019	1,839,767	$18,398	$3,684,942	$(1,045,304)	$2,658,036	$2,165,634

The accompanying notes are an integral part of these unaudited financial statements.

Generation Income Properties, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Three Months ended March 31,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(351,188)	$(104,540)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	254,402	76,295
Amortization of acquired lease intangible assets	102,616	23,479
Amortization of debt issuance costs	50,712	11,521
Amortization of below market leases	(27,374)	(3,531)
Stock award compensation	20,023	—
Changes in operating assets and liabilities
Accounts receivable	—	1,668
Other assets	(17,814)	(14,328)
Deferred rent asset	12,335	(6,299)
Prepaid expenses	(131,494)	(104,136)
Accounts payable	67,969	100,305
Accrued expenses	758	(263,470)
Deferred rent liability	60,447	—

Net cash generated from (used in) operating activities	41,392	(283,036)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land, buildings, other tangible and intangible assets	(225,537)	—
Escrow deposits for purchase of properties	—	110,000

Net cash (used in) generated from investing activities	(225,537)	110,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Mortgage loan borrowings	11,287,500	—
Mortgage loan repayments	(9,861,863)	(2,563)
Note payable—related party repayments	(800,000)	—
Deferred financing costs paid in cash	(55,031)	—
Insurance financing borrowings	106,084	51,125
Insurance financing repayments	(42,397)	—
Stock costs paid in cash	—	(50,000)
Debt issuance costs paid in cash	(560,128)	—
Distribution on redeemable non-controlling interests	(142,844)	(48,214)
Dividends paid on common stock	(105,101)	—

Net cash used in financing activities	(173,780)	(49,652)

NET DECREASE IN CASH	(357,925)	(222,688)
CASH—BEGINNING OF PERIOD	1,398,365	642,132

CASH—END OF PERIOD	$1,040,440	$419,444

CASH TRANSACTIONS
Interest Paid	314,894	99,820
NON-CASH TRANSACTIONS
Deferred distribution on redeemable preferred equity accrued	—	54,927

The accompanying notes are an integral part of these unaudited financial statements.

GENERATION INCOME PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Operations

Generation Income Properties, Inc. (the “Company”) was formed as a Maryland corporation on September 19, 2015 to opportunistically acquire and invest in freestanding, single-tenant commercial properties located primarily in major cities in the United States. The Company is internally managed and intends on net leasing properties to investment grade tenants.

The Company formed Generation Income Properties L.P. (the “Operating Partnership”) in October 2015. Substantially all of the Company’s assets will be held by, and operations will be conducted through the Operating Partnership. The Company will be the general partner of the Operating Partnership which has a current ownership of 59.30%. The Company formed a Maryland entity GIP REIT OP Limited LLC in 2018 that owns 0.01% of the Operating Partnership.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The information furnished reflects all adjustments, consisting only of normal recurring items which are, in the opinion of management, necessary in order to make the financial statements not misleading. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company’s Annual Report on Form 1-A filed with the SEC on April 2, 2020. The results for the three months ended March 31, 2020, are not necessarily indicative of the results to be expected for the year ending December 31, 2020.

The Company adopted the calendar year as its basis of reporting.

Consolidation

The accompanying consolidated financial statements include the accounts of Generation Income Properties, Inc. and the Operating Partnership and all of the direct and indirect wholly-owned subsidiaries of the Operating Partnership and the Company’s subsidiaries. All significant inter-company balances and transactions have been eliminated in the consolidated financial statements.

The consolidated financial statements include the accounts of all entities in which the Company has a controlling interest. The ownership interests of other investors in these entities are recorded as non-controlling interests or redeemable non-controlling interest. Non-controlling interests are adjusted each period for additional contributions, distributions, and the allocation of net income or loss attributable to the non-controlling interests.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Cash

Cash consists of amounts that the Company has on deposit with a major commercial financial institution.

Revenue Recognition

We have determined that all of our leases should be accounted for as operating leases. The Company leases real estate to its tenants under long-term net leases which we account for as operating leases. Under this method, leases that have fixed and determinable rent increases are recognized on a straight-line basis over the lease term. Certain leases also provide for additional rent based on tenants’ sales volumes. These rents are recognized when determinable after the tenant exceeds a sales breakpoint.

Recognizing rent escalations on a straight-line method results in rental revenue in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset which is included in the Deferred Rent Asset line item in our Consolidated Balance Sheets. To the extent any of the tenants under these leases become unable to pay their contractual cash rents, the Company may be required to write down the straight-line rent receivable from those tenants, which would reduce rental income.

The Company reviews the collectability of charges under its tenant operating leases on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that collectability with respect to any tenant changes, beginning with the adoption of ASC 842 as of January 1, 2019, the Company recognizes an adjustment to rental income. The Company’s review of collectability of charges under its operating leases includes any accrued rental revenues related to the straight-line method of reporting rental revenue.

The Company’s leases provide for reimbursement from tenants for common area maintenance (“CAM”), insurance, real estate taxes and other operating expenses. A portion of our operating cost reimbursement revenue is estimated each period and is recognized as rental income in the period the recoverable costs are incurred and accrued.

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 842 “Leases” (“ASC 842”) using the modified retrospective approach as of January 1, 2019 and elected to apply the transition provisions of the standard at the beginning of the period of adoption. The Company adopted the practical expedient in ASC 842 that alleviates the requirement to separate lease and non-lease components. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the 2020 and 2019 Consolidated Statements of Operations.

The Company often recognizes above- and below-market lease intangibles in connection with acquisitions of real estate. The capitalized above- and below-market lease intangibles are amortized over the remaining term of the related leases.

Stock-Based Compensation

The Company records all equity-based incentive grants to employees and non-employee members of the Company’s Board of Directors in operating expenses in the Company’s Consolidated Statements of Operations based on their fair values determined on the date of grant. Stock-based compensation expense, reduced for estimated forfeitures, is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the outstanding equity awards.

Real Estate

Acquisitions of real estate are recorded at cost. Depreciation of the building is provided over the estimated useful life (30-50 years) using the straight-line method, tenant improvements are over remaining lease term and intangible over the remaining lease term.

Purchase Price Assignment

The Company assigns the purchase price of real estate to tangible and intangible assets and liabilities based on fair value. Tangible assets consist of land and buildings. Intangible assets and liabilities consist of the value of in-place leases and below market leases assumed with the acquisition. The Company assessed whether the purchase of the building falls within the definition of a business under ASC 805 and concluded that all asset transactions were an asset acquisition, therefore it was recorded at the purchase price, including capitalized acquisition costs, which is allocated to land, building, tenant improvements and intangible assets and liabilities based upon their relative fair values at the date of acquisition.

The fair value of the below market lease is the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the estimated current market lease rate expected over the remaining non-cancelable life of the lease. The capitalized below market lease values are amortized as an increase to rental income over the remaining term of the lease.

Intangible Assets

In-Place Leases

In-place lease assets and liabilities result when we assume a lease as part of a facility purchase or business combination. The fair value of in-place leases consists of the following components, as applicable (1) the estimated cost to replace the leases (including loss of rent, estimated commissions and legal fees paid in similar leases), and (2) the above or below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place at the time of acquisition to projected cash flows of comparable market-rate leases (referred to as Lease Intangibles). Lease Intangible assets are amortized on a straight-line basis as decreases and increases, respectively, to rental income over the estimated remaining term of the underlying leases. Should a tenant terminate the lease, the unamortized portion of the lease intangible is recognized immediately as income or expense. For additional information, see Note 4 – Acquired Lease Intangible Asset, net.

Income Taxes

The Company intends to operate and be taxed as a real estate investment trust (“REIT”) under Section 856 through 860 of the Internal Revenue Code (“Code”), commencing with our taxable year ending December 31, 2020. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders.

We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is included in the tax provision when such changes occur. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

Earnings per Share

In accordance with ASC 260, basic earnings/loss per share (“EPS”) is computed by dividing net loss attributable to the Company that is available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of warrants), and convertible debt, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive. As of March 31, 2020 and December 31, 2019, there were no common stock dilutive instruments.

Impairments

The Company reviews real estate investments and related lease intangibles, for possible impairment when certain events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable though operations plus estimated disposition proceeds. Events or changes in circumstances that may occur include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. Impairments are measured to the extent the current book value exceeds the estimated fair value of the asset less disposition costs for any assets classified as held for sale.

The valuation of impaired assets is determined using valuation techniques including discounted cash flow analysis, analysis of recent comparable sales transactions, and purchase offers received from third parties, which are Level 3 inputs. The Company may consider a single valuation technique or multiple valuation techniques, as appropriate, when estimating the fair value of its real estate. Estimating future cash flows is highly subjective and estimates can differ materially from actual results.

Note 3 – Investments in Real Estate

The Company’s real estate is comprised of the following:

	March 31,	December 31,
	2020	2019
Property	$35,717,058	$35,462,653
Tenant improvements	482,701	482,701
Acquired lease intangible assets	2,829,382	2,858,250

Total	39,029,141	38,803,604
Less accumulated depreciation and amortization	(1,221,916)	(864,898)

Total investments	$37,807,225	$37,938,706

Depreciation and amortization expense for the three months ended March 31, 2020 and 2019 was $357,018 and $99,774, respectively.

The purchase price of the asset acquisitions was allocated to land, building, tenant improvement and acquired lease intangible assets and liabilities based on management’s estimate. The Company did not acquire any properties during the three month period ended March 31, 2020.

Note 4 – Acquired Lease Intangible Asset, net

Intangible assets, net is comprised of the following:

	March 31,	December 31,
	2020	2019
Acquired lease intangible assets	2,829,382	2,858,250
Accumulated amortization	(315,388)	(212,772)

Acquired lease intangible assets, net	$2,513,994	$2,645,478

The amortization for lease intangible assets for the three months ended March 31, 2020 and 2019 was $102,616 and $23,479, respectively.

Note 5 – Acquired Lease Intangible Liability, net

Acquired lease intangible liability is comprised of the following:

	March 31,	December 31,
	2020	2019
Acquired lease intangible liability	$585,792	$585,792
Less: recognized rental income	(88,022)	(60,648)

Total below market lease, net	$497,770	$525,144

The amortization for below market leases for the three months ended March 31, 2020 and 2019 was $27,374 and $3,531, respectively.

Note 6 – Redeemable Non-Controlling Interests

The following table reflects our Redeemable Non-Controlling Interests:

	TC Huntsville	Brown Family Trust	Greenwal L.C.	Riverside Crossing L.C.	Total
Balance, December 31, 2018	$2,165,634	$—	$—	$—	$2,165,634

Distribution on Redeemable Non-Controlling Interest	(48,214)				(48,214)
Deferred Distribution on Redeemable Non-Controlling Interest	(54,927)				(54,927)
Net income for the year	103,141				103,141

Balance, March 31, 2019	$2,165,634	$—	$—	$—	$2,165,634

Balance, December 31, 2019	$—	$1,200,000	$4,965,000	$2,033,251	$8,198,251

Distribution on Redeemable Non-Controlling Interest		(20,375)	(86,887)	(35,582)	(142,844)
Net income for the year		20,375	86,887	35,582	142,844

Balance, March 31, 2020	$—	$1,200,000	$4,965,000	$2,033,251	$8,198,251

As part of the Company’s acquisition of a building for $8.3 million in Huntsville, AL, one of the Company’s operating subsidiaries entered into a preferred equity agreement with TC Huntsville, LLC on December 20, 2018 pursuant to which the Company’s subsidiary received a capital contribution of $2.2 million. Pursuant to the agreement, the Company was required to pay the preferred equity member a 10% IRR on a monthly basis, pay an additional 10% IRR on a deferred basis after 24 months and redeem the entire amount due after 24 months at the option of the preferred equity member.

As part of the Company’s acquisition of a building for $4.5 million in Cocoa, FL, one of the Company’s operating subsidiaries entered into a preferred equity agreement with Brown Family Trust on September 11, 2019 pursuant to which the Company’s subsidiary received a capital contribution of $1,200,000. Pursuant to the agreement, the Company will pay the preferred equity member a 10% IRR on a monthly basis and redeem the entire amount due after 24 months at the option of the preferred equity member. The Operating Partnership, Generation Income Properties, LP, is the general manager of the subsidiary while Brown Family Trust is a preferred member. Because of the redemption right, the non-controlling interest in presented as temporary equity at redemption value. The current redemption amount is $1,200,000. Distributable operating funds are distributed first to Brown Family Trust until the unpaid preferred return is paid off and then to the Company. Income is allocated 100% to the Company.

As part of the Company’s acquisition of two buildings on September 30, 2019 for $18.6 million in Norfolk, VA, the Operating Partnership entered into contribution agreements with two entities that resulted in the issuance of 1,399,650 common units in Operating Partnership at $5.00 per share for a total value of $6,998,251 or 40.7% in our Operating Partnership. The contribution agreement allows for the two entities to require the Operating Partnership to redeem, all or a portion of its units for either (i) the Redemption Amount (within the meaning of the Partnership Agreement), or (ii) until forty nine (49) months from date of Closing, cash in an agreed-upon Value (within the meaning of the Partnership Agreement) of $5.00 per share of common stock of the Company, as set forth on the Notice of Redemption. As such, the Company has determined their equity should be classified as a Redeemable Non-Controlling Interest.

Note 7 – Equity

The Company is authorized to issue up to 100,000,000 shares of common stock and 10,000,000 of undesignated preferred stock. No preferred shares have been issued as of the date of this report. Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s Board of Directors.

On July 17, 2019, the board of directors granted 10,000 restricted shares to each of the two independent directors’ that will vest every 12 months on an annual basis over 36 months. The pro-rated vested shares will be issued upon the annual anniversary of the award. On February 3, 2020, the Company appointed two new directors to the Board of Directors. In addition, on February 3, 2020, the Company granted (i) 25,000 shares of restricted stock to its Chief Financial Officer vesting 1/3 annually subject to continued service pursuant to a restricted stock award agreement and (ii) 10,000 shares of restricted stock to each of its two new directors vesting 1/3 annually subject to continued service pursuant to restricted stock award agreements. The Company recognized stock compensation expense for the three months ended March 31, 2020 and 2019 of $20,023 and $0, respectively.

On January 31, 2020, our board of directors authorized a $.0875 per share cash dividend for shareholders of record of the Company’s common stock as of February 28, 2020 which totaled $105,101. David Sobelman, our president and founder and owner of approximately 42.8% of the Company’s common stock outstanding as of the record date, waived his right to receive a dividend for this period. The Company also paid the Non-Controlling Redeemable Interest in the Operating Partnership $.0875 per unit which totaled $122,469.

While we are under no obligation to do so, we expect to declare and pay dividends to our stockholders; our board of directors may declare a dividend as circumstances dictate. The issuance of a dividend will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum dividend, and our charter does not require that we issue dividends to our stockholders other than as necessary to meet IRS REIT qualification standards.

Note 8 – Leases

Future Minimum Rents

At March 31, 2020, we had four tenants that each account for more than 10% of our rental revenue for the Three Months ended March 31, 2020 (19.8% for Pratt and Whitney Corporation with respect to the Huntsville, AL property; 26.4% for the General Services Administration with respect to the two-tenant office building in Norfolk, VA; 21.3% for PRA Holding with respect to the single tenant building in Norfolk, VA and 10.7% for Maersk Inc. with respect to two-tenant office building in Norfolk, VA). For the Three Months ended March 31, 2019, we had three tenants that each accounted for more than 10% of our rental revenue (63.3% for Pratt and Whitney Corporation with respect to the Huntsville, AL property; 20.4% for Starbucks with respect to the single tenant building in Tampa, FL.; 16.3% for 7-Eleven Corporation with respect to the building in Washington, D.C.).

The following table presents future minimum base rental cash payments due to the Company over the next five calendar years and thereafter as of March 31, 2020:

Future Minimum Base Rent Payments
2020 (nine months ended December 31, 2020)	$2,446,000
2021	3,258,000
2022	2,928,000
2023	2,943,000
2024	2,938,000
Thereafter	10,444,000

$24,957,000

Note 9 – Promissory Notes

			As of March 31,	As of December 31,
			2020	2019
	Interest Rate	Maturity Date
Promissory note issued for $3,700,000 by a financial institution, and interest payments due monthly of approximately $14,000. Note was issued on April 4, 2018 and can be prepaid at any time without penalty. Secured by our 7-Eleven property and our Starbucks property.	4.6289% adjusted monthly based on 30 day LIBOR plus 225 basis points	4/4/2020	$—	$3,683,052
Promissory note issued for $6,100,000 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on December 20, 2018 and can be prepaid at any time without penalty. Secured by our Pratt and Whitney property.	4.7394% adjusted monthly based on 30 day LIBOR plus 225 basis points	12/20/2020	$—	$6,097,407
Promissory note issued for $3,407,391 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on September 11, 2019 and can be prepaid at any time without penalty. Secured by our Walgreens—Cocoa, Florida property.	4.17% adjusted monthly based on 30 day LIBOR plus 225 basis points	9/11/2021	$3,407,391	$3,407,391
Promissory note issued for $8,260,000 by a financial institution, interest and principal payments due monthly of approximately $44,800. Note was issued on September 30, 2019 and can be prepaid at any time without penalty. Secured by our GSA/Maersk—Norfolk, Virginia property.	4.25%	9/30/2024	$8,165,660	$8,213,077
Promissory note issued for $5,216,749 by a financial institution, interest and principal payments due monthly of approximately $29,600. Note was originally issued on October 23, 2017 and modified on September 30, 2019 and can be prepaid at any time without penalty. Secured by our PRA—Norfolk, Virginia property.	4.25%	10/23/2024	$5,144,888	$5,178,875
Promissory note issued for $1,900,000 to Clearlake Preferred Member; secured by all of the personal and fixture property of the Operating Partnership, interest payments due monthly. Note was issued on December 16, 2019 and can be prepaid at any time without penalty.	10.00%	12/16/2021	$1,100,000	$1,900,000
Promissory note issued for $11,287,500 by a financial institution, interest only payment is approximately $39,000 and starting April 6, 2021, interest and principal payments due monthly of approximately $55,000. Note was issued on February 11, 2020. Secured by our Washington, DC, Tampa, FL and Huntsville, AL properties. It cannot be prepaid without a penalty	4.17%	3/6/2030	$11,287,500	—
Less: debt issuance costs, net			(749,100)	(182,255)

			$28,356,339	$28,297,547

The Company amortized debt issuance costs during the three-month periods ended March 31, 2020 and 2019 to interest expense of $50,712 and $11,521, respectively. The Company paid debt issuance costs for the three months ended March 31, 2020 and 2019 of $560,128 and $0, respectively.

On February 11, 2020, the Company obtained a $11.3 million loan from DBR Investments Co. Limited and used the proceeds (i) to refinance the $3.7 million note secured by our 7-Eleven property and our Starbucks Property, (ii) to refinance the $6.1 million note secured by our Pratt and Whitney Property, (iii) to prepay $800,000 of the outstanding principal of the $1.9 million secured, non-convertible promissory note issued by our Operating Partnership and (iv) for working capital purposes. The $11.3 million loan is secured by first priority mortgages on our 7-Eleven property, our Starbucks property and our Pratt and Whitney property.

As of March 31, 2020, we had five promissory notes totaling approximately $29.1 million of which one promissory note secured by our Cocoa, FL property for approximately $3.4 million requires annual Debt Service Coverage Ratios (also known as “DSCR”) of 1.10:1.0, two promissory notes secured by our two Norfolk, VA properties totaling $13.3 million require annual Debt Service Coverage Ratios of 1.25:1.0 and one promissory note for $11.3 million requires quarterly Debt Service Coverage Ratios of 1.25:1.0. The remaining promissory note totaling $1.1 million does not have a Debt Service Coverage Ratio”

Our President has personally guaranteed the repayment of up to fifty percent of the $3.4 million due under the Cocoa FL loan and the repayment of the $11.3 million due under the DC/Tampa/Huntsville loan. The aggregate principal amount of these loans totals approximately $14.7 million. Our President has also provided a guaranty of the Borrower’s nonrecourse carveout liabilities and obligations in connection with the two loans for the Walmer Avenue Loan and the Corporate Boulevard Loan, the principal amount of which totals approximately $13.3 million.

Minimum required principal payments on the Company’s debt as of March 31, 2020 are as follows:

As of March 31,
2020
2020 (nine months ended December 31, 2020)	$246,420
2021	4,988,383
2022	550,834
2023	574,662
2024	12,197,305
2025 and beyond	10,547,835

$29,105,439

We intend to repay amounts outstanding under any credit facilities as soon as reasonably possible. No assurance can be given that we will be able to obtain additional credit facilities. We anticipate arranging and utilizing additional revolving credit facilities to potentially fund future acquisitions (following investment of the net proceeds of our offerings), return on investment initiatives and working capital requirements.

Note 10 – Related Party

The Company engages 3 Properties (a brokerage and asset manager company) that is owned 100% by David Sobelman, our CEO and majority shareholder, when it purchases properties and to manage properties. For the three months ended March 31, 2020 and 2019, we paid 3 Properties $13,038 and $4,312, respectively for asset management services related to the property owned by GIP. No other fees were paid by the Company to 3 Properties for the three months ended March 31, 2020 or 2019.

The sellers of properties acquired by the Company have paid 3 Properties $0 and $0 for the three months ended March 31, 2020 and March 31, 2019, respectively in brokerage fees for the acquisition of various properties identified for us by 3 Properties.

Note 11 – Commitments and Contingencies

As of March 31, 2020, we had one outstanding agreement to acquire a property:

•

A purchase agreement on August 24, 2018, (amended on November 21, 2018) for an approximately 5,800-square-foot free-standing condominium solely occupied by a federal entity. The single-tenant property in a coastal area of North Carolina is under contract for a total consideration of approximately $1.7 million. The Company anticipates acquiring the property in September 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Generation Income Properties, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Generation Income Properties, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes and the Schedule III (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2015.

Houston, Texas

April 2, 2020

Generation Income Properties, Inc.

Consolidated Balance Sheets

	As of December 31,
	2019	2018
Assets

Investment in real estate
Property	$35,462,653	$13,460,084
Tenant improvements	482,701	235,673
Acquired lease intangible assets	2,858,250	932,449
Less accumulated depreciation and amortization	(864,898)	(199,223)

Total investments	37,938,706	14,428,983
Cash and cash equivalents	974,365	642,132
Restricted cash	424,000	—
Deferred Rent asset	65,102	18,008
Prepaid expenses	78,008	9,850
Line of credit costs - net	—	16,624
Deferred financing costs	590,990	—
Accounts Receivable	73,848	—
Escrow deposit and other assets	10,607	111,512

Total Assets	$40,155,626	$15,227,109

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$82,937	$30,339
Accrued expenses	473,545	348,231
Acquired lease intangible liability, net	525,144	102,405
Insurance payable	55,200	—
Deferred rent liability	89,599	—
Note Payable - related party	1,900,000	—
Mortgage loans, net of unamortized discount of $182,255 and $69,256 at December 31, 2019 and December 31, 2018, respectively	26,397,547	9,714,783

Total liabilities	29,523,972	10,195,758

Redeemable Non-Controlling Interests	8,198,251	2,165,634

Stockholders’ Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 2,100,960 shares issued and outstanding at December 31, 2019 and 1,839,767 at December 31, 2018	21,010	18,398
Additional paid-in capital	4,757,882	3,684,942
Accumulated deficit	(2,345,489)	(837,623)

Total Generation Income Properties, Inc. stockholders’ equity	2,433,403	2,865,717

Total Liabilities and Stockholders’ Equity	$40,155,626	$15,227,109

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Consolidated Statements of Operations

	Twelve Months ended December 31,
	2019	2018
Revenue
Rental income	$1,730,871	$341,538
Expenses
General, administrative and organizational costs	1,039,755	396,832
Building expenses	163,467	45,208
Depreciation and amortization	665,675	153,569
Interest expense, net	682,889	145,107
Other expenses	85,000	—
Compensation costs	108,430	81,377

Total expenses	2,745,216	822,093

Net Loss	$(1,014,345)	$(480,555)

Less: Net income (loss) attributable to Non-controlling interest	493,521	(24,735)

Net Loss attributable to Generation Income Properties, Inc.	$(1,507,866)	$(455,820)

Total Weighted Average Shares of Common Shares Outstanding	2,015,919	1,812,660
Basic and Diluted Loss Per Share Attributable to Common Stockholder	$(0.75)	$(0.25)

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Accumulated	Generation Income Properties, Inc. Stockholders’	Redeemable Non-Controlling
	Shares	Amount	Capital	Deficit	Equity	Interest
Balance, December 31, 2017	1,710,807	$17,108	$3,466,927	$(381,803)	$3,102,232	$—

Common stock issued for cash	128,960	1,290	643,510	—	644,800	—
Reclassification of deferred common stock offering costs	—	—	(266,101)	—	(266,101)	—
Issuance of Redeemable Non-Controlling Interest	—	—	—	—	—	2,197,082
Distribution on Redeemable Non-Controlling Interest	—	—	—	—	—	(6,713)
Net loss for the year	—	—	—	(455,820)	(455,820)	(24,735)
Dividends Paid	—	—	(159,394)	—	(159,394)

Balance, December 31, 2018	1,839,767	$18,398	$3,684,942	$(837,623)	$2,865,717	$2,165,634

Common stock issued for cash	200,000	2,000	998,000	—	1,000,000	—
Common stock issued for services	61,193	612	320,716	—	321,328	—
Issuance of Redeemable Non-Controlling Interest	—	—	—	—	—	1,200,000
Issuance of Redeemable Operating Partnership Units	—	—	—	—	—	6,998,251
Distribution on Redeemable Non-Controlling Interest	—	—	—	—	—	(261,334)
Redemption of Redeemable Non-Controlling Interest	—	—	—	—	—	(2,397,821)
Dividends Paid on Common Stock	—	—	(245,776)	—	(245,776)	—
Net income (loss) for the year	—	—	—	(1,507,866)	(1,507,866)	493,521

Balance, December 31, 2019	2,100,960	$21,010	$4,757,882	$(2,345,489)	$2,433,403	$8,198,251

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Consolidated Statements of Cash Flows

	Twelve Months ended December 31,
	2019	2018
OPERATING ACTIVITIES
Net loss	$(1,014,345)	$(480,555)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	488,828	124,562
Amortization of acquired lease intangible assets	176,847	29,007
Amortization of debt issuance costs	72,424	18,066
Amortization of below market leases	(39,461)	(14,125)
Consulting service expense paid in stock	321,328	—
Changes in operating assets and liabilities
Receivables	(73,848)	561
Other assets	(9,095)	(1,512)
Deferred rent asset	(47,094)	(18,008)
Prepaid expense	(68,158)	(9,850)
Accounts payable	4,712	26,571
Accrued expenses	(164,936)	217,318
Insurance payable	55,200	—
Deferred revenue	89,599	—

Net cash used in operating activities	(207,999)	(107,965)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land, buildings, other tangible and intangible assets	(16,714,947)	(11,927,854)
Escrow deposits for purchase of properties	110,000	90,000

Net cash used in investing activities	(16,604,947)	(11,837,854)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	1,000,000	644,800
Proceeds from preferred equity	1,200,000	2,197,082
Proceeds from related party loan	1,900,000	—
Mortgage loan borrowings	16,884,140	9,800,000
Mortgage loan repayments	(88,376)	(15,961)
Stock issuance cost paid in cash	(124,200)	(191,901)
Repayments on related party payable	—	(87,097)
Debt issuance costs paid by cash	(168,800)	(82,457)
Distribution on redeemable preferred equity	(261,334)	—
Redemption of redeemable preferred equity	(2,397,821)	—
Dividends paid on common stock	(245,776)	(159,394)
Deferred financing costs	(128,654)	—

Net cash generated from financing activities	17,569,179	12,105,072

NET INCREASE IN CASH	756,233	159,253
CASH - BEGINNING OF YEAR	642,132	482,879

CASH - END OF YEAR	$1,398,365	$642,132

CASH TRANSACTIONS
Interest Paid	593,903	123,323
NON-CASH TRANSACTIONS
Operating partnership units issued for property acquisitions	6,998,251	—
Deferred distribution on redeemable preferred equity accrued	207,812	6,713
Stock issuance costs on account	—	124,200
Deferred financing costs	462,337	—

The accompanying notes are an integral part of these consolidated financial statements

Generation Income Properties, Inc.

Notes to Consolidated Financial Statements

Note 1 – Organization

Generation Income Properties, Inc. (the “Company”) was formed as a Maryland corporation on June 19, 2015 to opportunistically acquire and invest in freestanding, single-tenant commercial properties located primarily in major cities in the United States. The Company is internally managed and intends on net leasing properties to investment grade tenants.

The Company formed Generation Income Properties L.P. (the “Operating Partnership”) in October 2015. Substantially all of the Company’s assets are held by, and operations are conducted through the Operating Partnership. The Company is the general partner of the Operating Partnership which has a current ownership of 59.30%. The Company formed a Maryland entity GIP REIT OP Limited LLC in 2018 that owns 0.01% of the Operating Partnership.

On March 8, 2017, the Company formed GIPDC 3707 14th ST, LLC, a wholly owned subsidiary of the Operating Partnership, and closed an acquisition for approximately $2.6 million including closing costs.

On June 13, 2017, the Company formed GIPFL 1300 S Dale Mabry, LLC, a wholly owned subsidiary of our Operating Partnership, which had no activity during the year ended December 31, 2017 but closed an acquisition on April 4, 2018 for approximately $3.6 million including closing costs.

On November 29, 2018, the Company formed GIPAL JV 15091 SW ALABAMA 20, which closed an acquisition on December 20, 2018 for approximately $8.4 million including closing costs. The Company entered into a joint venture with TC Huntsville, LLC (“TC Huntsville”) contributed $2.2 million to help purchase this acquisition. TC Huntsville will be paid each month in cash a 10% return on their investment and earn an additional deferred 10% return that is paid at the end of the term of this agreement. The Company and TC Huntsville will generally share profits and losses on a 50/50 basis. The Company is the general manager of the property and has operating decision on all aspects of this venture. As such the Company consolidates this joint venture.

On December 18, 2019, we redeemed 100% of the Alabama Preferred Member’s membership interests in the Alabama Subsidiary for approximately $2.4 million in cash, using existing cash and the proceeds from the $1.9 million secured non-convertible promissory note. On December 16, 2019, our Operating Partnership issued a secured non-convertible promissory note to the Clearlake Preferred Member for $1.9 million that is due on December 16, 2021 and bears an interest rate of 10%. The loan is repayable without penalty at any time. The loan is secured by all of the personal and fixture property assets of the Operating Partnership.

On July 10, 2019, the Company formed GIPFL JV 1106 CLEARLAKE ROAD, LLC, which closed an acquisition on September 11, 2019 for approximately $4.5 million including closing costs. As part of the Company’s acquisition, this operating subsidiary entered into a preferred equity agreement with the Brown Family Trust on September 11, 2019 pursuant to which the Company’s subsidiary received a capital contribution of $1,200,000. Pursuant to the agreement, the Company will pay the preferred equity member a 10% IRR on a monthly basis and redeem the entire amount due after 24 months at the option of the preferred equity member. The Operating Partnership, Generation Income Properties, LP, is the general manager of the subsidiary while Brown Family Trust is a preferred member. Because of the redemption right, the non-controlling interest in presented as temporary equity at redemption value. The current redemption amount is $1,200,000. Distributable operating funds are distributed first to Brown Family Trust until the unpaid preferred return is paid off and then to the Company. Income is allocated 100% to the Company.

The Company formed two entities, GIPVA 130 CORPORATE BLVD, LLC on August 12, 2019 and GIPVA 2510 WALMER AVE, LLC on July 10, 2019 to acquire on September 30, 2019 the following properties:

•

A two-tenant office building in Norfolk, Virginia for total consideration of approximately $11.5 million. The acquisition of the building was funded by issuing 993,000 common units in the Operating Partnership, priced at $5.00 per unit, for a total value of $4,965,000 plus an additional $822,000 in cash, and the assumption of approximately $6.0 million of existing mortgage debt.

•

A single tenant office building in Norfolk, Virginia for total consideration of approximately $7.1 million. This transaction was funded with the issuance of 406,650 common units in the Operating Partnership, priced at $5.00 per unit, for a total value of $2,033,250 plus an additional $100,000 in cash, and the assumption of approximately $5.2 million of existing mortgage debt.

The contribution agreement allows for the two entities to require the Operating Partnership to redeem, all or a portion of its units for either (i) the Redemption Amount (within the meaning of the Partnership Agreement), or (ii) until forty nine (49) months from date of Closing, cash in an agreed-upon Value (within the meaning of the Partnership Agreement) of $5.00 per share of common stock of the Company, as set forth on the Notice of Redemption. As such, the Company has determined their equity should be classified as a Redeemable Non-Controlling Interest.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”).

Consolidation

The accompanying consolidated financial statements include the accounts of Generation Income Properties, Inc. and the Operating Partnership and all of the direct and indirect wholly-owned subsidiaries of the Operating Partnership and the Company’s subsidiaries. All significant inter-company balances and transactions have been eliminated in the consolidated financial statements.

The consolidated financial statements include the accounts of all entities in which the Company has a controlling interest. The ownership interests of other investors in these entities are recorded as non-controlling interests or redeemable non-controlling interest. Non-controlling interests are adjusted each period for additional contributions, distributions, and the allocation of net income or loss attributable to the non-controlling interests.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Cash

Cash consists of amounts that the Company has on deposit with a major commercial financial institution.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We have determined that all of our leases should be accounted for as operating leases. The Company leases real estate to its tenants under long-term net leases which we account for as operating leases. Under this method, leases that have fixed and determinable rent increases are recognized on a straight-line basis over the lease term. Certain leases also provide for additional rent based on tenants’ sales volumes. These rents are recognized when determinable after the tenant exceeds a sales breakpoint.

Recognizing rent escalations on a straight-line method results in rental revenue in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset which is included in the Deferred Rent line item in our Consolidated Balance Sheets. The balance of straight-line rent payable (net of $65 thousand receivable) at December 31, 2019 of $25 thousand and rent receivable at December 31, 2018 of $18 thousand. To the extent any of the tenants under these leases become unable to pay their contractual cash rents, the Company may be required to write down the straight-line rent receivable from those tenants, which would reduce rental income.

The Company reviews the collectability of charges under its tenant operating leases on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that collectability with respect to any tenant changes, beginning with the adoption of ASC 842 as of January 1, 2019, the Company recognizes an adjustment to rental income. The Company’s review of collectability of charges under its operating leases includes any accrued rental revenues related to the straight-line method of reporting rental revenue.

The Company’s leases provide for reimbursement from tenants for common area maintenance (“CAM”), insurance, real estate taxes and other operating expenses. A portion of our operating cost reimbursement revenue is estimated each period and is recognized as rental income in the period the recoverable costs are incurred and accrued.

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 842 “Leases” (“ASC 842”) using the modified retrospective approach as of January 1, 2019 and elected to apply the transition provisions of the standard at the beginning of the period of adoption. The Company adopted the practical expedient in ASC 842 that alleviates the requirement to separate lease and non-lease components. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the 2019 consolidated statement of operations and comprehensive income. To facilitate comparability, the Company reclassified prior periods’ lease and non-lease income consistently with the classification employed in 2019.

The Company often recognizes above- and below-market lease intangibles in connection with acquisitions of real estate. The capitalized above- and below-market lease intangibles are amortized over the remaining term of the related leases

Other Expenses

During the year ended December 31, 2019, the Company agreed to a $85,000 settlement for the termination of an agreement which had allowed for the opportunity to develop single tenant, net lease buildings throughout the U.S. over the next several years. The Company decided to terminate this agreement due to the inability to agree to terms on the development of individual locations

Stock-Based Compensation

The Company records all equity-based incentive grants to employees and non-employee members of the Company’s Board of Directors in operating expenses in the Company’s Consolidated Statements of Operations based on their fair values determined on the date of grant. Stock-based compensation expense, reduced for estimated forfeitures, is recognized on a straight-line basis over the requisite service period of the award, which is generally the vesting term of the outstanding equity awards.

Escrow Deposit

The Company records deposits for purchases of property at cost. As of December 31, 2018, the Company had $110,000 deposit in escrow deposits for a property, which was subsequently returned in fiscal year 2019 when the deal to purchase the property was cancelled.

Real Estate

Acquisitions of real estate are recorded at cost. Depreciation is provided over the estimated useful life (30-40 years) using the straight-line method and intangible over the remaining lease term.

Purchase Price Assignment

The Company assigns the purchase price of real estate to tangible and intangible assets and liabilities based on fair value. Tangible assets consist of land and buildings. Intangible assets and liabilities consist of the value of in-place leases and below market leases assumed with the acquisition. The Company assessed whether the purchase of the building falls within the definition of a business under ASC 805 and concluded that all asset transactions were an asset acquisition, therefore it was recorded at the purchase price, including capitalized acquisition costs, which is allocated to land, building, tenant improvements and intangible assets and liabilities based upon their relative fair values at the date of acquisition.

The fair value of the below market lease is the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the estimated current market lease rate expected over the remaining non-cancelable life of the lease. The capitalized below market lease values are amortized as an increase to rental income over the remaining term of the lease.

Intangible Assets

Line of Credit Costs

Costs incurred related to line of credit costs have been capitalized and are amortized over the term of the respective agreement using the straight-line method. Amortization expense related to line of credit costs were $16,624 and $4,865 for the year ended December 31, 2019 and December 31, 2018, respectively.

In-Place Leases

In-place lease assets and liabilities result when we assume a lease as part of a facility purchase or business combination. The fair value of in-place leases consists of the following components, as applicable (1) the estimated cost to replace the leases (including loss of rent, estimated commissions and legal fees paid in similar leases), and (2) the above or below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place at the time of acquisition to projected cash flows of comparable market-rate leases (referred to as Lease Intangibles). Lease Intangible assets and liabilities are classified as lease contracts above and below market value, respectively, in other assets and accrued expenses and other liabilities on our Consolidated Balance Sheets, and amortized on a straight-line basis as decreases and increases, respectively, to rental income over the estimated remaining term of the underlying leases. Should a tenant terminate the lease, the unamortized portion of the lease intangible is recognized immediately as income or expense. For additional information, see Note 4 – Acquired Lease Intangible Asset, net.

Income Taxes

The Company intends to operate and be taxed as a real estate investment trust (“REIT”) under Section 856 through 860 of the Internal Revenue Code (“Code”), commencing with our taxable year ending December 31, 2020. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders.

We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is included in the tax provision when such changes occur. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

Earnings per Share

In accordance with ASC 260, basic earnings/loss per share (“EPS”) is computed by dividing net loss attributable to the Company that is available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of warrants), and convertible debt, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive. As of December 31, 2019 and December 31, 2018, there were no common stock dilutive instruments.

Impairments

The Company reviews real estate investments and related lease intangibles, for possible impairment when certain events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable though operations plus estimated disposition proceeds. Events or changes in circumstances that may occur include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. Impairments are measured to the extent the current book value exceeds the estimated fair value of the asset less disposition costs for any assets classified as held for sale.

The valuation of impaired assets is determined using valuation techniques including discounted cash flow analysis, analysis of recent comparable sales transactions, and purchase offers received from third parties, which are Level 3 inputs. The Company may consider a single valuation technique or multiple valuation techniques, as appropriate, when estimating the fair value of its real estate. Estimating future cash flows is highly subjective and estimates can differ materially from actual results.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 is effective for the Company beginning January 1, 2019. The new standard was adopted using a modified retrospective method. Based on the election of the package of practical expedients, the Company has determined that its leases where it is the lessor will continue to be accounted for as operating leases under the new standard. Further, the Company has elected the practical expedient to not separate non-lease components from lease components. This standard did not have a material impact on the Company’s previously issued consolidated financial statements. The Company’s office lease where it is the lessee is scoped out from ASU 2016-02 as it is a month-month lease.

In June 2018, the FASB issued ASU 2018-07, “Compensation—Stock Compensation (Topic 718): Improvement to Nonemployee Share-Based Payment Accounting,” which intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). ASU 2018-07 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The amendments in this update are required to be applied prospectively to stock awards issued to nonemployees on or after the adoption date. This standard became effective for the Company on January 1, 2019. This standard did not have a material impact on the Company’s previously issued consolidated financial statements.

Note 3 – Investments in Real Estate

The Company’s real estate is comprised of the following:

	December 31,
	2019	2018
Property	$35,462,653	$13,460,084
Tenant improvements	482,701	235,673
Acquired lease intangible assets	2,858,250	932,449

Total	38,803,604	14,628,206
Less accumulated depreciation and amortization	(864,898)	(199,223)

Total investments	$37,938,706	$14,428,983

The purchase price of the asset acquisition was allocated to land, building, tenant improvement and acquired lease intangible assets and liabilities based on management’s estimate.

Depreciation expense for year ended December 31, 2019 and 2018 was $488,828 and $124,562, respectively.

Acquisitions:

The Company acquired three properties during the year ended December 31, 2019.

	Property 1 (a)	Property 2 (b)	Property 3 (c)	Total
Property	$4,532,942	$10,939,880	$6,529,747	$22,002,569
Tenant improvements	—	174,876	72,152	247,028
Acquired lease intangible assets	298,230	1,014,280	613,291	1,925,801

Total investments	4,831,172	12,129,036	7,215,190	24,175,398
Less acquired lease intangible liability	(252,349)	(209,851)	—	(462,200)

Total investments	$4,578,823	$11,919,185	$7,215,190	$23,713,198

Purchase/Contribution value before closing costs	$4,543,188	$11,454,200	$7,100,000	$23,097,388

(a)	Property 1 was purchased on September 11, 2019 using a $1,200,000 capital contribution relating to a redeemable non-controlling interest and debt of $3,407,391.
(b)

Property 2 was acquired by the Company on September 30, 2019 for 993,000 common units in the Operating Partnership at a $5.00 per unit price valued in total for $4,965,000, $821,715 in cash and the assumption of $6,013,285 in existing debt.

(c)

Property 3 was acquired by the Company on September 30, 2019 for 406,650 common units in the Operating Partnership at a $5.00 per unit price valued in total for $2,033,250, $100,000 in cash, and the assumption of $4,966,749 in existing debt.

Fiscal Year 2018

During the year ended December 31, 2018, the Company acquired the following retail properties:

	Property 1 (a)	Property 2 (b)	Total
Property	$3,300,268	$7,723,050	$11,023,318
Tenant improvements	88,908	—	88,908
Acquired lease intangible assets	167,147	644,285	811,432

Total investments	3,556,323	8,367,335	11,923,658
Less acquired lease intangible liability	—	—	—

Total investments	$3,556,323	$8,367,335	$11,923,658

Purchase/Contribution value before closing costs	$3,463,500	$8,307,750	$11,771,250

(a)	Property 1 located in Tampa, FL was purchased on April 4, 2018.
(b)	Property 2 located in Huntsville, AL was purchased on December 20, 2018 using a $2,197,000 capital contribution relating to a redeemable non-controlling interest and debt of $6,100,000.

The purchase price of the asset acquisitions were allocated to land, building, tenant improvement and acquired lease intangible assets and liabilities based on management’s estimate.

The acquisitions were accounted for as an asset acquisition as the underlying property did not meet the definition of a business as the Company early adopted ASU No. 2017-01, Business Combinations – Clarifying the Definition of a Business.

Note 4 – Acquired Lease Intangible Asset, net

Intangible assets, net is comprised of the following:

	As of December 31,
	2019	2018
Acquired lease intangible assets	$2,858,250	$932,449
Accumulated amortization	(212,772)	(35,925)

Acquired lease intangible assets, net	$2,645,478	$896,524

The amortization for lease intangible assets for the year ended December 31, 2019 and 2018 was $176,847 and $29,007, respectively.

Note 5 – Acquired Lease Intangible Liability, net

Acquired lease intangible liability is comprised of the following:

	As of December 31,
	2019	2018
Acquired lease intangible liability	$585,792	$123,592
Less: recognized rental income	(60,648)	(21,187)

Total below market lease, net	$525,144	$102,405

The amortization for below market leases for the year ended December 31, 2019 and 2018 was $39,461 and $14,125, respectively.

Note 6 – Debt

		Maturity	As of December 31,
	Interest Rate	Date	2019	2018
Promissory note issued for $3,700,000 by a financial institution, and interest payments due monthly of approximately $14,000. Note was issued on April 4, 2018 and can be prepaid at any time without penalty. Secured by our 7-Eleven property and our Starbucks property.	4.6289% adjusted monthly based on 30 day LIBOR plus 225 basis points	4/4/2020	$3,683,052	$3,684,039
Promissory note issued for $6,100,000 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on December 20, 2018 and can be prepaid at any time without penalty. Secured by our Pratt and Whitney property.	4.7394% adjusted monthly based on 30 day LIBOR plus 225 basis points	12/20/2020	$6,097,407	$6,100,000
Promissory note issued for $3,407,391 by a financial institution, interest and principal payments due monthly of approximately $25,000. Note was issued on September 11, 2019 and can be prepaid at any time without penalty. Secured by our Walgreens - Cocoa, Florida property.	4.17% adjusted monthly based on 30 day LIBOR plus 225 basis points	9/11/2021	$3,407,391	—
Promissory note issued for $8,260,000 by a financial institution, interest and principal payments due monthly of approximately $44,800. Note was issued on September 30, 2019 and can be prepaid at any time without penalty. Secured by our GSA/Maersk - Norfolk, Virginia property.	4.25%	9/30/2024	$8,213,077	—
Promissory note issued for $5,216,749 by a financial institution, interest and principal payments due monthly of approximately $29,600. Note was originally issued on October 23, 2017 and modified on September 30, 2019 and can be prepaid at any time without penalty. Secured by our PRA - Norfolk, Virginia property.	4.25%	10/23/2024	$5,178,875	—
Promissory note issued for $1,900,000 to a private individual, interest payments due monthly. Note was issued on December 16, 2019 and can be prepaid at any time without penalty.	10.00%	10/16/2021	$1,900,000	—
Less: debt issuance costs, net			(182,255)	(69,256)

			$28,297,547	$9,714,783

The Company amortized debt issuance costs during the year ended December 31, 2019 and 2018 to interest expense of $55,800 and $13,201, respectively. The Company incurred debt issuance costs for the year ended December 31, 2019 and 2018 of $168,800 and $82,457, respectively. The Company also incurred deferred financing costs of $416,150 of which $52,700 was paid during the year ended December 31, 2019 as part of a refinancing that took place on February 11, 2020.

As of December 31, 2019, we had six promissory notes totaling approximately $28.5 million of which three promissory notes totaling approximately $13.2 million require Debt Service Coverage Ratios (also known as “DSCR”) of 1.10:1.0 and two promissory notes totaling $13.4 million require Debt Service Coverage Ratios of 1.25:1.0. The remaining promissory note totaling $1.9 million does not have a Debt Service Coverage Ratio.

The Company’s Chief Executive Officer has personally guaranteed the repayment of up to fifty percent of the outstanding principal due under the DC/Tampa, Pratt & Whitney and Cocoa, FL loans that total approximately $13.2 million. Our President has also provided a guaranty of the Borrower’s nonrecourse carveout liabilities and obligations in favor of the Norfolk VA property loans that total approximately $13.4 million.

The Company was in compliance for all covenants as of December 31, 2019.

Minimum required principal payments on the Company’s debt as of December 31, 2019 are as follows:

As of December 31, 2019
2020	$10,109,831
2021	5,650,988
2022	358,488
2023	374,024
2024	11,986,471

$28,479,802

In September 2017, we received a $5,000,000 revolving line of credit from a commercial bank. We have never utilized any of our line of credit and it expired September 30, 2019. During the year ended December 31, 2019 and 2018, the Company amortized $16,624 and $4,865, respectively of line of credit costs to interest expense.

We intend to repay amounts outstanding under any credit facilities as soon as reasonably possible. No assurance can be given that we will be able to obtain additional credit facilities. We anticipate arranging and utilizing additional revolving credit facilities to potentially fund future acquisitions (following investment of the net proceeds of our offerings), return on investment initiatives and working capital requirements.

Note 7 – Redeemable Non-Controlling Interests

The following table reflects our Redeemable Non-Controlling Interests:

	TC Huntsville	Brown Family Trust	Greenwal L.C.	Riverside Crossing L.C.	Total
Balance, December 31, 2017	$—	$—	$—	$—	$—

Issuance of Redeemable Non-Controlling Interest	2,197,082	—	—	—	2,197,082
Distribution on Redeemable Non-Controlling Interest	(6,713)	—	—	—	(6,713)
Net loss for the year	(24,735)	—	—	—	(24,735)

Balance, December 31, 2018	$2,165,634	$—	$—	$—	$2,165,634

Issuance of Redeemable Non-Controlling Interest	—	1,200,000	—	—	1,200,000
Issuance of Redeemable Operating Partnership Units	—	—	4,965,000	2,033,251	6,998,251
Distribution on Redeemable Non-Controlling Interest	(219,709)	(41,625)	—	—	(261,334)
Redemption of Redeemable Non-Controllable Interest	(2,397,821)	—	—	—	(2,397,821)
Net income (loss) for the year	451,896	41,625	—	—	493,521

Balance, December 31, 2019	$—	$1,200,000	$4,965,000	$2,033,251	$8,198,251

As part of the Company’s acquisition of a building for $8.3 million in Huntsville, AL, one of the Company’s operating subsidiaries entered into a preferred equity agreement with TC Huntsville, LLC on December 20, 2018 pursuant to which the Company’s subsidiary received a capital contribution of $2.2 million. Pursuant to the agreement, the Company was required to pay the preferred equity member a 10% IRR on a monthly basis, pay an additional 10% IRR on a deferred basis after 24 months and redeem the entire amount due after 24 months at the option of the preferred equity member.

On December 18, 2019, both the Company and TC Huntsville, LLC mutually agreed to an early redemption of the redeemable interest. The Company redeemed 100% of the Alabama Preferred Member’s membership interests in the Alabama Subsidiary for approximately $2.4 million in cash, using existing cash and the proceeds from the $1.9 million secured non-convertible promissory note. The redemption included $208 thousand of deferred distributions reflecting the deferred 10% IRR that were accrued during 2019. On December 16, 2019, our Operating Partnership issued a secured non-convertible promissory note to the Clearlake Preferred Member for $1.9 million that is due on December 16, 2021 and bears an interest rate of 10%. The loan is repayable without penalty at any time. The loan is secured by all of the personal and fixture property assets of the Operating Partnership.

As part of the Company’s acquisition of a building for $4.5 million in Cocoa, FL, one of the Company’s operating subsidiaries entered into a preferred equity agreement with Brown Family Trust on September 11, 2019 pursuant to which the Company’s subsidiary received a capital contribution of $1,200,000. Pursuant to the agreement, the Company will pay the preferred equity member a 10% IRR on a monthly basis and redeem the entire amount due after 24 months at the option of the preferred equity member. The Operating Partnership, Generation Income Properties, LP, is the general manager of the subsidiary while Brown Family Trust is a preferred member. Because of the redemption right, the non-controlling interest in presented as temporary equity at redemption value. The current redemption amount is $1,200,000. Distributable operating funds are distributed first to Brown Family Trust until the unpaid preferred return is paid off and then to the Company. Income is allocated 100% to the Company. For the year ended December 31, 2019, the Company paid Brown Family Trust $41,625 in preferred distributions

As part of the Company’s acquisition of two buildings on September 30, 2019 for $18.6 million in Norfolk, VA, the Operating Partnership entered into contribution agreements with two entities that resulted in the issuance of 1,399,650 common units in Operating Partnership at $5.00 per share for a total value of $6,998,251 or 40.7% in our Operating Partnership. The contribution agreement allows for the two entities to require the Operating Partnership to redeem, all or a portion of its units for either (i) the Redemption Amount (within the meaning of the Partnership Agreement), or (ii) until forty nine (49) months from date of Closing, cash in an agreed-upon Value (within the meaning of the Partnership Agreement) of $5.00 per share of common stock of the Company, as set forth on the Notice of Redemption. As such, the Company has determined their equity should be classified as a Redeemable Non-Controlling Interest.

Note 8 – Equity

The Company is authorized to issue up to 100,000,000 shares of common stock and 10,000,000 of undesignated preferred stock. No preferred shares have been issued as of the date of this report. Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s Board of Directors.

During the year ended December 31, 2018, the Company received equity subscriptions for which $644,800 of funds have been received from investors and 128,960 shares of common stock have been issued.

The Company incurred $174,840 of fees associated with equity financing during the year ended December 31, 2019 of which $52,700 was paid during 2019.

The Company paid $124,200 in stock issuance costs during the year ended December 31, 2019 (which were incurred and accrued in the prior year). During the year ended December 31, 2018, the Company incurred stock issuance costs of approximately $266,000 of which $141,000 was paid and $124,000 was accrued for as of December 31, 2018.

On April 25, 2019, the Company raised $1,000,000 by issuing 200,000 Units with each Unit being comprised of one share of its Common Stock, and one warrant to purchase one share of its Common Stock (the “Common Warrants”). Each Unit was sold for a price of $5.00 per Unit. The shares of the Company’s Common Stock and Common Warrants included in the Units, were offered together, but the securities included in the Units are issued separately. The Common Warrants are immediately exercisable at a price of $5.00 per share of Common Stock, subject to adjustment in certain circumstances, and will expire seven years from the date of issuance.

On May 31, 2019 we issued 61,193 shares of our common stock for financial advisory and investment banker services reflected as an expense of approximately $305,965 for the twelve months ended December 31, 2019.

On July 17, 2019, the board of directors granted 10,000 restricted shares to each of the two independent directors’ that will vest every 12 months on an annual basis over 36 months. The pro-rated vested shares will be issued upon the annual anniversary of the award. The Company recognized stock compensation expense for the twelve months ended December 31, 2019 and 2018 of $15,363 and $0, respectively.

On May 20, 2019, our board of directors authorized a $0.105 per share cash dividend for shareholders of record of the Company’s common stock as of May 1, 2019. On June 15, 2019, the Company paid the $119,676 dividend to its shareholders. David Sobelman, our president and founder and owner of approximately 44% of the Company’s common stock outstanding as of the record date, waived his right to receive a dividend for this period. On October 18, 2019, our board of directors authorized a $0.105 per share cash dividend for shareholders of record of the Company’s common stock as of October 1, 2019. On November 15, 2019, the Company paid the $126,100 dividend to its shareholders. David Sobelman, our president and founder and owner of approximately 42.8% of the Company’s common stock outstanding as of the record date, waived his right to receive a dividend for this period.

While we are under no obligation to do so, we expect to declare and pay dividends to our stockholders; our board of directors may declare a dividend as circumstances dictate. The issuance of a dividend will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum dividend, and our charter does not require that we issue dividends to our stockholders other than as necessary to meet IRS REIT qualification standards.

Note 9 – Related-Party Transactions

The Company engages 3 Properties (a brokerage and asset manager company) that is owned 100% by David Sobelman, our CEO and majority shareholder, when it purchases properties and to manage properties. For the year ended December 31, 2019 and 2018, we paid 3 Properties $23,260 and $2,191, respectively for asset management services related to the property owned by GIP.

The sellers of properties acquired by the Company have paid 3 Properties $230,224 and $124,616 for the year ended December 31, 2019 and December 31, 2018, respectively in brokerage fees for the acquisition of various properties identified for us by 3 Properties. No other fees were paid by the Company to 3 Properties for the year ended December 31, 2019 or 2018.

Note 10 – Leases

For the year ended December 31, 2019, we had four tenants that each account for more than 10% of our rental revenue (Pratt and Whitney Corporation with respect to the Huntsville, AL property; the General Services Administration with respect to the two-tenant office building in Norfolk, VA and PRA Holding with respect to the single tenant building in Norfolk, VA). For the year ended December 31, 2018, we had two tenants that each account for more than 10% of our rental revenue (Starbucks Corporation with respect to the building in Tampa, FL and the 7-Eleven Corporation for the building in Washington, D.C.

The relevant company annual reports are disclosed in Item 1. Business – Description of Real Estate in Form 1-K.

Future Minimum Rents

The following table presents future minimum base rental cash payments due to the Company over the next five calendar years:

Future Minimum Base Rent Payments
2020	$3,259,000
2021	3,258,000
2022	2,928,000
2023	2,943,000
2024	2,938,000
Thereafter	10,444,000

$25,770,000

Note 11 – Income Taxes

The Company performs an evaluation of the realizability of its deferred tax assets on a semi-annual basis. The Company considers all positive and negative evidence available in determining the potential of realizing deferred tax assets, including the scheduled reversal of temporary differences, recent and projected future taxable income and prudent and feasible tax planning strategies. The estimates and assumptions used by the Company in computing the income taxes reflected in the accompanying consolidated financial statements could differ from the actual results reflected in the income tax returns filed during the subsequent year. Adjustments are recorded based on filed returns when finalized or the related adjustments are identified.

Under ASC 740-10-30-5, Income Taxes, deferred tax assets should be reduced by a valuation allowance if, based on the weight of available evidence, it is more-likely-than-not (i.e., a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The Company considers all positive and negative evidence available in determining the potential realization of deferred tax assets including, primarily, the recent history of taxable earnings or losses. Based on operating losses reported by the Company during 2019, 2018, 2017 and 2016, the Company concluded there was not sufficient positive evidence to overcome this recent operating history. As a result, the Company believes that a valuation allowance is necessary based on the more-likely-than-not threshold noted above. The Company recorded a valuation allowance of approximately of $580,107 as of December 31, 2019 and $288,884 as of December 31, 2018 equal to its deferred tax asset at that time. The valuation allowance reflects the decrease in deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017. The Company’s net operating losses as of December 31, 2019 and 2018 was approximately $1,073,000 and $603,000.

Significant components of the tax expense (benefit) recognized in the accompanying consolidated statements of operations for the period December 31, 2019 and December 31, 2018 are as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Current tax benefit
Federal	$(337,040)	$(126,654)
State	(69,735)	(26,205)

Total current tax benefit	(406,775)	(152,859)
Deferred tax expense	87,360	6,802
Rate change adjustment	—	—
Valuation allowance	319,415	146,057

Income tax benefit	$—	$—

The reconciliation of the income tax computed at the combined federal and state statutory rate of 21.1% as of December 31, 2019 and 30.1% as of December 31, 2018 to the income tax benefit is as follows:

	Year Ended December 31, 2019		Year Ended December 31, 2018
Benefit on net loss	(319,869)	21.2%	(146,467)	30.1%
Nondeductible expenses	454	-0.1%	410	-0.1%
Rate change adjustment	—	0.0%	—	0.0%
Valuation allowance	319,415	-21.1%	146,057	-30.0%

Tax benefit/effective rate	—	0.0%	—	0.0%

The significant components of the Company’s deferred tax liabilities and assets as of December 31, 2019 and December 31, 2018 are as follows:

	As of December 31, 2019	As of December 31, 2018
Deferred tax assets:
Tax expense for debt issuance costs	$55,899	$30,839
Loss carryforwards	587,774	181,000
Organizational costs	71,197	77,045

Total deferred tax asset	714,870	288,884

Valuation allowance	(714,870)	(288,884)

Net deferred tax asset	$—	$—

The Company’s federal and state tax returns for the 2016 through 2018 tax years generally remain subject to examination by U.S. and various state authorities.

Note 12 – Commitments and Contingencies

As of December 31, 2019, we had one outstanding agreement to acquire a property.

A purchase agreement was signed on August 24, 2018, (amended on November 21, 2018) for an approximately 5,800-square-foot free-standing condominium solely occupied by a federal entity. The single-tenant property in a coastal area of North Carolina is under contract for a total consideration of approximately $1.7 million. The Company anticipates acquiring the property in June 2020.

Note 13 – Change of Prior Year Information

During 2019, the Company identified that the $2.2 million of Non-Controlling Interest should have been classified as Redeemable Non-Controlling Interest. As a result of this reclassification, the Company moved $2.2 million from total stockholders’ equity into a non-permanent equity line separately stated as Redeemable Non-Controlling Interest. This reclassification does not impact previously reported Consolidated Statement of Operations or the Consolidated Statement of Cash Flows. The Company also reclassified $159,394 for the year ended December 31, 2018.

This reclassification resulted in an adjustment to the previously reported amounts in the financial statements of the Company for the year ended December 31, 2018. In accordance with the SEC’s Staff Accounting Bulletin Nos. 99 and 108 (SAB 99 and SAB 108), the Company evaluated this error and, based on an analysis of quantitative and qualitative factors, determined that the error was immaterial to the prior reporting periods affected.

However, if the cumulative effect of the above had been recorded in 2019, the Company believes the impact would have been significant and would impact comparisons to prior periods. Therefore, as permitted by SAB 108, the Company corrected reporting as of December 31, 2018.

The following table presents the impact of the correction on the Balance Sheet as of December, 31, 2018:

	As of December 31, 2018
	As Previously Reported	Adjustment	As Adjusted
Redeemable Non-Controlling Interest	$—	2,165,634	$2,165,634
Stockholders’ Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 2,100,960 shares issued and outstanding	18,398		18,398
Additional paid-in capital	3,844,336	(159,394)	3,684,942
Accumulated deficit	(997,017)	159,394	(837,623)

Total Generation Income Properties, Inc. stockholders’ equity	2,865,717		2,865,717

Non-Controlling Interest	2,165,634	(2,165,634)	—

Total stockholders’ equity	5,031,351		2,865,717

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,227,109		$15,227,109

Note 14 – Subsequent Events

On January 31, 2020, our board of directors authorized a $.0875 per share cash dividend for shareholders of record of the Company’s common stock as of February 28, 2020. David Sobelman, our president and founder and owner of approximately 42.8% of the Company’s common stock outstanding as of the record date, waived his right to receive a dividend for this period. The Company also paid the Non-Controlling Redeemable Interest in the Operating Partnership $.0875 per unit.

On February 3, 2020, the Company appointed two new directors to the Board of Directors. In addition, on February 3, 2020, the Company granted (i) 25,000 shares of restricted stock to its Chief Financial Officer vesting 1/3 annually subject to continued service pursuant to a restricted stock award agreement and (ii) 10,000 shares of restricted stock to each of its two new directors vesting 1/3 annually subject to continued service pursuant to restricted stock award agreements.

On February 11, 2020, the Company obtained a $11.3 million loan from DBR Investments Co. Limited that matures March 6, 2030 at an interest rate of 4.17% and used the proceeds (i) to refinance the $3.7 million note secured by our 7-Eleven property and our Starbucks Property, (ii) to refinance the $6.1 million note secured by our Pratt and Whitney Property, (iii) to prepay $800,000 of the outstanding principal of the $1.9 million secured, non-convertible promissory note issued by our Operating Partnership and (iv) for working capital purposes. The $11.3 million loan is secured by first priority mortgages on our 7-Eleven property, our Starbucks property and our Pratt and Whitney property.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Generation Income Properties, Inc.

Opinion on the Financial Statement

We have audited the accompanying statement of revenues and certain operating expenses of Greenwal, L.C. (the “Target”) for the year ended December 31, 2018, and the related notes to the financial statement (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the result of operations of the Target for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Form S-11 of Generation Income Properties, Inc.) as discussed in Note 2 to the Historical Summary and is not intended to be a complete presentation of the Target’s revenues and expenses.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Target’s auditor since 2019

Houston, Texas

December 23, 2019

WALMER AVENUE PROPERTY LOCATED IN NORFOLK, VIRGINIA

STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

	Six Months Ended June 30, 2019	Twelve Months Ended December 31, 2018
	(Unaudited)
Revenue
Rental revenue	$612,147	$1,012,773

Expenses
General, administrative and organizational costs	20,163	169
Building expenses	213,741	478,381

Total expenses	233,904	478,550

Revenues in excess of certain operating expenses	$378,243	$534,223

See accompanying notes to statements of revenue and certain operating expenses

WALMER AVENUE PROPERTY LOCATED IN NORFOLK, VIRGINIA

NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2019 (unaudited) and the Year Ended December 31, 2018

(1) Organization

On September 30, 2019, Generation Income Properties Inc. (“GIP”) acquired the Walmer Avenue property (located on 2510 Walmer Avenue in Norfolk, Virginia) from Greenwal L.C., a Virginia limited liability company; (the “Virginia Seller”) and assumed the Virginia Seller’s interest, as lessor, in two leases with the Government Services Administration and Maersk Inc. The Walmer Avenue property leases have a weighted average remaining lease term of approximately 3.7 years, with each of the leases containing various tenant renewal options.

The Walmer property is a two-tenant office building (72,000 square feet) leased to The United States Government and Maersk Line, Limited, an international shipping company acquired on September 30, 2019 for $11.5 million. The building was purchased by issuing 993,000 common units in GIP’s Operating Partnership, priced at $5.00 per unit, for a total value of $4,965,000 plus an additional $822,000 in cash, and the assumption of approximately $6.0 million of existing mortgage debt which was subsequently refinanced with a new $8.3 million mortgage loan.

(2) Basis of Presentation

The accompanying statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. The Historical Summary includes the historical revenues and operating expenses of the Virginia Seller, exclusive of interest expense, depreciation and amortization expense, and other nonrecurring owner specific expenses, which may not be comparable to the corresponding amounts reflected in the future operations of the Seller.

In the opinion of management, all adjustments necessary for a fair presentation of such Historical Summary have been included. Such adjustments consisted of normal recurring items. Management is not aware of any material factors during the six months ended June 30, 2019 (unaudited) or the year ended December 31, 2018 that would cause the reported financial information not to be indicative of future operating results.

(3) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) Significant Accounting Policies

Revenue Recognition

The Virginia Sellers’ operations consist of rental revenue earned under the leases of the office building which provide for noncontingent annual rent escalations and charges to the tenant for real estate taxes and operating expenses.

Rental revenue for the leases is recognized by amortizing the aggregate lease payments on a straight-line basis over the terms of the leases. The leases are accounted for as operating leases.

(5) Rental Revenue

The aggregate annual minimum cash to be received on the lease as of June 30, 2019 and December 31, 2018, is as follows for the subsequent years ended December 31, 2018; as listed below.

	Future Minimum Base Rent Payments
	As of June 30, 2019	As of December 31, 2018
2019 (6 months)	$618,200	$1,235,600
2020	1,246,200	1,246,200
2021	1,225,800	1,225,800
2022	882,400	882,400
2023	661,800	661,800
2024	—	—
Thereafter	—	—

	$4,634,400	$5,251,800

(6) Related Party

The Virginia Seller engaged Robinson Development Group (a brokerage and asset manager company) that is owned by Tom Robinson, who is the managing partner of Greenwal L.C. For the six months ended June 30, 2019 and twelve months ended December 31, 2018, the Virginia Seller paid Robinson Development Group $12,047 and $20,264, respectively for asset management services related to the property.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Generation Income Properties, Inc.

Opinion on the Financial Statement

We have audited the accompanying statement of revenues and certain operating expenses of Riverside Crossing, L.C. (the “Target”) for the year ended December 31, 2018, and the related notes to the financial statement (collectively referred to as the “financial statement”). In our opinion, the financial statement present fairly, in all material respects, the result of operations of the Target for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Form S-11 of Generation Income Properties, Inc.) as discussed in Note 2 to the Historical Summary and is not intended to be a complete presentation of the Target’s revenues and expenses.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Target’s auditor since 2019

Houston, Texas

December 23, 2019

CORPORATE BOULEVARD PROPERTY LOCATED IN NORFOLK, VIRGINIA

STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

	Six Months Ended June 30, 2019	Twelve Months Ended December 31, 2018
	(Unaudited)
Revenue
Rental revenue	$366,422	$732,844

Expenses
General, administrative and organizational costs	173	1,128
Building expenses	94,199	181,979

Total expenses	94,372	183,107

Revenues in excess of certain operating expenses	$272,050	$549,737

See accompanying notes to statements of revenue and certain operating expenses

CORPORATE BOULEVARD PROPERTY LOCATED IN NORFOLK, VIRGINIA

NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2019 (unaudited) and the Year Ended December 31, 2018

(1) Organization

On September 30, 2019, Generation Income Properties Inc. (“GIP”) acquired the Corporate Boulevard property (located on 130 Corporate Blvd in Norfolk, Virginia) from Riverside Crossing, L.C, a Virginia limited liability company; (“Virginia Seller”) and assumed the Virginia Seller’s interest, as lessor, in one lease with the PRA Group Inc. The lease has a remaining lease term of approximately 8.2 years, with the lease containing various tenant renewal options.

The Corporate Boulevard property is a single tenant office building (35,000 square feet) leased to PRA Holdings Inc. located on 130 Corporate Blvd in Norfolk, Virginia and was acquired in September 2019 for approximately $7.1 million with the issuance of 406,650 common units in GIP’s Operating Partnership, priced at $5.00 per unit, for a total value of $2,033,250 plus an additional $100,000 in cash, and the assumption of approximately $5.2 million of existing mortgage debt.

(2) Basis of Presentation

The accompanying statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. The Historical Summary includes the historical revenues and operating expenses of the Virginia Seller, exclusive of interest expense, depreciation and amortization expense, and other nonrecurring owner specific expenses, which may not be comparable to the corresponding amounts reflected in the future operations of the Seller.

In the opinion of management, all adjustments necessary for a fair presentation of such Historical Summary have been included. Such adjustments consisted of normal recurring items. Management is not aware of any material factors during the six months ended June 30, 2019 (unaudited) or the year ended December 31, 2018 that would cause the reported financial information not to be indicative of future operating results.

(3) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) Significant Accounting Policies

Revenue Recognition

The Virginia Sellers’ operations consist of rental revenue earned under the leases of the office building which provide for noncontingent annual rent escalations and charges to the tenant for real estate taxes and operating expenses.

Rental revenue for the leases is recognized by amortizing the aggregate lease payments on a straight-line basis over the terms of the leases. The leases are accounted for as operating leases.

(5) Rental Revenue

The aggregate annual minimum cash to be received on the lease as of June 30, 2019 and December 31, 2018, is as follows for the subsequent years ended December 31, 2018 as listed below.

	Future Minimum Base Rent Payments
	As of June 30, 2019	As of December 31, 2018
2019	$353,500	$703,500
2020	714,100	714,100
2021	724,800	724,800
2022	735,600	735,600
2023	746,700	746,700
2024	757,900	757,900
Thereafter	2,075,800	2,075,800

	$6,108,400	$6,458,400

(6) Related Party

The Virginia Seller engaged Robinson Development Group (a brokerage and asset manager company) that is owned by Tom Robinson, who is the managing partner of Riverside Crossing L.C. For the six months ended June 30, 2019 and twelve months ended December 31, 2018, the Virginia Seller paid Robinson Development Group $7,001 and $13,863, respectively for asset management services related to the property.

Generation Income Properties Inc.

Overview to Unaudited Pro Forma Consolidated Financial Statements

Generation Income Properties Inc. (the “Company,” “our,” “we”) is a Maryland corporation engaged primarily in acquiring and investing in net lease commercial retail, office and industrial properties located primarily in major cities in the United States.

The accompanying unaudited pro forma consolidated financial statements have been derived from our historical consolidated financial statements. The unaudited pro forma consolidated balance sheet as of June 30, 2019 is presented to reflect pro forma adjustments as if (i) the Company’s acquisition on September 30, 2019 of a portfolio of two office buildings (the “Walmer Avenue Property” and the “Corporate Boulevard Property”) located in Norfolk, Virginia (the Walmer Avenue Property and the Corporate Boulevard Property, collectively, the “Virginia Portfolio”) and (ii) the Company’s acquisition on September 11, 2019 of one building located in Cocoa, Florida (the “Clearlake Property”) were each completed on June 30, 2019. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2019 and the twelve months ended December 31, 2018 are presented as if the acquisitions of the Virginia Portfolio and the Clearlake Property were each completed on January 1, 2018. The unaudited pro forma consolidated statements of operations have also been adjusted to reflect the pro forma results of operations of the facilities that we acquired during the year ended December 31, 2018 and during the six months ended June 30, 2019, reflecting the pro forma operations of these acquisitions from the period January 1, 2018 through the respective dates of acquisition (refer to the “Previously Disclosed Acquisitions” columns).

The following unaudited pro forma consolidated financial statements should be read in conjunction with (i) our historical unaudited consolidated financial statements as of June 30, 2019 and for the six months ended June 30, 2019, (ii) our audited consolidated financial statements for the twelve months ended December 31, 2018, (iii) the “Cautionary Note Regarding Forward-Looking Statements” contained in those filings, and (iv) the “Risk Factors” sections contained in those filings.

We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what our actual consolidated financial position would have been as of June 30, 2019 assuming the transactions and adjustments reflected therein had been consummated on June 30, 2019 and what our actual consolidated results of operations would have been for the six months ended June 30, 2019 and the twelve months ended December 31, 2018 assuming the transactions and adjustments reflected therein had been completed on January 1, 2018, and additionally are not indicative of our consolidated future financial condition, results of operations, or cash flows, and should not be viewed as indicative of our future consolidated financial condition, results of operations, or cash flows.

GENERATION INCOME PROPERTIES INC.

Pro Forma Consolidated Balance Sheet

(unaudited, except par values)

	As of June 30, 2019
	Pro Forma Adjustments
	Historical	Clearlake	Walmer Ave	Corporate	Pro Forma
Assets
Investment in real estate
Property	$13,460,084	$4,542,275	$10,679,080	$6,529,747	$35,211,186
Tenant improvements	235,673	—	174,876	72,152	482,701
Acquired lease intangible assets	932,449	298,230	1,014,280	613,291	2,858,250
Less accumulated depreciation and amortization	(398,937)	—	—	—	(398,937)

Total investments	14,229,269	4,840,505	11,868,236	7,215,190	38,153,200
Cash and cash equivalents	999,775	—	1,056,209	(40,812)	2,015,172
Restricted cash		—	500,000	34,500	534,500
Accounts Receivable - Deferred Rent	30,607	—	—	—	30,607
Accounts Receivable - Related Party	—	—	—	—	—
Prepaid expenses	128,879	8,576	24,816	34,917	197,188
Line of credit costs - net	—	—	—	—	—
Escrow deposit and other assets	103,160	—	—	—	103,160

Total Assets	$15,491,690	$4,849,081	$13,449,261	$7,243,795	$41,033,827

Liabilities and Stockholder’s Equity

Liabilities
Accounts payable	$179,305	$—	$—	$—	179,305
Accrued expenses	78,449	—	81,840	37,006	197,295
Acquired lease intangible liability, net	95,343	252,349	209,851	—	557,543
Other liabilities	—	—	—	—	—
Mortgage loans, net of unamortized discount of $48,647 at June 30, 2019	9,731,842	3,346,732	8,192,570	5,173,538	26,444,682

Total liabilities	10,084,939	3,599,081	8,484,261	5,210,544	27,378,825

Redeemable Non-Controlling Interest	2,303,874	1,200,000	4,965,000	2,033,251	10,502,125

Stockholders’ Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 2,100,960 shares issued and outstanding at June 30, 2019	21,010	—	—	—	21,010
Additional paid-in capital	4,655,624	50,000	—	—	4,705,624
Accumulated deficit	(1,573,757)	—	—	—	(1,573,757)

Total Generation Income Properties, Inc. stockholder’s equity	3,102,877	50,000	—	—	3,152,877

Total Liabilities and Stockholder’s Equity	$15,491,690	$4,849,081	$13,449,261	$7,243,795	$41,033,827

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement

GENERATION INCOME PROPERTIES INC.

Pro Forma Consolidated Statement of Operations

(unaudited)

	Six Months Ended June 30, 2019
	Pro Forma Adjustments
	Historical	Clearlake	Walmer Ave.	Corporate Blvd	Pro Forma
Revenue
Rental Revenue	$552,118	$156,740	$612,147	$366,422	$1,687,427
Below Market Lease Revenue	—	14,148	33,535	—	47,683

Total Rental Revenue	552,118	170,888	645,682	366,422	1,735,110

Expenses
General, administrative and organizational costs	624,342	—	20,163	173	644,678
Building expenses	33,417	2,991	213,741	94,199	344,348
Depreciation and amortization	199,715	65,010	255,786	117,786	638,297
Interest expense, net	263,087	83,313	182,268	115,106	643,774
Other expenses	85,000	—	—	—	85,000
Compensation costs	54,305	—	—	—	54,305

Total expenses	1,259,866	151,314	671,958	327,264	2,410,402

Net Loss	$(707,748)	$19,574	$(26,276)	$39,158	$(675,292)

Less: Net income attributable to Non-controlling interest	28,386				28,386

Net Loss attributable to Generation Income Properties, Inc.	$(736,134)	$19,574	$(26,276)	$39,158	$(703,678)

Total Weighted Average Shares of Common Shares Outstanding	1,884,249				1,884,249

Basic and Diluted Loss Per Share Attributable to Common Stockholder	$(0.39)				$(0.37)

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement

GENERATION INCOME PROPERTIES INC.

Pro Forma Consolidated Statement of Operations

(unaudited)

	Twelve Months Ended December 31, 2018
	Historical	Previously Disclosed Acquisitions (Tampa, FL)	Previously Disclosed Acquisitions (Huntsville, AL)	Historical plus Previously Disclosed Acquisitions	Pro Forma Adjustments Clearlake	Pro Forma Adjustments Walmer Ave.	Pro Forma Adjustments Corporate Blvd	Pro Forma
Revenue
Rental Revenue	$341,538	$56,239	$676,490	$1,074,267	$313,480	$1,012,773	$732,844	$3,133,364
Below Market Lease Revenue				—	$28,296	$67,070		95,366

Total Rental Revenue	341,538	56,239	676,490	1,074,267	341,776	1,079,843	732,844	3,228,730

Expenses
General, administrative and organizational costs	396,832	730	1,336	398,898	—	169	1,128	400,195
Building expenses	45,208	11,799	26,154	83,161	5,981	478,381	181,979	749,502
Depreciation and amortization	153,569	17,787	230,407	401,763	130,020	511,572	235,572	1,278,927
Interest expense, net	145,107	25,119	301,119	471,345	149,782	364,536	230,213	1,215,876
Other expenses	—	—	—	—	—	—	—	—
Compensation costs	81,377	—	—	81,377	—	—	—	81,377

Total expenses	822,093	55,435	559,016	1,436,544	285,783	1,354,658	648,892	3,725,877

Net Loss	$(480,555)	$804	$117,474	$(362,277)	$55,993	$(274,815)	$83,952	$(497,147)

Less: Net income attributable to Non-controlling interest	(24,735)	—	58,737	34,002	—	—	—	34,002

Net Loss attributable to Generation Income Properties, Inc.	$(455,820)	$804	$58,737	$(396,279)	$55,993	$(274,815)	$83,952	$(531,149)

Total Weighted Average Shares of Common Shares Outstanding	1,812,660			1,812,660				1,812,660

Basic and Diluted Loss Per Share Attributable to Common Stockholder	$(0.25)			$(0.22)				$(0.29)

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement

Note 1 — Overview of Unaudited Pro Forma Consolidated Financial Statements

The accompanying unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations for Generation Income Properties Inc. (the “Company”) presents the pro forma impact of the acquisition of a portfolio of two office buildings (the “Walmer Avenue Property” and the “Corporate Boulevard Property”) located in Norfolk, Virginia (the Walmer Avenue Property and the Corporate Boulevard Property, collectively, the “Virginia Portfolio”) and the acquisition of one building located in Cocoa, Florida (the “Clearlake Property”). The unaudited pro forma consolidated statements of operations have also been adjusted to reflect the pro forma results of operations of the facilities that the Company acquired during the year ended December 31, 2018 and during the six months ended June 30, 2019, reflecting the pro forma operations of these acquisitions from the period January 1, 2018 through the respective dates of acquisition (refer to the “Previously Disclosed Acquisitions” columns).

On September 30, 2019, the Company, through a wholly-owned subsidiary of Generation Income Properties L.P., the Company’s operating partnership (the “OP”) acquired the Virginia Portfolio and assumed the sellers’ interest, as lessor, in three leases (collectively, the “Virginia Portfolio Leases”). The Virginia Portfolio Leases have a weighted average remaining lease term of approximately 5.4 years, with each of the Virginia Portfolio Leases containing various tenant renewal options. The aggregate purchase price for the two buildings that comprise the Virginia Portfolio was approximately $18.4 million, $7.0 million of which was paid in the form of common units (“OP Units”) in the Company’s OP.

On September 11, 2019, the Company, through a wholly-owned subsidiary of Generation Income Properties L.P., the Company’s operating partnership (the “OP”) acquired the Clearlake Property and assumed the sellers’ interest, as lessor, in one lease. The Clearlake Lease has a weighted average remaining lease term of approximately 10.4 years, with each of the Clearlake Lease containing various tenant termination options. The aggregate purchase price for the building was approximately $4.5 million. As part of the Company’s acquisition of a building for $4.5 million in Cocoa, FL, one of the Company’s operating subsidiaries entered into a preferred equity agreement with the Brown Family Trust on September 11, 2019 pursuant to which the Company’s subsidiary received a capital contribution of $1,200,000. Pursuant to the agreement, the Company will pay the preferred equity member a 10% IRR on a monthly basis and redeem the entire amount due after 24 months at the option of the preferred equity member.

Unaudited Pro Forma Consolidated Balance Sheet

The accompanying unaudited pro forma consolidated balance sheet assumes the acquisitions were completed on June 30, 2019. Pro forma adjustments include only adjustments that give effect to events that are (1) directly attributable to the transactions and (2) factually supportable regardless of whether they have a continuing impact or are nonrecurring.

All pro forma adjustments are presented on the face of the accompanying unaudited pro forma consolidated balance sheet.

Unaudited Pro Forma Consolidated Statements of Operations

The accompanying unaudited pro forma consolidated statement of operations for the six months ended June 30, 2019 and the year ended December 31, 2018, assumes the acquisition of the Virginia Portfolio and the Clearlake Property were completed on January 1, 2018 and the effect of all adjustments are computed through the end of the six and twelve-month periods presented. Pro forma adjustments include only adjustments that give effect to events that are (1) directly attributable to the transactions, (2) expected to have a continuing impact on the registrant, and (3) factually supportable.

All pro forma adjustments are presented on the face of the accompanying unaudited pro forma consolidated statements of operations for each period presented.

Note 2 — Unaudited Pro Forma Consolidated Balance Sheet Adjustments

The Historical column represents the historical amounts contained in the Company’s consolidated balance sheet as of June 30, 2019 as presented in its Form 1-SA as of June 30, 2019.

The Clearlake, Walmer Ave and Corporate Blvd columns represents the preliminary fair value purchase price allocation of the tangible and intangible assets and intangible liability acquired in connection with the acquisition of the Virginia Portfolio and the Clearlake Property. This includes the following funding sources utilized for the acquisition of the Clearlake Property and the Virginia Portfolio (1) cash paid from the Company’s available cash on hand, (2) borrowings received, (3) preferred equity in a subsidiary and (4) equity issued from the Company’s wholly owned subsidiary operating partnership that were valued at $5.00 per unit, the date the Virginia Portfolio was acquired. It also includes capitalized pre-acquisition costs related to the Virginia Portfolio that are removed from “other assets” commensurate with the completed acquisition and included in the allocated tangible and intangible assets acquired.

Note 3 — Unaudited Pro Forma Consolidated Statement of Operations Adjustments – Six months ended June 30, 2019

The Historical column represents the historical amounts contained in the Company’s consolidated statement of operations for the six months ended June 30, 2019 as presented in its Form 1-SA for the six months ended June 30, 2019.

The Walmer Ave. and Corporate Blvd columns present the results of operations for acquisitions that were completed on September 30, 2019 as if the acquisitions occurred on January 1, 2018. The facilities acquired and the related acquisition completion dates are listed in the table below:

Facility	Date Acquired
Walmer Avenue Property	September 30, 2019
Corporate Blvd Property	September 30, 2019

•

These columns include rental revenue earned on the Virginia Portfolio Leases using the straight-line basis over the terms of the leases. The revenue includes recoveries related to tenant reimbursement of real estate taxes, insurance, and certain other operating expenses. We recognize these reimbursements on a gross basis meaning there is an equal impact on revenue and expense.

•

Depreciation expense for the acquisitions incurred on the buildings uses an estimated remaining useful life of 40 years and on the tenant improvements over the remaining lease term of approximately 2-7 years.

•	Amortization expense incurred on the acquired lease intangible assets is computed over the remaining lease term of approximately 2 - 9 years.

•	Interest expense incurred on the borrowings used to fund the acquisition at an interest rate of approximately 4.25%, as well as the amortization of the related deferred financing costs.

The Clearlake Property columns present the results of operations for acquisitions that were completed on September 11, 2019 as if the acquisitions occurred on January 1, 2018. The facilities acquired and the related acquisition completion dates are listed in the table below:

Facility: Clearlake Property was Acquired on September 11, 2019

•

These columns include rental revenue earned on the Clearlake Property Lease using the straight-line basis over the terms of the leases. The revenue includes recoveries related to tenant reimbursement of real estate taxes, insurance, and certain other operating expenses. We recognize these reimbursements on a gross basis meaning there is an equal impact on revenue and expense.

•

Depreciation expense for the acquisition incurred on the buildings uses an estimated remaining useful life of 40 years and on the tenant improvements over the remaining lease term of approximately 10 years.

•	Amortization expense incurred on the acquired lease intangible assets is computed over the remaining lease term of approximately 10 years.

•	Interest expense incurred on the borrowings used to fund the acquisition at an interest rate of approximately 4.0%, as well as the amortization of the related deferred financing costs.

Note 4 — Unaudited Pro Forma Consolidated Statement of Operations Adjustments – Year Ended December 31, 2018

Historical column—represents the historical amounts contained in the Company’s consolidated statement of operations as presented in its Form 1-K for the year ended December 31, 2018.

Previously Disclosed Acquisitions column—presents the results of operations for the Tampa, Florida and Huntsville, Alabama property that was acquired on April 4, 2018 and December 20, 2018.

•

This column includes rental revenue earned on the Tampa, FL and Huntsville, AL lease using the straight-line basis over the term of the lease. The revenue includes recoveries related to tenant reimbursement of real estate taxes, insurance, and certain other operating expenses. We recognize these reimbursements on a gross basis meaning there is an equal impact on revenue and expense.

•	Depreciation expense for the acquisitions incurred on the building uses an estimated remaining useful life of 40 years.

•	Amortization expense incurred on the acquired tenant improvements and lease intangible assets is computed over the remaining lease term of approximately 10 years.

•	Interest expense incurred on the borrowings used to fund the acquisition at an interest rate of approximately 4.3%, as well as the amortization of the related deferred financing costs.

Walmer Ave. and Corporate Blvd. columns—present the results of operations for acquisitions that were completed on September 30, 2019 as if the acquisitions occurred on January 1, 2018. The facilities acquired and the related acquisition completion dates are listed in the table below:

Facility	Date Acquired
Walmer Avenue Property	September 30, 2019
Corporate Blvd Property	September 30, 2019

•

These columns include rental revenue earned on the Virginia Portfolio Leases using the straight-line basis over the terms of the leases. The revenue includes recoveries related to tenant reimbursement of real estate taxes, insurance, and certain other operating expenses. We recognize these reimbursements on a gross basis meaning there is an equal impact on revenue and expense.

•

Depreciation expense for the acquisitions incurred on the buildings uses an estimated remaining useful life of 40 years and on the tenant improvements over the remaining lease term of approximately 2-7 years.

•	Amortization expense incurred on the acquired lease intangible assets is computed over the remaining lease term of approximately 2 - 9 years.

•	Interest expense incurred on the borrowings used to fund the acquisition at an interest rate of approximately 4.25%, as well as the amortization of the related deferred financing costs.

The Clearlake Property columns present the results of operations for acquisitions that were completed on September 11, 2019 as if the acquisitions occurred on January 1, 2018. The facilities acquired and the related acquisition completion dates are listed in the table below:

Facility: Clearlake Property was Acquired on September 11, 2019

•

These columns include rental revenue earned on the Clearlake Property Lease using the straight-line basis over the terms of the leases. The revenue includes recoveries related to tenant reimbursement of real estate taxes, insurance, and certain other operating expenses. We recognize these reimbursements on a gross basis meaning there is an equal impact on revenue and expense.

•

Depreciation expense for the acquisition incurred on the buildings uses an estimated remaining useful life of 40 years and on the tenant improvements over the remaining lease term of approximately 10 years.

•	Amortization expense incurred on the acquired lease intangible assets is computed over the remaining lease term of approximately 10 years.

•	Interest expense incurred on the borrowings used to fund the acquisition at an interest rate of approximately 4.0%, as well as the amortization of the related deferred financing costs.

GENERATION INCOME PROPERTIES INC.

Pro Forma Statement of Taxable Operating Results and Cash to be Made Available by Operations

(unaudited)

The following represents an estimate of the taxable operating results and cash to be made available by operations of the Company based upon the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018. These estimated results do not purport to represent the results of operations for the Company in the future and were prepared based on the assumptions outlined in the unaudited pro forma consolidated statement of operations, which should be read in conjunction with this statement.

Net income attributable to common stockholders	$(531,149)
Net book depreciation in excess of tax depreciation	—
Net book amortization in excess of tax amortization	—

Estimated taxable operating income	(531,149)

Adjustments:	—
Depreciation and amortization	1,278,927
Amortization of debt issuance costs	21,987

Estimated Cash to be made available from operations	769,765

Generation Income Properties Inc. and Subsidiaries

Schedule III - Real Estate Properties and Accumulated Depreciation

December 31, 2019

Property Name	Type	Location	Encumbrences (1)	Land	Building and Improvements	Total	Accumulated Depreciation	Year Built	Date Acquired
7-11	Retail	Washington, DC	$3,683,052	$—	$2,579,335	$2,579,335	$(193,911)	2016	6/29/2017	(2)
Starbucks	Retail	Tampa, FL	—	1,138,023	2,251,152	3,389,175	(91,240)	2018	4/4/2018	(3)
P&W	Industrial	Huntsville, AL	6,097,407	760,881	6,962,169	7,723,050	(181,308)	2003	12/20/2018	(2)
Clearlake	Retail	Cocoa, FL	3,407,391	669,871	3,863,071	4,532,942	(38,988)	1998	9/11/2019	(4)
Walmer Ave.	Office	Norfolk, VA	8,213,077	1,993,584	9,121,172	11,114,756	(92,557)	1989	9/30/2019	(4)
Corporate Blvd.	Office	Norfolk, VA	5,178,875	570,000	6,031,899	6,601,899	(51,943)	2007	9/30/2019	(4)

				5,132,359	30,808,798	35,941,157	(649,947)

1- The $3.7 million loan encumbers both the Washington DC 7-11 property and the Tampa, FL- Starbucks property

2- Depreciable life- 40 years

3 - Depreciable life -50 years

4 - Depreciable life- 30 years

December 31, 2018

Property Name	Type	Location	Encumbrences (1)	Land	Building and Improvements	Total	Accumulated Depreciation	Year Built	Date Acquired
7-11	Retail	Washington, DC	$3,684,039	$—	$2,579,335	$2,579,335	$116,323	2016	6/29/2017	(2)
Starbucks	Retail	Tampa, FL	—	1,138,023	2,251,153	3,389,175	39,102	2018	4/4/2018	(3)
P&W	Industrial	Huntsville, AL	6,100,000	760,881	6,962,169	7,723,050	7,256	2003	12/20/2018	(2)

			$9,784,039	$1,898,904	$11,792,657	$13,691,560	$162,681

1 - The $3.7 million loan encumbers both the Washington DC - 7-11 property and the Tampa FL - Starbucks property

2 - Depreciable life - 40 years

3 - Depreciable life - 50 years

	Washington, DC 7-11	Tampa, FL Starbucks	Huntsville, AL P&W	Cocoa, FL Walgreens	Norfolk, VA Walmer Ave.	Norfolk, VA Corp. Blvd	Total
Investment in real estate - 2019
Balance at beginning of period 1/01/2019	$2,700,352	$3,556,322	$8,367,335	—	—	—	$14,624,009
Additions during period:							—
Acquisitions				4,532,942	10,939,880	6,529,747	22,002,569
Capitalized leasing commissions				298,230	1,014,280	613,291	1,925,801
Capitalized tenant improvements				—	174,876	72, 152	247,028

Balance at end of period 12/31/2019	$2,700,352	$3,556,322	$8,367,335	$4,831,172	$12,129,036	$7,215,190	$38,799,407

	Washington, DC 7-11	Tampa, FL Starbucks	Huntsville, AL P&W	Total
Investments in real estate - 2018
Balance at beginning of period - 1/01/2018	$2,700,352	$—	$—	$2,700,352
Additions during period:
Acquisitions		3,300,267	7,723,050	11,023,317
Capitalized leasing commissions		167,147	644,285	811,432
Capitalized tenant improvements		88,908	—	88,908

Balance at end of period - 12-31-2018	$2,700,352	$3,556,322	$8,367,335	$14,624,009

Investments in real estate - 2017
Balance at beginning of period - 1/01/2017	$—	$—	$—	$—
Additions during period:
Acquisitions	2,432,570	—	—	2,432,570
Capitalized leasing commissions	121,017	—	—	121,017
Capitalized tenant improvements	146,765	—	—	146,765

Balance at end of period - 12-31-2017	$2,700,352	$—	$—	$2,700,352

Through and including                         , 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

GENERATION INCOME PROPERTIES, INC.

$

UP TO              SHARES OF COMMON STOCK

$             PER SHARE

PROSPECTUS

                    , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting discounts and commissions) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee		$1,947
FINRA filing fee
Printing and mailing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent fees
Miscellaneous

Total	$

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities

The Company has issued the following securities in the past three years that were not registered under the Securities Act:

•

On April 25, 2019, the Company raised $1,000,000 by issuing 200,000 Units with each Unit being comprised of one share of our common stock and one warrant to purchase one share of our common stock. Each Unit was sold for a price of $5.00 per Unit. The shares of our common stock and common warrants included in the Units, were offered together, but the securities included in the Units are issued separately.

•	On May 31, 2019, the Company issued 61,193 shares of our common stock to Maxim Partners, LLC as compensation for services unrelated to this offering.

•	On July 17, 2019, the board of directors granted 10,000 restricted shares to each of the two independent directors that will vest annually over 36 months.

•	On February 3, 2020, the board of directors granted 10,000 restricted shares to each of its two new independent directors that will vest annually over 36 months.

•	On February 3, 2020, the board of directors granted 25,000 restricted shares to its Chief Financial Officer that will vest annually over 36 months.

The issuance of the shares above was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 701 thereunder (solely with respect to the grant of restricted shares to officers and directors).

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We also expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits

(a) See page F-1 for an index of the financial statements that are being filed as part of this registration statement.

(b) A list of exhibits filed with this registration statement on Form S-11 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 37. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby further undertakes to send to each shareholder at least on an annual basis a detailed statement of any transactions with its affiliates or the Operating Partnership and its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its affiliates or the Operating Partnership and its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(e) The undersigned undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the undersigned’s affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 8-06 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

(f) The Company undertakes to file, after the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 8-06 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

EXHIBIT INDEX

The following exhibits are included in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement*

3.1	Articles of Amendment and Restatement of Generation Income Properties, Inc., incorporated by reference to Exhibit 2.1 of our Form 1-A/A filed on January 28, 2016

3.2	Bylaws of Generation Income Properties, Inc., incorporated by reference to Exhibit 2.2 of our Form 1-A filed on September 16, 2015

4.1	Second Amended and Restated Ownership Limit Waiver Agreement, incorporated by reference to Exhibit 3.5 of our Form 1-A POS filed on March 29, 2018

4.2	Form of Stock Certificate, incorporated by reference to Exhibit 3.3 of our Form 1-A filed on September 16, 2015

4.3	Amended and Restatement Agreement of Limited Partnership of Generation Income Properties, L.P., incorporated by reference to Exhibit 6.2 of our Form 1-A POS filed on March 29, 2018

5.1	Legal Opinion of Foley & Lardner LLP

8.1	Tax Matters Opinion of Foley & Lardner LLP

10.1	[Intentionally omitted.]

10.2	Purchase and Sale Agreement (Manteo, NC), dated August 24, 2018, incorporated by reference to Exhibit 6.1 of our Form 1-U filed on August 20, 2019

10.3	First Amendment to Purchase Agreement (Manteo, NC), dated November 21, 2018, incorporated by reference to Exhibit 6.2 of our Form 1-U filed on August 20, 2019

10.4	Loan Agreement dated April 4, 2018 by and among Generation Income Properties, Inc. and American Momentum Bank. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.4.1	First Amendment to Loan Agreement dated August 27, 2019 by and among Generation Income Properties, Inc. and American Momentum Bank. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.5	Loan Agreement dated December 20, 2018 by and among Generation Income Properties, Inc., as borrower, David E. Sobelman, as guarantor, and American Momentum Bank. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.6	Loan Agreement dated September 11, 2019 by and among Generation Income Properties, Inc., as borrower, David E. Sobelman, as guarantor, and American Momentum Bank. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.7	Note, Deed of Trust, Assignment of Leases and Rents, and Related Loan Documents Assignment, Assumption and Modification Agreement dated September 30, 2019 by and among Riverside Crossing, L.C., as original borrower, GIPVA 130 Corporate Blvd, LLC, as new borrower, Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union, and James B. Mears, as trustee. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.8	Commercial Loan Agreement dated September 30, 2019, between GIPVA 2510 Walmer Ave, LLC and Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.9	Limited Guaranty Agreement made by David E. Sobelman in favor of American Momentum Bank effective as of April 4, 2018 (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.10	Limited Guaranty Agreement made by David E. Sobelman in favor of American Momentum Bank effective as of December 20, 2018 (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.11	Limited Guaranty Agreement made by David E. Sobelman in favor of American Momentum Bank effective as of September 11, 2019 (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.12	Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September 30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.13	Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September 30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.14	Form of Director Indemnification Agreement (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).+

10.15	Form of Director Restricted Stock Award Agreement (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).+

10.16	Employment Agreement with David E. Sobelman (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-11 filed on December 26, 2019)+

10.17	Employment Agreement with Richard Russell (incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-11 filed on December 26, 2019)+

10.18	$1.9 Million Secured Non-Convertible Promissory Note dated December 16, 2019 (incorporated by reference to Exhibit 6.1 of Form 1-U filed on December 19, 2019)

10.19	Security Agreement dated December 16, 2019 related to $1.9 Million Secured Non-Convertible Promissory Note (incorporated by reference to Exhibit 6.2 of Form 1-U filed on December 19, 2019)

10.20	Redemption Agreement by and between GIPAL JV 15091 SW ALABAMA 20, LLC and TC Huntsville, LLC dated December 18, 2019 (incorporated by reference to Exhibit 6.3 of Form 1-U filed on December 19, 2019)

10.21	Form of Officer Indemnification Agreement (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).+

10.22	Form of Officer and Director Indemnification Agreement (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).+

10.23	Property Management Agreement between 3 Properties LLC and Generation Income Properties Inc. (Walmer Avenue and Corporate Boulevard Properties) (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.24	Property Management Agreement between 3 Properties LLC and Generation Income Properties Inc. (Cocoa Property) (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.25	Property Management Agreement between 3 Properties LLC and Generation Income Properties Inc. (DC/Tampa/Alabama Properties) (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.26	Loan Agreement dated as of February 11, 2020 by and among GIPFL 1300 S DALE MABRY, LLC, GIPDC 3707 14TH ST, LLC and GIPAL JV 15091 SW ALABAMA 20, LLC, as borrowers, and DBR Investments Co. Limited (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.27	Guaranty of Recourse Obligations dated as of February 11, 2020 made by David Sobelman and Generation Income Properties, L.P. for the benefit of DBR Investments Co. Limited (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

21.1	List of Subsidiaries

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included on signature page to registration statement)

99.1	Prior Performance Tables

99.2	Form of Lock-Up with Underwriter (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 15th day of June, 2020.

Generation Income Properties, Inc.

By:	/s/ David Sobelman
David Sobelman
President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ David Sobelman David Sobelman	President (Principal Executive Officer) and Chairman of the Board	June 15, 2020

/s/ Richard Russell Richard Russell	Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2020

/s/ Benjamin Adams Benjamin Adams	Director	June 15, 2020

/s/ Patrick Quilty Patrick Quilty	Director	June 15, 2020

/s/ Betsy Peck	Director	June 15, 2020
Betsy Peck

/s/ Stuart Eisenberg	Director	June 15, 2020
Stuart Eisenberg